As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-120942

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2 INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3949	95-2077125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Monte H. Baier

Vice President and General Counsel

K2 Inc.

2051 Palomar Airport Road

Carlsbad, California 92009

(760) 494-1000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With copies to:

Bradford P. Weirick

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

(213) 229-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant and the co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OTHER REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Numbers	I.R.S Employer Identification Number
BRASS EAGLE, LLC*	Delaware	3949	71-0578572
BRASS EAGLE CHALLENGE PARK, INC.*	Delaware	3949	71-0832122
BRASS EAGLE MISSISSIPPI, LLC*	Delaware	3949	00-0000000
EARTH PRODUCTS, INC.*	California	3949	33-0546485
EX OFFICIO LLC*	Delaware	3949	75-3154437
EX OFFICIO INTERNET COMPANY, LLC*	Delaware	3949	51-0525074
HILTON CORPORATE CASUALS, LLC*	Delaware	3949	48-1282858
J. DEBEER & SON, INC.*	Tennessee	3949	62-1130555
JT PROTECTIVE GEAR LLC*	Delaware	3949	00-0000000

JT USA LLC*	Delaware	3949	91-1753587
K2 BIKE, INC.*	Delaware	3949	05-0474100
K-2 CORPORATION*	Indiana	3949	35-1175329
K2 EYEWEAR, LLC*	Delaware	3949	20-0444154
K-2 INTERNATIONAL, INC.*	Indiana	3949	35-1272296
K2 LICENSING & PROMOTIONS, INC.*	Delaware	3949	33-0614889
K2 MERCHANDISING, INC.*	Delaware	3949	77-0615703
K2 SNOWSHOES, INC.*	Delaware	3949	57-1188875
KATIN, INC.*	Delaware	3949	95-4655818
MARKER USA, INC.*	Utah	3949	87-0360243
MARMOT MOUNTAIN, LLC*	Delaware	3949	73-1706851
MIKEN SPORTS, LLC*	Delaware	3949	04-3798778
MORROW SNOWBOARDS, INC.*	Delaware	3949	95-4759051
RAWLINGS SPORTING GOODS COMPANY*	Delaware	3949	43-1674348
RIDE, INC.*	Washington	3949	91-1571027
RIDE SNOWBOARD COMPANY*	Washington	3949	91-1698469
SATV, LLC*	Delaware	3949	00-0000000
SHAKESPEARE ALL STAR ACQUISITION LLC*	Delaware	3949	16-1700402
SHAKESPEARE COMPANY, LLC*	Delaware	3949	38-1022940
SHAKESPEARE CONDUCTIVE FIBERS, LLC*	Delaware	3949	00-0000000
SHAKESPEARE INDUSTRIES, INC.*	Delaware	3949	23-1497751
SITCA CORPORATION*	Washington	3949	91-0978656
SMCA, INC.*	Minnesota	3949	41-1495382
SOSPENDERS LLC*	Delaware	3949	00-0000000
SPORTS RECREATION COMPANY LTD.*	Nevada	3949	03-0475989
STEARNS INC.*	Minnesota	3949	39-1143613

2

VOLKL SPORT AMERICA CORP.*	New Hampshire	3949	02-0465241
WGP, LLC*	Delaware	3949	52-2441374
WORTH ACCESSORIES, INC.*	Tennessee	3949	62-0926888
WORTH BAT COMPANY, INC.*	Tennessee	3949	62-0818566
WORTH, LLC*	Delaware	3949	55-0846880

*	Address and phone number of the principal executive offices are the same as for K2 Inc.

3

PROSPECTUS

Exchange Offer by K2 Inc. For All Outstanding

7.375% Senior Notes Due July 1, 2014

For New

7.375% Senior Notes Due July 1, 2014

This exchange offer will expire at 5:00 p.m., New York City time,

on January 21, 2005, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

See the “Description of notes” section for more information about the new notes to be issued in this exchange offer.

The new notes involve substantial risks similar to those associated with the outstanding notes. See “ Risk factors” beginning on page 16 for a discussion of these risks.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated December 15, 2004.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

K2 Inc. is a Delaware corporation. Our principal executive offices are located at 2051 Palomar Airport Road, Carlsbad, California 92009 and our telephone number at that address is (760) 494-1000. Our website is located at www.K2inc.net. The information on our website is not part of this prospectus.

In this prospectus, unless the context requires otherwise, “K2 Inc.,” “K2,” “the Company,” “we,” “our,” and “us” refer to K2 Inc. and its consolidated subsidiaries, “Völkl” refers to Völkl Sports Holding AG, “Marker” refers to CT Sports Holding AG, “Marmot” refers to Marmot Mountain Ltd., “All-Cad” refers to All-Cad Manufacturing, Inc., “Brass Eagle” refers to Brass Eagle, Inc., “Fotoball” refers to Fotoball USA, Inc., “IPI” refers to IPI Innovations, Inc., “Miken” refers to Miken Composites LLC, “Rawlings” refers to Rawlings Sporting Goods Company, Inc., “Winterquest” refers to Winterquest LLC, “Worr” refers to Worr Game Products, Inc. and “Worth” refers to Worth, Inc.

Rawlings®, Worth®, Miken®, deBeer®, Gait™, Ten™, Hilton®, Shakespeare®, Pflueger®, Ugly Stik®, All Star™, Brass Eagle®, Viewloader®, Autococker®, Stearns®, Sospenders®, Mad Dog®, K2®, Volkl®, Ride®, Morrow®, 5150®, Liquid®, Velvet™, Recon™, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Holden™, Tubbs®, Atlas®, Little Bear®, JT®, Worr Games®, and Dana Designs®, are protected trademarks or registered trademarks of K2 or its subsidiaries in the United States and other countries worldwide. Olin® and Buzz Off™ are trademarks licensed to K2 or its subsidiaries from third parties.

Industry and market data

This prospectus includes and incorporates by reference market share and industry data and forecasts that we obtained from industry publications and internal company surveys. There can be no assurance as to the accuracy or completeness of information included in industry publications. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Our internal surveys and research have not been verified by any independent source. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus.

Forward-looking statements

This prospectus contains or may contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. K2 believes such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended, referred to herein as the Exchange Act. These statements represent expectations or beliefs of K2 concerning future events, many of which are outside K2’s control. They include, among other things, statements with respect to:

•	pro forma financial statements;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports, including baseball, softball, basketball and football;

•	winter sports, including skis, snowboards and snowshoes;

•	extreme wheel sports, including mountain bikes, in-line skates and skateboards;

•	fishing tackle markets;

•	active water sports and outdoor products markets; and

•	extreme sports, including paintball;

•	foreign exchange rate fluctuations;

•	expected levels of debt;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	projections of future financial performance;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning; and

•	future acquisitions, including the integration of businesses, and dispositions.

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “would” or similar expressions.

K2 cautions that these statements are further qualified by important factors, in addition to those under “Risk factors” in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions, including consumer demand;

•	product demand;

•	competitive pricing and products; and

•	other risks described in this prospectus and in K2’s filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus. K2 does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

Summary

The following summary highlights information contained elsewhere in this prospectus but does not contain all the information that may be important to you. Before making a decision with respect to this exchange offer, you should read this entire prospectus and the documents incorporated by reference herein. You should also carefully consider the information set forth under “Risk factors.” In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-looking statements.”

The company

We are a leading designer, manufacturer and distributor of branded sports equipment and other recreational products. We market our portfolio of owned brands on a worldwide basis across four platforms: Action Sports, Team Sports, Marine and Outdoor and Apparel and Footwear. Each of our platforms comprises leading market brands, including Rawlings, Worth, Shakespeare, Stearns, K2, Ride, Brass Eagle, Völkl, Marker and Marmot. Since January 1, 2003, we have acquired and successfully integrated sixteen businesses. Businesses we have acquired benefit from our broad distribution infrastructure and our established overseas manufacturing and sourcing capabilities.

On July 7, 2004, we acquired Völkl and Marker, leading ski and binding companies, respectively, and, on June 30, 2004, we acquired Marmot, a leading outerwear, technical apparel and equipment company. Our acquisitions of Völkl and Marker will add additional winter sports products to our Action Sports platform and, together with our existing product offerings, will solidify us as the number one ski and binding manufacturer and marketer in the U.S. and a leader in the world ski, ski binding and snowboard equipment markets. With our acquisition of Marmot, combined with our recent acquisition of Ex Officio, an innovative high-end travel, adventure and outdoor apparel business, we added a fourth platform—Apparel and Footwear. This platform now incorporates Hawk Adio skateboard shoes and Adio, Planet Earth and Holden skateboard and snowboard apparel. Our common stock is listed on the NYSE under the symbol “KTO.”

We have an extensive U.S. distribution network for sporting goods, which includes substantially all of the major large format sporting goods retailers, mass merchants, regional sporting goods retailers and discounters, buying groups and other retailers. Our distribution network includes over 15,000 retailers worldwide in approximately 100 countries. Our distribution channel includes the largest retailer of sports equipment, Wal-Mart. We source and produce a majority of our products at our low-cost, state-of-the-art manufacturing facilities in China, where we have been operating for over ten years. Our combined manufacturing facilities in China now total approximately 1.5 million square feet of factory space. We also currently have manufacturing facilities in ten locations in the U.S. and three locations in Europe.

Action sports

Our Action Sports platform includes winter, summer and other action sports products:

•	our winter offerings include K2 and Olin skis and accessories; K2, Ride, Liquid, Morrow and 5150 snowboard products and accessories; Atlas, TUBBS and Little Bear snowshoes and accessories; and, through the acquisitions of Völkl and Marker, Völkl skis and Marker bindings;

•	our summer offerings include K2 in-line skates, K2 mountain, BMX and road bikes and Dana Design backpacks; and

•	our other action sports offerings include Brass Eagle, JT, Worr Games and Viewloader paintball products and accessories.

Alpine skis and bindings. Based on 2003 volume, we are the largest supplier of alpine skis in the U.S. Our acquisition of Völkl further improves our position in the U.S. ski market and our acquisition of Marker has provided us with the leading market position in ski bindings. Based on 2003 sales, with the acquisitions of Völkl and Marker, we have approximately 34% and 41% market share for U.S. skis and bindings, respectively. Our K2 branded skis are sold in mid- and premium price points, and, through the acquisitions, we have added Völkl skis, which will continue to be sold at slightly higher price points than the skis already sold by us. In order to maintain the premium European brand image of Völkl products, we anticipate that most Völkl skis will continue to be manufactured at Völkl’s owned facilities in Germany. Recently, sales of integrated alpine ski and binding systems, or ski systems, have represented a growing trend of how alpine skis are sold in the U.S. and are how the majority of alpine skis are sold in Europe. As a result of its partnership with Marker, the largest selling binding manufacturer in the U.S., Völkl has increased its share of ski systems to 43% in the most recent season from 3% in 1999.

Snowboards and Accessories. We sell snowboards, accessories, boots, bindings and snowboard apparel under the K2, Ride, Morrow, 5150 and Liquid brands. Based on 2003 sales, we believe that K2 has the number one market position in the U.S. in snowboards sales and the second leading position worldwide in snowboard products. The consolidation that has occurred in the snowboard market over the past few years has resulted in a narrowing of the snowboard market to only four major manufacturers, including K2, and our market share based on 2003 sales accounts for approximately 32% of the total U.S. snowboard market and 35% of the total U.S. snowboard binding market. K2 and Ride snowboards are sold in mid- and premium price points, and Morrow, 5150 and Liquid brands address opening and mid-price points. In 2003, using technology from our other platforms, such as composite technology from our Ugly Stik fishing rods, and recent acquisitions, such as Velvet and Recon ski goggles, we introduced a line of ski poles, ski and snowboard goggles and ski goggle and helmet systems.

Summer Sports Products. We design, manufacture and distribute high quality in-line skates, full-suspension mountain bikes, front suspension mountain bikes, road bikes and BMX bikes and accessories under the K2 name in the U.S. and internationally. We believe that we have the number one market position worldwide in performance in-line skates based on 2003 sales. Our patented product line of in-line skates is designed for performance as well as superior comfort and support.

Paintball. We sell paintball markers, paintballs, goggle systems, refillable CO2 tanks, cleaning squeegees, paintball loaders and other paintball accessories under the Brass Eagle, JT, Viewloader and Worr Games brands. We offer all three primary classifications of paintball markers: pump action, semi-automatic and ultra high performance markers. We believe that we have the number one market position in worldwide sales of paintball products based on 2003 sales. In 2002, our brands represented over 30% of total U.S. market sales. Brass Eagle, JT and Worr Games sponsor professional paintball teams, which provide us with marketing advantages with paintball enthusiasts. We address all price points in this market, by selling Brass Eagle at opening and mid- price points, JT at mid- and premium price points, Worr Games at premium price points and Viewloader at all price points. With the acquisition of Worr, we launched a new product line of Worr Games markers in the Fall of 2004, which targets sales at mid-price points. This new product line utilizes our well-developed distribution channel, including sporting goods retailers, to sell additional Worr Games’ products, which enjoy a proprietary marketing advantage built upon its Autococker trademark.

Team sports

Our Team Sports platform includes a premier line of team sports equipment and accessories designed, manufactured and distributed principally under four brand names: Rawlings, Worth, Miken and deBeer. In addition, we market, license and promote souvenir and promotional products capitalizing on our team sports brands through K2 Licensing & Promotions.

Rawlings. Under the Rawlings brand name, we provide competitive team sports equipment; apparel and accessories for baseball, basketball, football, soccer and volleyball; and licensed Major League Baseball, Minor League Baseball, NCAA baseball and National Federation of State High School Association retail products. We believe that Rawlings is the number one U.S. manufacturer of baseballs and baseball gloves based on 2003 sales, and that Rawlings gloves are used by more Major League Baseball players than all other brands combined. Since 1977, we have been the exclusive supplier of baseballs to Major League Baseball, and, in 2003, we became the exclusive supplier of baseballs to Minor League Baseball and the official helmet supplier to Major League Baseball. Under the Rawlings brand, we sell 30 different models of basketballs in both the youth and adult markets. Rawlings introduced its patented Ten basketball, which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships. Our marketing efforts are supported by endorsements from several major professional athletes, including Álex Rodríguez, Randy Johnson, Tracy McGrady and Michael Vick.

Worth. With our Worth brand, we are a leading supplier of softball products with leading market positions in aluminum bats and softballs. Worth products are widely used across NCAA Division I fast pitch programs. The Worth softball is the official softball of all Canadian major associations and Worth softball bats are the official softball bats of the U.S. Specialty Sports Association. Since 1912, Worth has been a leader in softball technology and we believe it was the first company to introduce the first 100% aluminum bat, the first to introduce a graphite bat and one of the first to introduce a titanium bat.

Miken. With our recent acquisition of Miken, we now manufacture, design and distribute a leading line of high-performance composite softball bats under the Miken brand, including the “Freak”, which is one of the highest performing bats approved by U.S. major softball associations. Using proprietary technology, patents and customized equipment acquired from Miken, we plan to leverage our well-developed distribution channels to distribute composite softball and baseball bats using the Miken, Rawlings and Worth brands.

deBeer. The deBeer brand is a leading producer of women’s lacrosse equipment in the U.S. Under our deBeer brand, we design and sell lacrosse sticks, handles, gloves, protective gear, goalie equipment, equipment bags, accessories and apparel. Lacrosse is one of the fastest growing team sports in the U.S. and Canada. Retired lacrosse legend Paul Gait is now president of deBeer. This year we introduced a new innovative men’s product line under the brand name Gait by deBeer.

K2 Licensing & Promotions. In January 2004, we completed the acquisition of Fotoball USA, Inc., a premier sports and entertainment marketer and manufacturer, and subsequently changed its name to K2 Licensing & Promotions. Through this strategic acquisition, we intend to expand our marketing capabilities to become a leader in sports and entertainment souvenir and promotional products. We believe that we currently have a well-developed in-house licensing and promotions capability that will allow us to leverage our portfolio of premier brands to create additional sources of high margin revenue. In addition, we expect to expand our portfolio of co-branded products, which already include Barbie, Scooby-Doo and a number of Looney Tunes characters, to fishing kits and combos, chairs, tents and flotation vests and jackets.

Marine and outdoor

We design, manufacture and distribute a broad array of well-known lines of fishing equipment products and accessories under the brand names Shakespeare, Pflueger and Ugly Stik and other marine and outdoor products under the brand names Stearns and Mad Dog.

Shakespeare, Pflueger and Ugly Stik. We design, manufacture and distribute fishing rods, reels, fishing kits and combos, fishing accessories, marine radio antennas and monofilament line under the Shakespeare brand and fishing rods, reels and accessories under the Pflueger brand. Our Ugly Stik-branded fishing rods are the highest selling brand of fishing rods in the U.S. based on 2003 sales. Shakespeare and Ugly Stik products are sold at opening and mid-price points, and the Pflueger brand addresses a mid-price point. In July 2004, we launched a new premium fishing line under the Shakespeare brand.

Stearns, Sospenders and Mad Dog. We design, manufacture and distribute marine and outdoor equipment, including personal floatation devices, or “PFDs,” towables, inflatable kayaks, waders, rainwear and hunting accessories under the Stearns brand name. We are the principal supplier of PFDs to the U.S. Navy and U.S. Coast Guard, which are manufactured at our facility in Minnesota and sold under the brand names Stearns and Sospenders. Our consumer brand PFDs, manufactured at our facility in China, are the highest selling brand of PFDs in the U.S. based on 2003 sales. Under the brand name Mad Dog, a brand name that we launched in 1997, we sell waterproof, breathable hunting apparel and outerwear, backpacks, dry packs and a variety of hunting accessories in a wide selection of camouflage patterns.

Apparel and footwear

Following our acquisition of Marmot and Ex Officio, we created a new Apparel and Footwear platform consisting of our Marmot, Ex Officio, Adio, Hawk and Planet Earth lines.

Our Apparel and Footwear platform includes:

•	Marmot technical apparel and equipment outdoor apparel including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name;

•	Ex Officio outdoor and adventure travel apparel for men and women; and

•	Hawk and Adio skateboard shoes and Adio, Planet Earth and Holden skateboard and snowboard apparel.

Marmot. On June 30, 2004, we completed the acquisition of Marmot. Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. Marmot is the industry leader in premium-priced, high performance outdoor apparel and equipment. Marmot designs, manufactures, markets and distributes technical apparel and equipment including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name. Outdoor professionals and enthusiasts associate the Marmot brand with “best-in-class” high-performance, high-technology apparel and equipment. Marmot has been the gear of choice on thousands of the most challenging expeditions and pursuits, including numerous treks to the highest summits on all seven continents. Marmot has continued to strengthen its brand image by heavily investing in product development, which has produced a steady stream of new and innovative products.

Ex Officio. On May 12, 2004, K2 completed the acquisition of substantially all of the assets of the Ex Officio division of The Orvis Company, Inc. Ex Officio is a leader in the design and manufacture, sale and distribution of men and women’s apparel for the outdoor and adventure travel apparel for men and women. Ex Officio’s products are characterized by technical features, performance fabrics, and outdoor styles, and are used in a variety of activities including fishing, kayaking, trekking, exploring, and other leisure activities. Our Ex Officio products include the only EPA-approved line of insect-repellent clothing, which we sell in conjunction with Buzz Off brand insect repellent under a licensing agreement.

Skateboard Shoes and Apparel. We sell skateboard shoes under the Adio and Hawk brands. During 2003, net sales of our skateboard shoes and apparel grew over 88% to $30.6 million. The Hawk brand of shoes has been designed and introduced in cooperation with Tony Hawk, the best known professional skateboarder in the world. We also market and sell a line of skateboard apparel under the Adio and Planet Earth brands.

Investment highlights

Portfolio of leading, well established brands. Our product portfolio contains some of the most widely recognized brands in their respective market segments. We believe we have leading market positions with many of our branded products based on revenue or unit sales.

Product	Brand	Market	Ranking
Alpine skis	K2 and Völkl	U.S.	#1

Alpine ski bindings	Marker	U.S.	#1

Snowboards	K2, Ride, Liquid, Morrow and 5150	U.S.	#1

		Worldwide	#2

Snowboard bindings	K2, Ride, Liquid, Morrow and 5150	U.S.	#1

Snowshoes	TUBBS and Atlas	U.S.	#1 and #2

Performance in-line skates	K2	Worldwide	#1

Paintball products	Brass Eagle, JT, Viewloader and Worr Games	Worldwide	#1

Baseballs and gloves	Rawlings	U.S.	#1

Softballs	Worth	U.S.	#1

Fishing kits and combos	Shakespeare	U.S.	#1

Fishing rods	Shakespeare and Ugly Stik	U.S.	#1

PFDs	Stearns	U.S.	#1

Diversified product offering. The breadth of our product offering enables us to diversify the seasonality of our revenues across summer, winter, fall and spring seasons. Our products are further diversified by appealing to a wide customer base, which spans across team sports, individual sports and other recreational activities. We have multiple product lines that sell across different price points. This diversifies our customer base and expands our relationships with large sporting goods retailers, who prefer suppliers with broad product offerings. Additionally, we have expanded our product offerings through our research and development activities and product line extensions.

Platform and infrastructure in place for scalable growth. We have established our distribution infrastructure across the U.S. and have achieved production efficiency through our manufacturing facilities in China and other Asian sourcing capabilities. We believe that we are well positioned to take advantage of the trend toward retail consolidation, whereby retailers are seeking fewer suppliers who can offer a greater stability of supply. We believe that the combination of our low-cost manufacturing plants, extensive sourcing infrastructure, distribution network and growing merchandising efforts position us to continue to maintain and improve our market share across our product lines. In addition, we believe that this existing infrastructure will help us integrate the manufacturing and distribution capabilities of any companies that we acquire.

State-of-the-art off-shore production capabilities. We currently manufacture a majority of our products at our facilities in China. Our manufacturing and engineering teams are highly integrated, allowing us to use technological and cost-efficiency improvements achieved in one of our platforms across all applicable product lines. We will continue to seek opportunities to transfer more of our existing manufacturing activities and those of acquired businesses to our plants in China.

Proven and disciplined management team. We have a proven and disciplined management team that has substantial experience in operations, finance and acquisition integration. Richard Heckmann, our Chief Executive Officer, previously served as the Chief Executive Officer of U.S. Filter, a company at which he successfully executed over 250 acquisitions. Our senior management team has an average of over 20 years of relevant industry experience.

Our strategy

Continue to grow organically. In order to implement our strategy for growth, we have embarked upon a program to leverage our existing operations and to complement and diversify our product offerings within the sporting goods and recreational product industries. We intend to continue to achieve internal growth by continuing to improve operating efficiencies, by extending our product offerings through new product launches surrounding our core brands and by maximizing our extensive distribution channels. We continuously seek co-branding opportunities and extensions of technological innovations across our platforms. For example, in 2003, we used our proprietary fishing pole technology for the launch of a new line of ski poles. As part of our growth strategy, we have recently introduced a merchandising services program with sporting goods retailers and we believe we are one of the few providers of these services.

Seek strategic acquisitions. We will continue to seek strategic acquisitions of other sporting goods companies with well-established brands that will fit into our existing distribution channels. We believe that the growing influence of large-format sporting goods retailers and retailer buying groups, as well as the consolidation of certain sporting goods retailers worldwide, is leading to a concentration of sporting goods suppliers. We also believe that the most successful sporting goods suppliers will be those with greater financial and other resources. In the sixteen acquisitions we have completed since January 1, 2003, stock accounted for approximately 44% of the total consideration paid. We intend to continue to finance our acquisitions using a combination of cash and stock in the future.

Leverage our low-cost manufacturing and sourcing infrastructure in Asia. We will continue to pursue opportunities to transfer the manufacturing of our products, as well as those of companies that we acquire, to our facilities in China and to source finished goods through our established Asian infrastructure. Our foreign manufacturing and sourcing capabilities provide us with significant cost savings and enable us to enhance our profitability.

Expand internationally. We intend to continue to expand our product offerings and existing distribution channels to market and sell our products in new geographic markets. As team sports and action sports continue to grow in countries outside of the U.S., we will seek opportunities to introduce our Team Sports and Action Sports product lines in international markets where we believe there are attractive growth opportunities. In addition, with the acquisitions of Völkl and Marker, we will strengthen our European distribution capabilities and we intend to leverage these additional distribution relationships to market our entire product portfolio.

Expand demographic reach to women—a growing market. In 2002, 42% of all high school athletes were female, representing a 48% increase since 1991. Over the same period, the number of women in college championship sports increased 66%. We intend to continue to innovate and design products for the women’s market in order to capitalize on this trend. For example, softball, lacrosse and snowshoeing are growth areas in particular for women, and we design, manufacture and distribute products to meet this growth opportunity. Additionally, we pioneered women’s skis with our T9 series that has been designed by women for women.

The industry

According to industry data, manufacturers’ sales of sporting goods, including sports equipment, sports apparel and athletic footwear, were $49.8 billion in 2003, essentially unchanged from 2002. The sports equipment segment is estimated to have increased to $17.7 billion in 2003, an increase of 1.1% from the prior year.

The industry is currently characterized by a number of overall trends, including:

Consolidation—The sporting goods industry is highly fragmented. According to industry data, the top 25 suppliers of sports equipment accounted for 29.6% of total sales in 2003. The industry is expected to continue to consolidate as smaller industry participants will need access to major retail channels and improved economies of scale in manufacturing and distribution in order to succeed.

Retailer/supplier relationships—Major retailers have demonstrated a desire for greater certainty of supply and customer support from fewer suppliers. They have also grown increasingly more demanding of suppliers in terms of supply chain management, inventory control, joint-promotional activities, and in-store merchandising, such as product display and other category management roles. While this does result in some increased costs, it also provides suppliers with better access to sales data and to the retailer purchasing decision process.

Increased participation by women—Reports from youth sports organizations and the nation’s high schools indicate that participation in organized team sports is growing. According to industry data, much of the growth in organized team sports has resulted from increased participation from women. In 1990, women represented 35% of all high school varsity athletes; in 2002 women represented 42%.

Technological advances and innovation—The ability to innovate in terms of product technology and other performance enhancing features has been a key driver of success in the sporting goods market, particularly in the apparel segment. We believe this trend will continue and that significant growth will be derived from high-tech performance apparel, which uses mircrofiber technologies to meet the needs of consumers under harsh or high-stress conditions.

Recent transactions

We completed a series of transactions relating to our acquisitions of Völkl and Marker, our acquisition of Marmot and the repayment of certain outstanding indebtedness. We refer to these transactions, together with the offering of notes subject to this exchange offer, our recent common stock offering and the other financing arrangements described below, as the Transactions.

Acquisitions

On June 30, 2004, we completed the acquisition of Marmot. Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. The purchase price was approximately $85.1 million (excluding merger costs of approximately $3.3 million) plus the repayment of permanent and seasonal working capital debt. The transaction consideration consisted of $38.2 million in cash, the issuance of 2,840,123 shares of our common stock and the assumption of debt.

On July 7, 2004, we completed the acquisitions of Völkl and Marker. Founded in 1889, Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker was founded in 1952, and has gained worldwide recognition for its patented ski-bindings. The purchase price was approximately $97.5 million (excluding merger costs of approximately $3.7 million) plus the assumption of seasonal working capital debt. The transaction consideration consisted of $68.6 million in cash, the issuance of 1,821,073 shares of K2 Inc. common stock and the assumption of debt.

Since July 2004, we have completed the acquisitions of substantially all of the assets of Miken and of the Sospenders division of Watermark Paddlesports, Inc. The transaction consideration for each of these transactions consisted of cash.

Financing and equity activities

On July 1, 2004, we entered into an amended and restated credit facility, which we refer to as the Facility. Many of the terms and conditions of the Facility remain unchanged from our prior credit facility, however, under the Facility, the amount of the revolving aggregate commitment from the banks increased to $250 million (and may be increased to $350 million under certain conditions), the expiration date was extended to July 1, 2009, the limit for letters of credit increased to $100 million, the interest rate grid reflected more favorable terms and certain covenants were modified. The Facility’s covenants include requirements that K2 maintain a minimum debt service coverage ratio, as well as limiting annual capital expenditures, indebtedness, dividends and certain investment activities.

In July 2004, we completed the sale of 6.4 million shares of our common stock at $15.50 per share. The net proceeds to us from the offering were approximately $93.7 million and were used to repay borrowings under the Facility.

On July 1, 2004, we completed the sale of $200 million in 7.375% senior, unsecured notes due July 1, 2014, the outstanding notes subject to this exchange offer. Interest is payable semi-annually on July 1 and January 1, commencing January 1, 2005. The outstanding notes are redeemable by us in whole or in part at our option at any time prior to July 1, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a make-whole premium as defined in the indenture. Thereafter, we may redeem all or a portion of the notes at the redemption prices set forth in the indenture. The outstanding notes include various incurrence covenants, including limitations on indebtedness, restricted payments and sales of assets.

The net cash proceeds from the offering of the outstanding notes were approximately $194.5 million. A portion of the net cash proceeds were used to fund the Völkl and Marker acquisitions and to repay all of the borrowings outstanding under our Facility. The remaining cash proceeds were used for working capital and general corporate purposes, including acquisitions.

For more information about the Facility and certain Völkl and Marker bank facilities, see “Description of other indebtedness—Revolving credit facilities.”

For additional information concerning the Transactions and their effects, see “Use of proceeds,” “Capitalization” and “Description of other indebtedness.”

The exchange offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “The exchange offer.”

Notes offered	$200.0 million aggregate principal amount of new 7.375% senior notes due July 1, 2014, all of which will have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes	$200.0 million aggregate principal amount of 7.375% senior notes due July 1, 2014, all of which were issued on July 1, 2004.

The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described in the section entitled “The exchange offer.”

Tenders; Expiration date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on January 21, 2005, which is 20 business days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The exchange offer — Terms of the exchange offer” for a more complete description of the tender and withdrawal provisions.

Guaranteed Delivery	If a holder of outstanding notes desires to tender notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by guaranteed delivery. See “The exchange offer — Guaranteed delivery procedures” for a complete description of tender by guaranteed delivery.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	U.S. Bank, National Association

Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•      acquire the new notes issued in the exchange offer in the ordinary course of your business;

•      are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

•      are not our “affiliate” as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Registration rights; Liquidated damages	We are obligated to cause the registration statement filed in connection with this prospectus to be declared effective and we and the subsidiary guarantors will use our reasonable best efforts to cause the exchange offer to be completed within 225 days after the issuance of the outstanding notes. Under certain circumstances, we may be required to file a shelf registration statement for the notes registering the resale of the notes. You will be entitled to the payment of additional interest if we do not comply with these obligations within the specified time periods.

The notes

The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

The following summary contains basic information about the notes and is not intended to be complete. For a more detailed description of the terms and conditions of the new notes, please refer to the section entitled “Description of notes.”

The issuer	K2 Inc.

Securities offered	$200.0 million aggregate principal amount of 7.375 senior notes due 2014.

Maturity date	July 1, 2014.

Interest rate	7.375% per year.

Interest payment dates	July 1 and January 1 of each year, beginning on January 1, 2005.

Optional redemption

The notes will be redeemable at our option, in whole or in part, at any time prior to July 1, 2009, at a price equal to 100% of the principal amount plus accrued and unpaid interest, plus a “make-whole” premium. At any time after July 1, 2009, we may redeem the notes in whole or in part at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to July 1, 2007 we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of one or more public offerings of our common stock at a redemption price of 107.375% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption. See “Description of notes —Optional redemption.”

Change of control offer	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any.

Guarantees	The notes will be guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that guarantee (or are otherwise obligors with respect to) other indebtedness of K2 Inc. The guarantees will be senior unsecured indebtedness of our subsidiary guarantors. Substantially all of our current domestic subsidiaries will guarantee the notes.

Security	The notes will be unsecured.

Ranking

The notes and the guarantees will be senior unsecured debt obligations and:

•      will rank equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness;

•      will be effectively junior to existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness;

•      will be structurally subordinated to all of the existing and future liabilities (including trade payables) of any current or future subsidiaries that do not guarantee the notes; and

•      will be senior in right of payment to any future subordinated indebtedness.

As of September 30, 2004, we had $383.2 million of total indebtedness outstanding, of which $70.8 million was secured indebtedness. At September 30, 2004 approximately $181.8 million of secured indebtedness was available to borrow under the Facility.

In addition, the notes will be effectively subordinated to the existing and future liabilities, including trade payables, of our non-guarantor subsidiaries. As of September 30, 2004 the non-guarantor subsidiaries had $189.5 million of total indebtedness, including trade payables.

Covenants

We will issue the notes under an indenture with U.S. Bank, National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•      incur additional debt and guarantees;

•      pay distributions or dividends and repurchase our stock;

•      make other restricted payments, including, without limitation, certain restricted investments;

•      create liens;

•      enter into sale and leaseback transactions;

•      enter into agreements that restrict dividends from subsidiaries;

•      sell or otherwise dispose of assets, including capital stock of subsidiaries;

•      engage in transactions with affiliates;

•      enter into mergers, consolidations or sales of substantially all of our assets; and

•      enter into new lines of business.

These restrictions are subject to a number of exceptions. See “Description of notes.” Many of these covenants will be suspended before the notes mature if the specified rating agencies both assign the notes investment grade ratings in the future and no event of default exists under the indenture. However, if the notes are subsequently downgraded from an investment grade rating, the covenants will be reinstated. See “Description of notes—Certain covenants—Effectiveness of covenants.”

Mandatory offers to purchase

In connection with certain asset dispositions, we may be required to use the proceeds from those asset dispositions to:

•      repay senior indebtedness;

•      make acquisitions or invest in additional assets; and/or

•      make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days to repay indebtedness, other than subordinated indebtedness, or to make acquisitions or invest in additional assets.

Risk factors

Investing in the notes involves risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk factors” for an explanation of the material risks involved with an investment in the notes.

Summary historical financial data

The summary consolidated financial data set forth below of K2 should be read in conjunction with “Unaudited pro forma condensed combined financial data,” “Selected consolidated historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and the historical financial statements of K2, Völkl and Marker and accompanying notes incorporated by reference herein. We derived the historical summary consolidated financial data for the years ended December 31, 2001, 2002 and 2003 from our consolidated financial statements which have been audited by Ernst & Young LLP and which have been incorporated by reference in this prospectus. The historical results presented are not necessarily indicative of future results.

The accompanying unaudited interim information for K2 as of and for the nine months ended September 30, 2003 and 2004 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals necessary for a fair presentation, are included. The results of operations for the nine months ended September 30, 2004 for K2 may not indicate the results for the full fiscal year.

	Year Ended December 31					Nine Months Ended September 30
	2003	2002	2001 (a)	2000	1999 (b)	2004	2003
	(Thousands, except per share figures)
Statement of Operations Data:
Net sales	$718,539	$582,159	$589,519	$665,562	$640,461	$861,811	$524,754
Cost of products sold (c)	498,620	411,620	429,338	462,242	462,033	578,627	362,524

Gross profit	219,919	170,539	160,181	203,320	178,428	283,184	162,230
Selling expenses	116,509	86,394	103,688	108,274	101,130	140,349	83,114
General and administrative expenses (c)	61,759	48,393	43,028	42,952	40,341	76,925	48,105
Research and development expenses	9,599	8,469	12,184	13,271	12,113	6,370	4,408

Operating income	32,052	27,283	1,281	38,823	24,844	59,540	26,603
Interest expense	9,950	8,966	13,631	14,814	12,741	13,811	7,248
Debt extinguishment costs (d)	6,745	—	—	—	—	—	6,745
Other income, net (e)	(2,218)	(253)	(375)	(191)	(413)	(604)	(1,654)

Income (loss) from continuing operations before provision (credit) for income taxes	17,575	18,570	(11,975)	24,200	12,516	46,333	14,264
Provision (credit) for income taxes	6,151	6,500	(4,271)	7,502	4,005	16,217	4,992

Income (loss) from continuing operations	11,424	12,070	(7,704)	16,698	8,511	30,116	9,272
Discontinued operations, net of taxes	—	—	—	(119)	1,332	—	—

Net Income (loss)	$11,424	$12,070	$(7,704)	$16,579	$9,843	$30,116	$9,272

Basic earnings (loss) per share of Common Stock:
Continuing operations	$0.46	$0.67	$(0.43)	$0.93	$0.50	$0.78	$0.39
Discontinued operations	—	—	—	(0.01)	0.08	—	—

Net income (loss)	$0.46	$0.67	$(0.43)	$0.92	$0.58	$0.78	$0.39

Diluted earnings (loss) per share of Common Stock:
Continuing operations	$0.44	$0.67	$(0.43)	$0.93	$0.50	$0.69	$0.38
Discontinued operations	—	—	—	(0.01)	0.08	—	—

Net income (loss)	$0.44	$0.67	$(0.43)	$0.92	$0.58	$0.69	$0.38

Dividends:
Cash - per share of Common Stock	$—	$—	$—	$—	$0.11	$—	$—
Basic shares outstanding of Common Stock	24,958	17,941	17,940	17,949	16,880	38,753	23,576
Diluted shares outstanding of Common Stock (f)	28,750	17,994	17,940	18,040	16,883	47,503	26,623
Balance Sheet Data: (g)
Total current assets	$536,322	$323,924	$307,175	$305,132	$345,809	$736,994	$443,171
Total assets	871,871	438,410	423,400	424,110	491,442	1,344,040	659,778
Total current liabilities	254,761	115,302	99,422	121,742	162,187	307,851	150,710
Long-term obligations	133,261	73,007	97,828	69,836	107,280	316,511	133,030
Total debt plus off-balance sheet financing facility (h)	216,138	96,120	160,557	173,292	219,083	383,172	147,813
Shareholders’ equity	434,040	231,296	214,657	227,248	218,520	666,336	344,533

(a)	Operating income and net loss include downsizing costs totaling $18,000 ($11,700 net of taxes) of which $15,650 was charged to cost of goods sold and $2,350 was charged to general and administrative expenses.

(b)	Gross profit, operating income, income from continuing operations and net income include restructuring costs totaling $6,500 ($4,420 net of taxes) and downsizing costs totaling $4,000 ($2,720 net of taxes) .

(c)	For 2001, cost of products sold includes a $15,650 charge and general and administrative expenses includes a $2,350 charge, both recorded in the third quarter for certain downsizing and restructuring activities. For 1999, cost of products sold includes a $10,500 charge recorded in the fourth quarter.

(d)	For 2003, amount includes $4.7 million of a make-whole premium and $2.0 million for the write-off of capitalized debt costs.

(e)	For 2003, other income includes a $2.2 million gain related to the sale of the composite utility and decorative light poles product lines.

(f)	For 2003 and 2004, diluted shares of Common Stock outstanding include the dilutive impact of stock options and warrants and the assumed conversion of convertible subordinated debentures.

(g)	For 2003 and 2004, the increase in balance sheet data, including total current assets, total assets, total current liabilities, long-term obligations, total debt plus off-balance sheet financing facility and shareholders’ equity was primarily attributable to K2’s acquisition activities during 2003 and 2004.

(h)	Years 2001, 2000 and 1999 include debt related to an accounts receivable securitization facility that qualified for off-balance sheet treatment.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited selected pro forma financial data combines K2’s historical results for the nine months ended September 30, 2004 and twelve months ended December 31, 2003, with the historical results of Rawlings for the three months ended March 31, 2003, the historical results of Brass Eagle for the eleven months ended November 30, 2003 and the historical results of Völkl and Marker for the twelve months ended March 31, 2004 and six months ended June 30, 2004 as if each respective merger or acquisition had occurred as of January 1, 2003. The following selected unaudited pro forma financial data has been derived from, and should be read in conjunction with, the “Unaudited pro forma condensed combined financial information” and related notes included in this prospectus, beginning on page 33. You should not rely on these selected unaudited pro forma condensed financial data as being indicative of the historical results that would have occurred had K2, Rawlings, Brass Eagle and Völkl and Marker been combined during these time periods or the future results that may be achieved after each respective acquisition.

	For the Nine Months Ended September 30, 2004	For the Year Ended December 31, 2003
	In Thousands, except per share figures
Income Statement Data
Net sales	$900,366	$1,041,316
Cost of sales	601,404	696,856
Gross profit	298,962	344,460,
Income before provision for income taxes	28,574	27,819
Provision for income taxes	10,001	9,737
Net income	18,573	18,082
Per Common Share Data
Basic net income per share	$0.42	$0.45
Diluted net income per share	0.40	0.45
Dividends declared	—	—

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes the per share information for K2 on an historical basis and on an unaudited pro-forma combined basis. The historical per share information for K2 is reflective of the additional shares of common stock related to the merger between K2 and Rawlings which was completed on March 26, 2003, the merger between K2 and Brass Eagle which was completed on December 8, 2003, the acquisitions of Völkl and Marker which were completed on July 7, 2004 and K2’s equity offering completed in July 2004, and includes the earnings of Rawlings, Brass Eagle and Völkl and Marker as each merger or acquisition had occurred at the beginning of each period.

The historical book value per common share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The historical number of shares at September 30, 2004 for K2 reflects the number of shares of common stock issued in connection with the Rawlings and Brass Eagle mergers, the Völkl and Marker acquisitions and K2’s equity offering. The historical number of shares at December 31, 2003 for K2 reflects the number of shares of common stock issued in connection with the Rawlings and Brass Eagle mergers.

K2 expects to incur merger and integration charges as a result of combining K2 and Völkl and Marker. K2 also anticipates that the combined company will realize financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had K2, Rawlings, Brass Eagle, Völkl and Marker actually been combined during the periods presented.

The information in the following table is based on, and should be read together with, the K2, Rawlings, Brass Eagle, Völkl and Marker historical financial information contained in prior Securities and Exchange Commission filings and the “Unaudited pro forma condensed combined financial information” beginning on page 33.

Unaudited Comparative Per Share Data of K2

	For the nine months ended September 30, 2004	For the year ended December 31, 2003
Historical K2 Inc.
Net income per common share – basic	$0.78	$0.46
Net income per common share – diluted	$0.69	$0.44
Dividends declared per share	—	—
Book value per common share at period end	$14.06	$12.71
Pro forma combined per K2 Inc. share:
Basic net income per common share	$0.42	$0.45
Diluted net income per common share	$0.40	$0.45
Dividends declared per share	—	—

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

K2 common stock is listed on the New York Stock Exchange under the ticker symbols of “KTO”. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of K2 common stock as reported on the New York Stock Exchange.

During the periods covered by the following table, K2 did not pay any dividends. K2’s credit facilities currently limit the payment of cash dividends or stock repurchases by K2.

	K2 Common Stock
	High	Low
2001
March 31	$9.75	$7.75
June 30	$11.43	$7.80
September 30	$11.99	$5.40
December 31	$8.74	$5.31
2002
March 31	$7.60	$6.32
June 30	$10.25	$6.55
September 30	$10.00	$7.50
December 31	$11.01	$6.40
2003
March 31	$10.06	$7.72
June 30	$12.75	$7.45
September 30	$18.09	$12.30
December 31	$18.15	$13.43
2004
March 31	$18.50	$15.13
June 30	$16.92	$13.60
September 30	$15.23	$12.74

Risk factors

The outstanding notes and new notes are subject to a number of risks. You should carefully consider the following risk factors in evaluating this investment. Any of the following risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause investors to lose all or part of their investment.

Risks related to our business

K2’s strategic plan, involving growth through the acquisition of other companies, may not succeed.

K2’s strategic plan involves rapid growth through the acquisition of other companies. Such growth involves a number of risks, including:

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	the dilution of existing stockholders and convertible note holders due to the issuance of equity securities, utilization of cash reserves, or incurrence of debt in order to fund the acquisitions;

•	the potentially substantial transaction costs associated with acquisitions; and

•	the difficulties related to assimilating the products, personnel and systems of an acquired business and to integrating distribution and other operational capabilities.

Current and future financings may place a significant debt burden on K2.

We have incurred substantial indebtedness. As of September 30, 2004, we had $383.2 million of outstanding debt, including $9.2 million of borrowings under our existing $250.0 million revolving credit facility, a $20 million term loan and outstanding convertible debentures of $100.0 million in the aggregate and $200.0 million outstanding in senior notes. In addition, as of September 30, 2004, we had available borrowings under our revolving credit facility of $181.8 million. Our substantial indebtedness, as well as potential future financings, could, among other things:

•	adversely affect K2’s ability to expand its business, market its products and make investments and capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of K2 to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

K2 faces intense competition and potential competition from companies with greater resources, and if it is unable to compete effectively with these companies, its business could be harmed.

The markets for sporting goods and recreational products in which K2 competes are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. In addition, many of K2’s competitors offer sports and recreational equipment not currently sold by K2 and may be able to leverage these broader product offerings to adversely affect K2’s competitive market position. Further, there are no significant technological or capital barriers to entry into the markets for many of our sporting goods and recreational products. The sales of leisure products are also affected by changes in the economy and consumer tastes, and sporting goods and recreational products face competition from other leisure activities.

K2’s marine and outdoor products are, in most instances, subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Many of our marine and outdoor competitors have greater financial and other resources than K2.

Certain K2 businesses are highly seasonal.

Certain K2 businesses are highly seasonal. Historically, certain of K2’s businesses, such as baseball and softball, skis and snowboards, bikes, in-line skates, fishing tackle and water sports products have experienced seasonal swings in their businesses depending on their respective products. This seasonality impacts K2’s working capital requirements and hence overall financing needs. In addition, K2’s borrowing capacity under the revolving credit facility is impacted by the seasonal change in receivables and inventory.

Purchasing decisions made by a small number of large format sporting goods retailers can have a significant impact on K2’s results.

Although the sporting goods manufacturing industry is highly fragmented, many of the retail customers that purchase sporting goods are highly concentrated. Large format sporting goods retailers are important to K2’s results of operations, and Wal-Mart accounted for over 10% of K2’s net sales for the twelve months ended December 31, 2003. Due to their size, these retailers may demand better prices and terms from K2, and these demands may have an adverse impact on K2’s margins. In addition, if any of these large format sporting goods retailers were to decide to materially reduce the amounts or types of K2 products that they purchase, such decision would have a material adverse impact on K2’s business.

K2’s failure to keep pace with rapid change in marketing strategies, product design, styles and tastes could harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. We may not be able to successfully develop new products to address new or shifting consumer demand. An unexpected change in consumer tastes or product demand could seriously harm K2’s business. K2’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

The demand for our products may not remain constant. The sales of leisure products are affected by changes in the economy and consumer tastes, both of which are difficult to predict. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, declining consumer confidence and significant declines in the stock market, could lead to a further reduction in discretionary spending for our consumer products.

The weak financial conditions of some of K2’s customers may adversely impact K2’s business.

A large portion of K2’s sales are to sporting goods retailers. Many of K2’s smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase K2 products, or could lead retailers to request credit terms that would adversely affect K2’s cash flow and involve significant risks of nonpayment.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of K2 to fluctuate from quarter to quarter. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, purchasers of the notes should not view K2’s historical results of operations as reliable indications of its future performance.

K2 may not be able to attract or retain the management employees necessary to remain competitive in its industry; the loss of one or more of K2’s key personnel, including Mr. Richard J. Heckmann, Chairman and Chief Executive Officer of K2, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

K2’s continued success depends on the retention, recruitment and continued contributions of K2’s key management, finance, marketing and staff personnel, many of whom would be difficult or impossible to replace. The competition for qualified personnel is intense. We may not be able to retain our current personnel or recruit the key personnel we require. Specifically, Mr. Richard J. Heckmann, K2’s Chairman and Chief Executive Officer, has been fundamental to developing K2’s growth strategy and, without his services, K2’s implementation of its growth strategy might fail. In addition, K2 does not have employment agreements with most members of its senior management team. The loss of services of members of K2’s key personnel, including Mr. Heckmann, could have a material adverse effect on K2’s business, financial condition, results of operations and prospects.

International operations, unfavorable political developments and weak foreign economies may seriously harm K2’s financial condition.

K2’s business is dependent on international trade, both for sales of finished goods and low-cost manufacturing and sourcing of products. K2’s three principal markets are North America, Europe and Asia. K2’s revenues from international operations were approximately 28% and 24% of K2’s sales for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. K2 expects that its revenues from international operations will continue to account for a significant portion of its total revenues. Any political developments adversely affecting trade with Europe or Asia could severely impact K2 results of operations. K2’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of trade restrictions;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

In addition, K2 will continue to outsource a number of its supply contracts to entities in foreign nations and will continue to be highly reliant on overseas manufacturing. Specifically, K2 maintains significant manufacturing capacity in China and Costa Rica. Political or economic developments adversely affecting the operation of these facilities could result in late deliveries, lower sales and earnings, and unanticipated costs.

Changes in currency exchange rates could affect K2’s revenues.

A significant portion of K2’s production and approximately 24% and 21% of K2’s sales for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, are denominated in foreign currencies and are subject to exchange rate fluctuation risk. Although K2 engages in some hedging activities to reduce foreign exchange transaction risk, changes in the exchange rates between the U.S. dollar and the currencies of Europe and Asia could make K2 products less competitive in foreign markets, and could reduce the sales and earnings represented by foreign currencies. Additionally, such fluctuation could result in an increase in cost of products sold in foreign markets reducing margins and earnings.

Acts of war or terrorism may have an adverse effect on K2’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically on K2’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact K2’s ability to consummate future debt or equity financings and negatively affect K2’s ability to manufacture, source and deliver low-cost goods in a timely manner.

K2 is subject to and may incur liabilities under various environmental laws and regulations.

K2 is subject to federal, state, local and foreign laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of and exposure to hazardous substances. In that regard, K2 has been and could be subject to claims and inquiries related to alleged substances in K2’s products that may be subject to notice requirements or exposure limitations, particularly in California, which may result in fines and penalties. K2 is also subject to laws and regulations that impose liability for cost and damages resulting from past disposals or other releases of hazardous substances. For example, K2 may incur liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and similar laws, some of which impose strict, and in some cases, joint and several, liability for the cleanup of contamination resulting from past disposals of waste, including disposal at off-site locations. K2 is currently aware of one matter involving off-site waste disposal liability in South Carolina and another matter involving an offsite waste disposal facility in Michigan. K2 has accrued approximately $802,000 as of September 30, 2004 and $980,000 at December 31, 2003 for environmental matters, most of which is dedicated to the South Carolina matter. In addition, K2 has acquired and intends to continue to acquire pre-existing businesses, such as Rawlings, Völkl, Marker and Marmot, that have historical and ongoing operations, and K2 has limited information about the environmental condition of the properties of such companies. It is possible that soil and groundwater contamination may exist on these or other of K2’s properties resulting from current or former operations. Although K2 is not aware of any issues arising under current environmental laws that would be reasonably likely to have a material adverse effect on K2’s business, financial condition or results of operations, such matters may have such an impact.

The spread of Severe Acute Respiratory Syndrome may have a material adverse effect on K2’s manufacturing facilities in China and K2’s operations generally.

Severe Acute Respiratory Syndrome, or SARS, is a disease that was first reported in November 2002 in the southern Chinese province of Guangdong, which is the province in which K2’s Chinese manufacturing facility is located, the city of Hanoi, Vietnam, and Hong Kong. SARS subsequently spread to other parts of the world and continues to pose a health risk. In 2003, the outbreak of SARS curtailed travel to and from certain countries for a period of time, and there can be no assurances that SARS will not spread in 2004 or beyond. SARS could have a material adverse impact on K2’s manufacturing facilities in China and sourcing infrastructure in Asia, and the significant spread of SARS beyond Asia could have an adverse impact on all of K2’s operations.

Unfavorable weather can adversely affect K2’s sales.

Sales of K2’s recreational products are strongly influenced by the weather. For example, poor snow conditions in the winter or summer conditions unfavorable to outdoor sports can adversely affect sales of important K2 products.

Risks relating to the notes

Our significant debt obligations could limit our flexibility in managing our business and expose us to certain risks.

We are highly leveraged. As of September 30, 2004, we had $382.2 million of indebtedness outstanding and the ability to borrow $181.8 million additional secured indebtedness under our amended and restated Facility. In addition, we will be permitted under our amended and restated Facility, the existing convertible debentures and the indenture governing the notes to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences to you, including the following:

•	we may have difficulty satisfying our obligations under the notes or other indebtedness and, if we fail to comply with these requirements, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable than our competitors to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may incur additional indebtedness. This could further exacerbate the risks described above.

Subject to restrictions in the indenture governing the notes, our Facility and certain of the convertible debentures, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our existing Facility subject to certain limitations, and expect to have the ability to borrow additional funds under the amended and restated Facility.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make scheduled payments on, or to refinance our obligations with respect to, our indebtedness, including the notes, will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory and other factors beyond our control. Our business may not generate sufficient cash flow from operations and future sources of capital may not be available to us in an amount sufficient to enable us to service our indebtedness, including the notes or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

The notes will be effectively subordinated to our and the guarantors’ indebtedness under our credit facility to the extent of the value of the property securing such indebtedness.

Our Facility is secured by all of our and each guarantor’s assets. The notes and the guarantees will be effectively subordinated to our and the guarantors’ indebtedness under our existing Facility to the extent of the value of the inventory, accounts receivable, other property and the proceeds therefrom that secure that indebtedness. The effect of this collateral security is that upon a default in payment on, or the acceleration of, any indebtedness under our Facility, or in the event of our, or any guarantor’s, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of such property will be available to pay obligations on the notes only after all indebtedness under our Facility has been paid in full.

Not all of our subsidiaries are guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

Many, but not all, of our direct and indirect subsidiaries will guarantee the notes. In particular, none of our foreign subsidiaries, including Völkl or Marker, will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. As of September 30, 2004, these notes were effectively subordinated to $189.5 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries, including bank indebtedness of Völkl and Marker outstanding as of September 30, 2004. The non-guarantor subsidiaries generated 36.3% of our sales and generated operating income of $24.4 million for the nine months ended September 30, 2004. The non-guarantor subsidiaries held 30.1% of our consolidated total assets at September 30, 2004 and comprised 35.3% of our consolidated total liabilities.

Restrictive covenants in our Facility and the indenture governing the notes offered hereby may restrict our ability to pursue our business strategies.

Our Facility and the indenture governing the notes offered hereby limit our ability, among other things, to:

•	incur additional debt and guarantees;

•	pay dividends and repurchase our stock;

•	make other restricted payments, including without limitation, certain restricted investments;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into transactions with our affiliates;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into new lines of businesses.

In addition, our Facility includes other more restrictive covenants than the indenture governing the notes, and prohibits us from voluntarily prepaying our other indebtedness, including the notes, while indebtedness under our Facility is outstanding. The agreement governing our Facility also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. In addition, certain of our convertible debentures limit our ability to incur additional indebtedness.

The restrictions contained in the indenture, the convertible debentures and the agreement governing our Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interests.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our Facility. If a default occurs, the lenders under our Facility or the holders of certain subordinated debentures may, among other things, elect to declare all outstanding indebtedness, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the notes. If we are unable to repay outstanding borrowings when due, the lenders under our Facility will also have the right to proceed against the collateral granted to them to secure the indebtedness. The lenders under our Facility will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If our obligations to repay the indebtedness under our credit facility, the convertible subordinated debentures and the notes were accelerated, we cannot assure you that our assets would be sufficient to repay in full such indebtedness. See “Description of notes—Ranking,” “Description of notes—Certain covenants” and “Description of other indebtedness.”

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional indebtedness or obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

We derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes and the Facility and to fund our operations. Foreign governmental authorities may prevent, delay or require the payment of additional taxes in connection with the repatriation of such funds. Finally, Völkl’s and Marker’s financing agreements may prohibit or effectively limit them from making distributions, investments or transferring assets to K2; and the subordination agreements governing certain of the shareholder loans acquired in connection with the Völkl and Marker acquisitions prohibit the repayment of those loans, thereby restricting K2’s ability to repatriate the funds evidenced thereby. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes.

We may not be able to repurchase the notes upon a change of control.

If a change of control, as defined in the indenture, occurs in the future, we will be required to make an offer to repurchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of repurchase. In such a situation, we may not have enough funds to pay for all of the notes that are tendered under any such offer. In addition, our Facility may prohibit us from purchasing the notes upon a change of control. If a significant amount of notes is tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we may not be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under our Facility and agreements governing any future indebtedness and may result in the acceleration of such indebtedness.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances and a court may try to subordinate or void them.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the guarantees. Generally, to the extent that a court were to find that at the time one of our subsidiaries entered into a guarantee either:

•	the guarantor incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor:

•	was insolvent or became insolvent as a result of issuing the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

•	the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor’s other obligations.

Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of the issuance of the notes by us. To the extent a guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that guarantor and would be creditors solely of us and any other guarantors whose guarantees are not held unenforceable.

There is no public market for the notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The notes are a new issue of securities and they have no existing trading market. A liquid market may not develop for the notes, you may not be able to sell your notes at a particular time and the prices that you receive when you sell the notes may not be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market, although we expect that the notes will be eligible for trading in the PORTAL® Market of the National Association of Securities Dealers, Inc. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See “The exchange offer — Consequences of failure to exchange outstanding notes” for a discussion of the possible consequences of failing to exchange your notes.

The exchange offer

Purpose of the exchange offer

We issued the outstanding notes on July 1, 2004 in an unregistered private offering. As part of that offering, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our best efforts to cause this registration statement to be declared effective by the SEC and to conduct this exchange offer for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if the exchange offer has not been consummated on or before the 225th day after the issuance of the outstanding notes.

A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Terms of the exchange offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on January 21, 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “— Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to tender outstanding notes for exchange

When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank, the exchange agent, at the address set forth below under the heading “— The exchange agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “— The exchange agent.”

In addition, one of the following must occur:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm, which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time, as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Securities for its own account in exchange for the outstanding notes, where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See “Plan of distribution.”

Acceptance of outstanding notes for exchange; Delivery of new notes issued in the exchange offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the exchange offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If, for any reason set forth in the terms and conditions of the exchange offer, we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— The exchange agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed delivery procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “— The exchange agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes, which have been tendered for, exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to tender outstanding notes for exchange” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the exchange offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

•	any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

•	any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

•	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

•	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, prospects, operations, results of operations taken as a whole, that is or may be adverse to us; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which we may assert at any time and from time to time.

The exchange agent

U.S. Bank has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

U.S. BANK NATIONAL ASSOCIATION

By mail, hand delivery or overnight courier:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-2292

Attention: Specialized Finance

By facsimile transmission (for eligible institutions only): (651) 495-8158

Confirm by telephone: (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer, except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of failure to exchange outstanding notes

Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated June 24, 2004, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of exchanging outstanding notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

1)	it is not an affiliate of ours;

2)	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

3)	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

4)	it is not acting on behalf of a person who could not make representations 1 through 3.

Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

1)	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

2)	it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

1)	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

2)	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer. In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder so requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

Use of proceeds

We are making the exchange offer to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer to the extent indicated in the registration rights agreement. No underwriter is being used in connection with the exchange offer.

We issued $200 million in principal amount of the original notes dated as of July 1, 2004 to the initial purchasers of those notes and received proceeds that after deducting expenses and commissions represented an aggregate of $194.5 million in net proceeds.

Capitalization

The following table sets forth our actual capitalization as of September 30, 2004, after giving effect to the issuance of notes and common stock in our offerings completed in July 2004 and the application of the net proceeds therefrom, as well as the acquisitions of Völkl, Marker and Marmot, the repayment of debt and the amendment and restatement of our Facility. This table should be read in conjunction with “Use of proceeds,” “Unaudited pro forma condensed combined financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

As of September 30, 2004
Actual
(Dollars in millions)	(unaudited)
Cash	$37.2

Short-term foreign unsecured bank lines	$11.9
Long-term debt:
Revolving credit facility	9.2
Foreign credit facilities	61.6
7.375% senior notes	200.0
5.0% convertible senior debentures	75.0
7.25% convertible subordinated debentures	23.4
Capital lease obligations and other	2.1

Total debt (including capital lease obligations)	$383.2
Total shareholders’ equity	666.3

Total capitalization	$1,049.5

Unaudited pro forma condensed combined financial data

K2 has presented below unaudited pro forma condensed combined financial information that reflects the acquisitions of Rawlings, Brass Eagle and Völkl and Marker. K2’s acquisitions of Rawlings on March 26, 2003, Brass Eagle on December 8, 2003 and Völkl and Marker on July 7, 2004 were accounted for as purchases. The unaudited pro forma condensed combined financial information also gives effect to our issuance of $200,000,000 of 7.375% senior notes and 6,400,000 shares of common stock (which includes 400,000 shares pursuant to the underwriters’ over-allotment option) in July. This information is intended to give you a better understanding of what the businesses of K2 combined with the recent acquisitions of Rawlings, Brass Eagle, Völkl and Marker might have looked like if each of the respective acquisitions and the offerings had occurred on January 1, 2003, the first day of the first period for which unaudited pro forma condensed combined financial information is presented.

During the pro forma periods presented, in addition to the completed acquisitions of Rawlings and Brass Eagle during 2003, and the acquisitions of Völkl and Marker in 2004, K2 also completed the acquisitions of Worth and Winterquest in 2003 and Fotoball, Worr, IPI, Ex Officio and Marmot in 2004. The results of operations of these businesses are not reflected in the unaudited pro forma condensed combined financial statements because they are not required to be reflected under the SEC’s rules and regulations.

A pro forma condensed combined balance sheet as of September 30, 2004 is not presented because the acquisitions and offerings are already reflected in K2’s consolidated condensed balance sheet as of September 30, 2004.

The unaudited pro forma financial information presented below is derived from the audited and unaudited combined consolidated financial statements of K2, Rawlings, Brass Eagle, Völkl and Marker.

To derive the unaudited historical condensed combined financial information of Völkl and Marker presented below from the audited financial statements of Völkl and Marker incorporated by reference herein, K2: (1) translated the audited financial statements for each of Völkl and Marker for the twelve months ended March 31, 2004 and the unaudited financial statements for the six months ended June 30, 2004 from their local currencies to U.S. dollars. The statements of operations were translated at the average Euro/U.S. dollar rate with respect to Völkl, and the average Swiss franc/U.S. dollar rate with respect to Marker for the periods presented; and (2) then added the U.S. dollar translated Völkl and Marker unaudited condensed combined statements of operations, consolidating unaudited adjustments to eliminate intercompany transactions between Völkl and Marker, and made certain unaudited adjustments to present the Völkl and Marker condensed combined statements of operations in accordance with U.S. generally accepted accounting principles.

K2’s fiscal year ends on December 31 and the fiscal years of Völkl and Marker ended historically on March 31. In accordance with SEC rules, the pro forma information for K2’s fiscal year ended December 31, 2003 includes information of Völkl and Marker for their respective fiscal years ended March 31, 2004. Following the completion of the acquisitions, K2 changed the fiscal year end of Völkl and Marker to December 31.

This unaudited pro forma condensed combined financial information is presented based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. Pro forma adjustments to the unaudited pro forma condensed combined financial statements of operations do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses. The unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma condensed combined statements of operations, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of K2, Völkl and Marker incorporated by reference in this prospectus and the information contained in “Use of proceeds,” “Capitalization,” “Selected consolidated historical financial data” and “Management’s discussion and analysis of financial condition and results of operations.”

Unaudited pro forma condensed combined

statement of operations

for the year ended December 31, 2003(a)

	K2	Rawlings	Brass Eagle			K2	Völkl	Marker			Völkl/Marker Combined			K2
(In thousands, except per share data)	Twelve months ended December 31, 2003	Three months ended March 31, 2003	Eleven months ended November 30, 2003	Pro forma adjustments		Pro forma combined	Twelve months ended March 31, 2004	Twelve months ended March 31, 2004	Adjustments		Twelve months ended March 31, 2004	Pro forma adjustments(b)		Pro forma combined twelve months ended December 31, 2003
Net sales	$718,539	$61,013	$93,124	$—		$872,676	$123,561	$74,020	$(25,677	)(1)	$171,904	$(3,264	)(5)	$1,041,316
Cost of products sold	498,620	42,741	61,837	—		603,198	73,209	49,199	(25,486	)(1)	96,922	(3,264	)(5)	696,856

Gross profit	219,919	18,272	31,287	—		269,478	50,352	24,821	(191)		74,982	—		344,460
Selling, general and administrative expenses	187,867	10,724	23,006	538	(3)	222,135	42,499	21,921	124	(2)	64,259	—		286,394
				—					(683	)(2)		—
				—					398	(2)		—

Operating income	32,052	7,548	8,281	(538)		47,343	7,853	2,900	(30)		10,723	—		58,066
Interest expense	9,950	686	899	—		11,535	2,924	2,710	147	(2)	5,781	8,345	(6)	25,661
Debt extinguishment costs	6,745	—	—	—		6,745	—	—	—		—	—		6,745
Other (income) expense, net	(2,218)	—	(18)	—		(2,236)	77	—	—		77	—		(2,159)

Income before provision for income taxes	17,575	6,862	7,400	(538)		31,299	4,852	190	(177)		4,865	(8,345)		27,819
Provision (benefit) for income taxes	6,151	2,502	2,810	(189	)(4)	11,274	1,498	216	—		1,714	(3,251	)(7)	9,737

Net income (loss)	$11,424	$4,360	$4,590	$(349)		$20,025	$3,354	$(26)	$(177)		$3,151	$(5,094)		$18,082

Basic earnings per share	$0.46					$0.63								$0.45

Diluted earnings per share(c)	$0.44					$0.59								$0.45

Basic shares outstanding	24,958			6,979	(8)	31,937						8,221	(8)	40,158
Diluted shares outstanding	28,750			8,939	(8)	37,689						8,221	(8)	45,910

(a)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 combines the audited statement of income for K2 for the year ended December 31, 2003, the Rawlings unaudited statement of income for the three month period ended March 31, 2003, the Brass Eagle unaudited statement of income for the eleven months ended November 30, 2003 and the unaudited combined statement of income of Völkl and Marker for the year ended March 31, 2004, as if the acquisitions had occurred on January 1, 2003. The unaudited statement of income for Rawlings for the three month period ended March 31, 2003 was included in this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 because K2’s acquisition of Rawlings did not occur until March 26, 2003. The unaudited statement of income for Brass Eagle for the eleven month period ended November 30, 2003 was included in this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 because K2’s acquisition of Brass Eagle did not occur until December 8, 2003.

(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

(c)	The table below outlines the calculation of diluted earnings per share for year ended December 31, 2003.

	Year ended December 31, 2003
(In thousands, except per share data)	As reported	Pro forma combined	K2 pro forma combined
Calculation of diluted earnings per share:
Net income	$11,424	$20,025	$18,082
Add: interest component on assumed conversion of subordinated debentures, net of taxes	1,354	2,385	2,385

Net income, adjusted	$12,778	$22,410	$20,467
Number of diluted shares	28,750	37,689	45,910

Diluted earnings per share	$0.44	$0.59	$0.45

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined

statement of operations

for the nine months ended September 30, 2004(a)

(In thousands, except per share data)	K2	Six Months Ended June 30, 2004 Völkl	Six Months Ended June 30, 2004 Marker	Adjustments		Six Months Ended June 30, 2004 Völkl/Marker combined	Pro forma adjustments (b)		K2 Pro forma combined
Net sales	$861,811	$29,444	$25,094	$(13,514	)(1)	$41,024	$(2,469	)(5)	$900,366
Cost of products sold	578,627	21,382	17,385	(13,521	)(1)	25,246	(2,469	)(5)	601,404

Gross profit	283,1843	8,062	7,709	7		15,778	—		298,962
				130	(2)
				(180	)(2)
Selling, general and administrative expenses	223,644	15,020	11,759	105	(2)	26,834	—		250,478

Operating income (loss)	59,540	(6,958)	(4,050)	(48)		(11,056)	—		48,484
Interest expense	13,811	1,493	1,110	39	(2)	2,642	4,172	(6)	20,625
Other income, net	(604)	(111)	—	—		(111)	—		(715)

Income (loss) before provision for income taxes	46,333	(8,340)	(5,160)	(87)		(13,587)	(4,172)		28,574
Provision (benefit) for income taxes	16,217	(1,664)	115	—		(1,549)	(4,667	)(7)	10,001

Net income (loss)	$30,116	(6,676)	$(5,275)	$(87)		$(12,038)	$495		$18,573

Basic earnings per share	$0.78	—	—	—		—	—		$0.42

Diluted earnings per share(c)	$0.69	—	—	—		—	—		$0.40

Basic shares outstanding	38,753						5,481	(8)	44,234
Diluted shares outstanding	47,503						5,481	(8)	52,984

(a)	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2004 combines the unaudited statement of income for K2 for the nine month period ended September 30, 2004, with the unaudited statement of operations for Völkl and Marker for the six months ended June 30, 2004 as if the acquisitions of Völkl and Marker occurred on January 1, 2004. The statement of operations data from July 1, 2004 to July 7, 2004 (the acquisition date of Völkl and Marker) is immaterial.

(b)	Pro forma adjustments to the financial statements do not reflect potential cost saving opportunities, including any potential product cost savings and the elimination of duplicative selling, general and administrative expenses.

(c)	The table below outlines the calculation of diluted earnings per share for nine months ended September 30, 2004.

	Nine months ended September 30, 2004
(In thousands, except per share data)	As reported	K2 pro forma combined
Calculation of diluted earnings per share:
Net income	$30,116	$18,573
Add: interest component on assumed conversion of subordinated debentures, net of taxes	2,712	2,712

Net income, adjusted	$32,828	$21,285
Number of diluted shares	47,503	52,984

Diluted earnings per share	$0.69	$0.40

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to the pro forma condensed combined

financial information (unaudited)

Basis of presentation

The pro forma condensed combined statements of operations included herein have been prepared by K2, without audit, under the rules and regulations of the SEC. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted under these rules and regulations. However, K2 believes that the disclosures are adequate to make the information presented not misleading.

The preparation of unaudited pro forma condensed combined statements of operations in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts for the period covered by the unaudited pro forma condensed combined statements of operations and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro forma income per share

The pro forma combined net income per share is based on the weighted average number of shares of common stock and the dilutive impact of stock options of K2 outstanding with additional shares of K2 common stock presumed issued at the beginning of the period presented based upon the number of shares of K2 common stock issued in exchange for shares of Rawlings and Brass Eagle upon completion of the mergers on March 26, 2003 and December 8, 2003, respectively, additional shares of K2 common stock based upon the shares of K2 common stock issued in connection with the acquisitions of Völkl and Marker and the additional shares of K2 common stock issued in connection with the offering of K2 common stock completed during July 2004.

Transaction related expenses

K2 incurred transaction-related expenses, consisting primarily of costs for underwriters, investment banker fees, bank amendment fees, attorneys, accountants, financial printing and other related charges, of approximately $11.0 million in connection with the acquisitions of Völkl and Marker, the issuance of the notes, the common stock offering and the amendment and restatement of the Facility. The costs incurred in connection with the acquisitions of Völkl and Marker were added to the purchase price of the acquisitions. The costs incurred in connection with the issuance of the notes were capitalized to other assets and amortized over the term of the notes and the amended and restated Facility. The costs incurred in connection with K2’s common stock offering are shown as a reduction of shareholders’ equity.

The following sets forth the adjustments contained in the unaudited pro forma condensed combined statements of operations:

(1)	Adjustments to reflect the elimination of intercompany sales, profits, accounts receivable, inventories, accounts payable and the results from transactions between Völkl and Marker for the periods presented.

(2)	Adjusting entries to convert the combined unaudited Völkl and Marker U.S. dollar translated financial statements into a presentation made in accordance with U.S. generally accepted accounting principles. Adjustments consist of the following:

	Increase (decrease) to income before provision for income taxes
(Dollars in thousands)	Year ended December 31, 2003	Nine months ended September 30, 2004
Prepaid advertising(a)	$(124)	$(130)
Goodwill amortization(b)	683	180
Loss on interest rate swaps(c)	(147)	(39)
Gain on sale of assets(d)	(398)	(105)

Total	$14	$(94)

(a)	Represents payments for ads and tradeshows that cannot be capitalized under U.S. generally accepted accounting principles.

(b)	Goodwill is not amortized under U.S. generally accepted accounting principles.

(c)	Loss recognized as interest expenses under U.S. generally accepted accounting principles.

(d)	Represents a gain that would have been recognized under U.S. generally accepted accounting principles prior to January 1, 2003. Accordingly, the adjustment reflects an increase to retained earnings for prior periods and a decrease in current period income.

(3)	Pro forma adjustment reflects K2’s additional amortization expense based on the identified intangible assets acquired with finite lives resulting from the merger with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003.

(4)	Pro forma adjustment reflects the decrease in income tax expense as the result of the pro forma adjustment to reflect the additional amortization expense resulting from the mergers with Rawlings and Brass Eagle above.

(5)	Pro forma adjustment reflects elimination of net sales and cost of products sold for sales of products made by Völkl and Marker to K2 and its subsidiaries during the periods presented.

(6)	Pro forma adjustment reflects the increase in interest expense for the periods presented resulting from the issuance of the $200,000 in notes at an interest rate of 7.375%, which have a higher interest rate as compared to K2 and Völkl and Marker’s weighted average interest rate on its borrowings during the periods presented. The increase was calculated by multiplying the difference between the applicable, weighted average interest rates on the notes and K2 and Völkl and Marker’s borrowings during the periods presented.

The calculations of the pro forma adjustments are as follows:

			Increase (Decrease) to Interest Expense
(In thousands, except interest rates)	Average Outstanding Balance	Average Interest Rate	For the twelve months ended December 31, 2003	For the nine months ended September 30, 2004
New Debt
Notes Offering	$200,000	7.375%	$14,750	$7,375
Repayment of Debt
K2’s revolving credit facility	(92,040)	5.00%	(4,602)	(2,301)
Völkl and Marker long-term debt	(36,054)	5.00%	(1,803)	(902)

Pro forma adjustment, net			$8,345	$4,172

(7)	Pro forma adjustment to reflect the pro forma income tax expense for the combined companies at 35% for the twelve months ended December 31, 2003 and nine months ended September 30, 2004.

(8)	Pro forma adjustments were made to the number of basic and diluted shares outstanding based on the number of shares of K2 common stock and stock options (under the treasury stock method) that were issued in connection with the merger with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003 and based on the number of shares of K2 common stock issued in connection with the acquisitions of Völkl and Marker on July 7, 2004 and the offering of K2 common stock.

(Dollars in thousands)	Year ended December 31, 2003		Nine months ended September 30, 2004
Basic:
Weighted average effect of additional shares of K2 common stock issued for Rawlings shares of common stock at time of merger	2,709	(a)	—
Weighted average effect of additional shares of K2 common stock issued for Brass Eagle shares of common stock at time of merger	4,270	(b)	—

Pro forma adjustment	6,979		—

Shares of K2 common stock to be issued for Völkl and Marker shares	1,821		1,214
Shares of K2 common stock issued in connection with K2’s common stock offering	6,400		4,267

Pro forma adjustment	8,221		5,481

Diluted:
Weighted average effect of additional shares of K2 common stock issued for Rawlings shares of common stock at time of merger	2,709	(a)	—
Weighted average effect of additional shares of K2 common stock issued for Brass Eagle shares of common stock at time of merger	4,270	(b)	—
Additional diluted shares assuming conversion of K2’s convertible subordinated debentures	1,835	(c)	—
Options to purchase K2 common stock under the treasury stock method	125	(d)	—

Pro forma adjustment	8,939		—

Shares of K2 common stock issued for Völkl and Marker shares	1,821		1,214
Shares of K2 common stock issued in connection with K2’s common stock offering	6,400		4,267

Pro forma adjustment	8,221		5,481

(a)	Amount represents the additional impact on weighted average basic and diluted shares for the period resulting from the issuance of approximately 8.8 million shares of K2 common stock in exchange for Rawlings shares on March 26, 2003.

(b)	Amount represents the additional impact on weighted average basic and diluted shares for the period resulting from the issuance of approximately 4.5 million shares of K2 common stock in exchange for Brass Eagle shares on December 8, 2003.

(c)	Amount represents additional shares from the assumed conversion of K2’s 7.25% convertible subordinated debentures.

(d)	Amount represents the impact on weighted average diluted shares for the period, under the treasury stock method, resulting from the issuance of K2 stock options issued in connection with the mergers with Rawlings on March 26, 2003 and Brass Eagle on December 8, 2003.

Management’s discussion and analysis of

financial condition and results of operations

You should read the following discussion of our financial condition and results of operations in conjunction with “Unaudited pro forma condensed combined financial data,” “Capitalization,” “Selected consolidated historical financial data” and the audited and unaudited historical consolidated financial statements and related notes incorporated by reference herein. This discussion contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about our markets, the demand for our products and services and our future results. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in the “Risk factors” and “Forward-looking statements” sections of this prospectus. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included or incorporated by reference in this prospectus.

Overview

K2 believes that in 2003 and through third quarter 2004 there were two major trends in the sporting goods industry. First, the sporting goods market experienced little or no growth in wholesale sales during 2003. Second, there was a growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide, all of which has resulted in a consolidation of sporting goods suppliers. Based on these market trends, K2 believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects and the ability to access distribution channels with a broad array of products and brands. In addition, as the influence of large sporting goods retailers grows, we believe that these retailers will prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space.

As a result of these market trends, K2 has embarked upon a program to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational products industries. K2 intends to implement its internal growth strategy by continuing to improve operating efficiencies, extending its product offerings through new product launches and maximizing its extensive distribution channels. In addition, K2 will seek strategic acquisitions of other sporting goods companies with well-established brands and with complementary distribution channels.

During 2003 and 2004, K2 made significant progress towards achieving its strategic objectives as follows:

•	K2 completed seven acquisitions during 2003, including the:

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Rawlings, a leading marketer and manufacturer of baseball equipment, establishing K2’s presence in the team sports market;

•	Acquisition of all of the outstanding capital stock of Worth, a leading marketer and manufacturer of softball equipment, further establishing K2’s presence in team sports; and

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Brass Eagle, a worldwide leader in the design, manufacture, marketing, and distribution of paintball products, including paintball markers, paintballs, and accessories, establishing K2’s presence in the paintball market.

•	K2 has completed ten acquisitions during 2004 to date, including the:

•	Acquisition in a stock-for-stock exchange offer/merger transaction of Fotoball, a marketer and manufacturer of souvenir and promotional products, principally for team sports;

•	Acquisition of substantially all of the assets of Worr and All-Cad, businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories;

•	Acquisition of substantially all of the assets of IPI Innovations, Inc., a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles;

•	Acquisition of Ex Officio, a division of The Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories;

•	Acquisition of Marmot, a leader in the premium technical outdoor apparel and equipment market; and

•	Acquisitions of Völkl and Marker. Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker has gained worldwide recognition for its patented ski-bindings.

•	Acquisition of substantially all of the assets of Miken. Miken is engaged in the business of designing, manufacturing, selling and distributing high-end, 100% composite softball bats and related products and accessories.

•	Acquisition of Sospenders, a division of Watermark Paddlesports, Inc. Sospenders is engaged in the business of designing, manufacturing and distributing inflatable personal floatation devices and related products and accessories.

•	The newly acquired brands along with K2’s existing brands has allowed K2 to aggregate its brand strength in complementary distribution channels in a consolidating industry characterized by large format sporting goods retailers and retail buying groups.

•	The newly acquired brands have helped K2 balance the seasonality of its business and strengthen its customer relationships.

•	K2 has entered several new sports markets such as baseball, softball, paintball, lacrosse, snowshoeing and apparel, which provides K2 with additional platforms for future growth opportunities.

•	K2 has continued to leverage its China manufacturing and Asian product sourcing capabilities. During 2003 and 2004, K2 increased the capacity of its China operations and increased the size of its sourcing group to accommodate the product needs of its acquisitions and existing companies.

•	K2 introduced a number of new products during 2003 and 2004 in the sporting goods markets as a means to drive organic growth.

•	K2 continued to focus on cost reduction initiatives by relocating the manufacturing of K2 branded products to K2’s China facilities.

•	K2 established the K2 Merchandising group to improve the marketing of K2 products and strengthen K2’s relationships with its retailers.

•	In July 2004, K2 completed a restructuring of its capital structure through the private placement of $200.0 million of senior notes, the replacement of K2’s revolving credit facility with an amended and restated revolving credit facility of $250.0 million in July 2004, and the public offering of $99.2 million of common stock. These new sources of capital replaced higher interest borrowings and provided K2 more opportunity and flexibility to make progress towards its strategic objectives.

K2 has begun to see results from its efforts reflected in its financial performance. Net sales for 2003 improved 23.4% to $718.5 million from $582.2 million in 2002, and net sales for the 2004 third quarter improved 98.5% to $333.5 million from $168.0 million in the 2003 third quarter, primarily due to the acquisitions K2 completed during 2003 and the first nine months of 2004, as well as organic growth from most of K2’s existing brands. Gross profit percentage improved from 29.3% in 2002 to 30.6% in 2003, and from 32.7% in the 2003 third quarter to 35.7% in the 2004 third quarter. Operating income for 2003 increased to $32.1 million, or 4.5% of net sales, as compared to operating income of $27.3 million, or 4.7% of net sales, in 2002. Operating income for the 2004 third quarter increased to $27.6 million, or 8.3% of net sales, as compared to operating income of $7.8 million, or 4.6% of net sales, in the third quarter of 2003.

See “—Consolidated results of operations” below for further discussion.

Matters affecting comparability

Acquisitions. K2’s operating results for the 2004 third quarter and nine months include the operating results of each of the businesses acquired in 2003 and of the businesses acquired in 2004 since their respective acquisitions dates, however the consolidated condensed statements of income for the quarter and nine months ended September 30, 2003 includes only the quarter and six month results of Rawlings since the acquisition of Rawlings was completed on March 26, 2003, and less than two weeks of results of Worth, which was acquired on September 16, 2003. All other acquisitions mentioned above were completed subsequent to September 30, 2003.

Approximately $144.8 million of the $165.5 million increase in net sales, when compared to the 2003 third quarter, is attributable to the acquisition of Worth in September 2003, and K2’s acquisitions during the 2003 fourth quarter and during 2004. Approximately $280.5 million of the $337.1 million increase in net sales, when compared to the 2003 nine months, is attributable to K2’s acquisitions during 2003 and 2004. For further discussion of K2’s acquisition activities during 2003 and 2004, see Note 5 to Notes to Consolidated Condensed Financial Statements.

Divestiture. On May 27, 2003, K2 completed the sale of the assets of its composite utility and decorative light poles and related product lines of its Marine and Outdoor products segment, referred to herein as the lightpole division. The division had $12.6 million of net sales in the 2003 nine months through the date of divestiture. The 2003 nine months included a gain on the sale of the Division of $1.5 million ($1.0 million, net of taxes).

Debt Extinguishment Costs. K2’s operating results for the 2003 nine months include approximately $6.7 million of debt extinguishment costs in conjunction with K2’s debt refinancing activities in March 2003. K2 expensed approximately $2.0 million of capitalized debt costs related to the payoff of the amounts outstanding under its existing debt facilities, and an additional $4.7 million was paid in cash and expensed for a make-whole premium related to the prepayment of senior notes.

Consolidated results of operations

The following table sets forth certain ratios and relationships calculated from the Statements of Consolidated Condensed Income for the quarter and nine months ended September 30:

	For the three months ended September 30				For the nine months ended September 30
			Increase				Increase
(In millions, except per share data)	2004	2003	$	%	2004	2003	$	%
Net sales	$333.5	$168.0	$165.5	98.5%	$861.8	$524.8	$337.0	64.2%
Gross profit	119.2	54.9	64.3	117.1%	283.2	162.2	121.0	74.6%
Operating income	27.6	7.8	19.8	253.8%	59.5	26.6	32.9	123.7%
Net income (a)	13.2	3.4	9.8	288.2%	30.1	9.3	20.8	223.7%

Diluted earnings per share	$0.26	$0.12	$0.14	116.7%	$0.69	$0.38	$0.31	81.6%

Expressed as a percentage of net sales:
Gross margin (b)	35.7%	32.7%			32.9%	30.9%
Selling, general and administrative expense	27.5%	28.1%			26.0%	25.8%
Operating margin	8.3%	4.6%			6.9%	5.1%

(a)	Net income for the nine months ended September 30, 2003 includes $6.7 million ($4.4 million net of taxes) for debt extinguishment costs as discussed in “—Matters affecting comparability” above.

(b)	Gross Margin is defined as gross profit divided by net sales as presented in the Consolidated Condensed Statements of Income.

Acquisitions

On January 23, 2004, K2 completed the acquisition of Fotoball, a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing & Promotions, Inc.

On April 19, 2004, K2 completed the acquisition of substantially all of the assets of Worr and All-Cad, businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories. The transaction consideration consisted of cash and the issuance of shares of K2 Inc. common stock.

Also, on April 19, 2004, K2 completed the acquisition of substantially all of the assets of IPI, a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles. The transaction consideration consisted of cash and the issuance of shares of K2 Inc. common stock.

On May 12, 2004, K2 also completed the acquisition of substantially all of the assets of Ex Officio, a leader in the design and manufacture of men and women’s apparel for the outdoor and adventure travel markets, in an all cash transaction. Ex Officio’s products are characterized by technical features, performance fabrics, and outdoor styles, and are used in a variety of activities including fishing, kayaking, trekking, exploring, and other leisure activities. Ex Officio also markets a line of insect repellent clothing under the Buzz Off® brand.

On June 30, 2004, K2 completed the acquisition of Marmot. Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. The transaction consideration consisted of cash and the issuance of shares of K2 Inc. common stock.

On July 7, 2004, K2 completed the acquisitions of Völkl and Marker. Founded in 1889, Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker was founded in 1952, and has gained worldwide recognition for its patented ski-bindings. The transaction consideration consisted of cash and the issuance shares of K2 Inc. common stock.

Since July 2004, K2 has completed the acquisition of substantially all the assets of Miken and Sospenders, a division of Watermark Paddlesports, Inc. The transaction consideration consisted of cash.

During 2003, K2 also completed seven acquisitions, including the acquisition of Rawlings on March 26, 2003, Worth on September 16, 2003 and Brass Eagle on December 8, 2003 as well as four smaller acquisitions.

Downsizing and restructuring activities

Pursuant to the acquisitions made by K2 during 2003 and 2004, K2 approved restructuring and exit plans related to the closure of certain facilities of the acquired companies. In accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” during 2003 and 2004, K2 established reserves for employee severance, employee relocation costs and lease termination costs totaling approximately $5.1 million and $0.5 million, respectively. These reserves were recognized as assumed liabilities of the acquired companies. The reserves established were not individually significant to any of K2’s acquisitions during 2003 or 2004.

Comparative third quarter results of operations

Net sales of K2 for the three months ended September 30, 2004 were $333.5 million as compared with $168.0 million in the year-earlier period. Net income for the third quarter of 2004 was $13.2 million, or $.26 per diluted share, as compared with $3.4 million, or $.12 per diluted share, in the third quarter of 2003.

In connection with the acquisitions of Völkl, Marker and Marmot, beginning in the third quarter of 2004, K2 has reclassified its business into the following four segments based on similar product types and distribution channels: Marine and Outdoor, Team Sports, Action Sports and Apparel and Footwear.

Net Sales. In the Marine and Outdoor segment, net sales totaled $68.2 million in the 2004 third quarter as compared with $61.7 million in the prior year’s third quarter. The overall improvement in net sales during 2004 resulted mainly from increased sales of Shakespeare fishing tackle products of $1.2 million, new sales of ATV accessory products of $2.2 million resulting from K2’s acquisition of IPI during the second quarter of 2004, and increased sales of Shakespeare monofilament products of $2.2 million. Sales of Shakespeare fishing tackle products improved, reflecting growth in sales of Pflueger reels, marine antennas and the addition of All-Star rods in the third quarter. Sales of monofilament products improved, reflecting demand for new products in the European market.

Net sales of the Team Sports segment were $40.1 million for the 2004 third quarter as compared to $24.2 million in the prior year’s third quarter. The increase from 2003 is due to the acquisitions of Worth at the end of the 2003 third quarter and K2 Licensing & Promotions in January 2004, resulting in additional net sales of $6.5 million and $6.8 million, respectively.

In the Action Sports segment, net sales increased to $180.1 million as compared to $71.3 million in the prior year’s third quarter. The increase is the result of $23.3 million and $4.4 million in net sales of paintball products and snowshoes, respectively, (companies acquired after the 2003 second quarter), $73.5 million in net sales resulting from the acquisitions of Völkl and Marker in the current period, and from higher sales of snowboard products of $8.6 million and K2 skis of $5.9 million. Partially offsetting these increases was a decline in sales of in-line skates of $4.2 million. The increase in snowboard sales resulted mainly from the popularity of the Ride brand, while ski sales benefited from the popularity of K2 skis in the domestic and European markets. The decline in in-line skates sales is the result of sluggish worldwide retail sales for the industry, caused by soft consumer demand.

Net sales of the Apparel and Footwear segment were $45.1 million for the 2004 third quarter as compared to $10.8 million in the prior year’s third quarter. The increase in net sales from 2003 is the result of the acquisitions of Ex Officio and Marmot in 2004 which had combined sales of $30.3 million in the current period as well as higher sales of skateboard shoes and apparel of $4.0 million. The increase in sales of skateboard shoes and apparel reflects the strong sell through of the Adio shoe brand and an expanded retail distribution network.

K2’s international operations (operating locations outside of the United States) represented $106.4 million, or 31.9% of K2’s consolidated net sales for the three months ended September 30, 2004 as compared to $43.9 million, or 26.1% of K2’s consolidated net sales for the three months ended September 30, 2003. The increase in net sales from international operations was due to the acquisitions of Völkl and Marker in the third quarter which had net sales from international operations of $54.2 million, improved ski and snowboard sales of $6.6 million, as well as $1.9 million of higher sales of Shakespeare monofilament products in Europe.

Gross profit. Gross profits for the third quarter of 2004 increased 117.1% to $119.2 million, or 35.7% of net sales, as compared with $54.9 million, or 32.7% of net sales, in the year ago quarter. The improvement in gross profit dollars for the quarter was attributable to the increase in third quarter sales volume and an increase in gross profit as a percentage of net sales. The improvement in the gross profit percentage was due to a more favorable product mix as compared to 2003 resulting from K2’s recent acquisitions, fewer close-out sales in the current year’s quarter as compared to the prior year, as well as continued reduced products costs associated with the China manufacturing facility. These improvements were partially offset by increased raw material costs.

Costs and Expenses. Selling expenses for the 2004 third quarter were $56.7 million, or 17.0% of net sales, as compared with $29.5 million, or 17.6% of net sales, in the prior year’s third quarter. General and administrative expenses for the 2004 third quarter were $34.9 million, or 10.5% of net sales, as compared with $17.6 million, or 10.5% of net sales, in the prior year’s third quarter. The increase in selling expenses in dollars was attributable to the increase in sales volume for the 2004 third quarter as compared to the prior year and recent acquisitions made by K2 which resulted in additional selling expenses of $21.1 million. The increase in general and administrative expenses in dollars for the 2004 third quarter was primarily attributable to higher sales volume during the 2004 period and recent acquisitions made by K2 which resulted in additional general and administrative expenses of $12.7 million. In addition, K2 incurred higher amortization costs on intangible assets of $0.6 million as the result of K2’s acquisition activities in 2003 and 2004, and $0.8 million in higher professional fees related to K2’s compliance with section 404 of the Sarbanes-Oxley Act. As a percentage of net sales, selling expenses declined due to the enhanced leveraging of expenses over higher sales volume.

Operating Income. Operating income for the 2004 third quarter improved to $27.6 million, or 8.3% of net sales, as compared to operating income of $7.8 million, or 4.6% of net sales, a year ago. The improvement in operating income was due to the improvements in sales volume, gross profit percentage and selling expenses as a percentage of net sales in the 2004 third quarter as compared to the prior year.

K2’s international operations (for operating locations outside of the United States) represented $16.2 million, or 58.7% of K2’s operating income, for the three months ended September 30, 2004 as compared with $4.1 million, or 52.6% of K2’s operating income, in the year ago quarter. The increase in operating income from international operations during 2004 was attributable to the acquisitions of Völkl and Marker in the current period, and improved sales of skis and snowboards, partially offset by lower sales of in-line skates.

Interest Expense. Interest expense was $7.3 million in the 2004 third quarter as compared to $2.6 million in the year-earlier period. The increase in interest expense for 2004 was primarily attributable to higher average borrowing levels during the third quarter resulting from K2’s acquisitions during 2003 and 2004.

Income Taxes. During the 2004 period, the effective income tax rate was 36.2% as compared to 35% during the 2003 period. The increase in the effective tax rate in 2004 was the result of certain foreign income being subject to United States taxation in the 2004 third quarter.

Comparative nine-month results of operations

Net sales of K2 for the nine months ended September 30, 2004 were $861.8 million as compared with $524.8 million in the year-earlier period. Net income for the nine months of 2004 was $30.1 million, or $.69 per diluted share, as compared with $9.3 million, or $.36 per diluted share, in the nine months of 2003.

As a result of recent acquisitions, beginning in the third quarter of 2004, K2 has reclassified its business into the following four segments based on similar product types and distribution channels: Marine and Outdoor, Team Sports, Action Sports and Apparel and Footwear.

Net Sales. In the Marine and Outdoor segment, net sales totaled $274.8 million in the 2004 nine months as compared with $263.5 million in the prior year’s nine months. The 2003 nine months included $12.6 million of net sales related to the lightpole division.

K2 sold the assets of the lightpole division in May 2003. The overall improvement in net sales during 2004 (excluding the 2003 nine months net sales of the Division), resulted from increased sales of Shakespeare fishing tackle products of $9.2 million, Stearns outdoor products of $6.1 million, new sales of ATV accessory products of $3.4 million resulting from K2’s acquisition of IPI during the second quarter of 2004 and Shakespeare monofilament products of $5.1 million. Sales of Shakespeare fishing tackle products improved, reflecting growth in sales of Pflueger reels, kits and combos and marine antennas. Increased sales of Stearns outdoor products reflected higher demand for rain gear and children’s flotation products. Increased sales of Shakespeare monofilament products reflected higher demand in the European markets.

Net sales of the Team Sports segment were $195.9 million for the 2004 nine months as compared to $69.3 million in the prior year’s nine months. The increase from 2003 is due to the acquisitions of Rawlings in March 2003, Worth in September 2003 and K2 Licensing & Promotions in January 2004, resulting in additional net sales of $62.6 million, $48.4 million and $22.5 million, respectively.

In the Action Sports segment, net sales for the 2004 nine months increased to $324.3 million as compared to $169.5 million in the prior year’s nine months. The increase is the result of $73.8 million and $8.3 million in net sales of paintball products and snowshoes, respectively, (companies acquired after the 2003 second quarter), $73.5 million in net sales resulting from the acquisitions of Völkl and Marker in the current period, and from higher sales of snowboard products of $11.4 million and K2 skis of $8.8 million. Partially offsetting these improvements was a decline in sales of in-line skates of $19.8 million. The increase in snowboard sales resulted mainly from the popularity of the Ride brand, while ski sales benefited from the popularity of K2 skis in the domestic and European markets. The decline in in-line skates sales is the result of sluggish worldwide retail sales for the industry, caused by soft consumer demand.

Net sales of the Apparel and Footwear segment were $66.8 million for the 2004 nine months as compared to $22.5 million in the prior year’s nine months. The increase in net sales from 2003 is the result of the acquisitions of Ex Officio and Marmot in 2004 which had combined sales of $33.2 million in the current period as well as higher sales of skateboard shoes and apparel of $11.1 million. The increase in sales of skateboard shoes and apparel reflects the strong sell through of the Adio shoe brand and an expanded retail distribution network.

K2’s international operations (operating locations outside of the United States) represented $206.3 million, or 23.9% of K2’s consolidated net sales for the nine months ended September 30, 2004 as compared to $147.9 million, or 28.2% of K2’s consolidated net sales for the nine months ended September 30, 2003. The increase in net sales from international operations was due to the acquisitions of Völkl and Marker in the current period which had net sales from international operations of $54.2 million, improved ski and snowboard sales of $11.3 million, as well as $7.3 million of higher sales of Shakespeare monofilament products in Europe. These increases were partially offset by lower international sales of in-line skates of $15.2 million.

Gross profit. Gross profits for the nine months of 2004 increased 74.6% to $283.2 million, or 32.9% of net sales, as compared with $162.2 million, or 30.9% of net sales, in the year ago nine months. The improvement in gross profit dollars was attributable to the increase in 2004 nine month sales volume and an increase in gross profit as a percentage of net sales. The improvement in the gross profit percentage was due to a more favorable product mix as compared to 2003 resulting from K2’s recent acquisitions, fewer close-out sales in the current year’s quarter as compared to the prior year, as well as continued reduced products costs associated with the China manufacturing facility. These improvements were partially offset by increased raw material costs.

Costs and Expenses. Selling expenses for the 2004 nine months were $140.3 million, or 16.3% of net sales, as compared with $83.1 million, or 15.8% of net sales, in the prior year’s nine months. General and administrative expenses for the 2004 nine months were $83.3 million, or 9.7% of net sales, as compared with $52.5 million, or 10.0% of net sales, in the prior year’s nine months. The increase in selling expenses in dollars and as a percentage of net sales was attributable to the increase in sales volume for the 2004 nine months as compared to the prior year, recent acquisitions made by K2 which resulted in additional selling expenses of $45.7 million, and higher translated expenses of $2.3 million as the result of stronger foreign currencies relative to the U.S. dollar as compared to 2003. The increase in general and administrative expenses in dollars for the 2004 nine months was primarily attributable to higher sales volume during the 2004 period, recent acquisitions made by K2 which resulted in additional general and administrative expenses of $26.4 million, and higher translated expenses of $0.9 million for the 2004 first nine months as the result of stronger foreign currencies relative to the U.S. dollar as compared to 2003. In addition, K2 incurred higher amortization costs on intangible assets of $1.5 million as the result of K2’s acquisition activities in 2003 and 2004, and $1.1 million in higher professional fees related to K2’s compliance with section 404 of the Sarbanes-Oxley Act. As a percentage of net sales, general and administrative expenses declined due to the enhanced leveraging of expenses over higher sales volume.

Operating Income. Operating income for the 2004 nine months improved to $59.5 million, or 6.9% of net sales, as compared to operating income of $26.6 million, or 5.1% of net sales, a year ago. The improvement in operating income was due to the increase in sales volume and gross profit percentage in the nine months of 2004 as compared to the prior year.

K2’s international operations (for operating locations outside of the United States) represented $20.8 million, or 35.0% of K2’s operating income for the nine months ended September 30, 2004 as compared to $11.7 million, or 44.0% of K2’s operating income for the nine months ended September 30, 2003. The increase in operating income from international operations during 2004 was attributable to the acquisitions of Völkl and Marker in the current period, and improved sales of skis and snowboards, partially offset by lower sales of in-line skates. The seasonality of the Völkl and Marker businesses typically produce operating losses in the first and second quarters and operating income in the third and fourth quarters.

Interest Expense. Interest expense was $13.8 million in the 2004 nine months as compared to $7.2 million in the year-earlier period. The increase in interest expense for 2004 was primarily attributable to higher average borrowing levels during the period resulting from K2’s acquisitions during 2003 and 2004.

Debt Extinguishment Costs In conjunction with K2’s debt refinancing activities in March 2003, K2 expensed approximately $2.0 million ($1.4 million, or $.05 per diluted share, after tax) in the 2003 nine months of capitalized debt costs related to the payoff of the amounts outstanding under its existing debt facilities, and an additional $4.7 million ($3.0 million, or $.11 per diluted share, after tax) was paid in cash and expensed for a make-whole premium related to the prepayment of senior notes.

Income Taxes. During the 2004 period, the effective income tax rate was 35% as compared to 35% during the 2003 period.

Liquidity and capital resources

Cash flow activity

K2’s operating activities provided $17.3 million of cash in the current year’s nine months as compared to $49.6 million in the 2003 nine months. The decline in cash from operations during 2004 was primarily attributable to an increase in accounts receivable during the 2004 period of $70.9 million as compared to a prior year’s decrease of $33.0 million, partially offset by higher net income in 2004 of $20.8 million as compared to 2003, and a decrease in inventories during 2004 of $22.2 million as compared to an increase in 2003 of $7.1 million. The improvement in net income for 2004 was primarily attributable to K2’s higher sales volume and higher gross margins. The increase in accounts receivable and reduction in inventories in the current year’s nine months was attributable to the seasonal working capital requirements of the businesses acquired by K2 during 2004.

Net cash used for investing activities was $138.8 million in the current year’s nine months, as compared to $13.6 million of cash used by investing activities in the prior year. The increase in cash used in investing activities was due to an increase in capital expenditures of $9.2 million, and an increase in cash used to acquire new businesses of $97.2 million. In addition the 2003 period had $20.1 million of cash proceeds from the sale of an operating division. There were no material commitments for capital expenditures at September 30, 2004.

Net cash provided by financing activities was $137.5 million in the 2004 nine months as compared with $32.6 million used in the corresponding year-ago period. The increase in cash provided by financing activities during the 2004 period was due to $200.0 million of proceeds received from the issuance of senior notes, $93.7 million of net proceeds received from the issuance of equity partially offset by higher net payments of debt in the 2004 period of $23.8 million and the issuance of $100.0 million in convertible subordinated debentures in the 2003 period.

Capital structure and resources

At September 30, 2004 K2’s principal long-term borrowing facility was a five-year, $250 million revolving Credit Facility (“Facility”) expiring on July 1, 2009 with several banks and other financial institutions. The Facility is expandable to $350 million subject to certain conditions. The Facility has a $100 million limit for the issuance of letters of credit. Borrowings under the Facility are secured by all of K2’s assets in the United States, Canada and England. Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the United States, Canada and England, subject to eligibility criteria and defined advance rates. At September 30, 2004, there were $9.2 million of borrowings outstanding under the Facility, $21.8 million of outstanding letter of credit issuances (consisting of $13.8 million of standby letters of credit and $8.0 million of trade letters of credit which expire over the 12 months ending September 30, 2005) and $181.8 million of available borrowing capacity. At September 30, 2004, K2 also had outstanding $25.0 million of 7.25% convertible subordinated debentures due March 2010, $75.0 million of 5.00% convertible senior debentures due June 2010 and $200.0 million of senior notes due July 2014. At September 30, 2004, K2 had $73.5 million outstanding under various foreign lending arrangements.

K2 believes that the credit available under the Facility, together with cash flow from operations will be sufficient for K2’s business needs through September 30, 2005. K2’s ability to arrange debt financing from other sources, should such additional financing become necessary, could be limited by the fact that substantially all of K2’s assets in the United States, Canada and England are subject to security interests pursuant to the Facility.

Long-term financial obligations and other commercial commitments

The following summarizes the outstanding borrowings and long-term contractual obligations of K2 at September 30, 2004 and the effects such obligations are expected to have on liquidity and cash flow in future periods.

	For the three months ended September 30				For the nine months ended September 30
			Increase				Increase
(In millions, except per share and percentage data)	2004	2003	$	%	2004	2003	$	%
Net sales	$333.5	$168.0	$165.5	98.5%	$861.8	$524.8	$337.0	64.2%
Gross profit	119.2	54.9	64.3	117.1%	283.2	162.2	121.0	74.6%
Operating income	27.6	7.8	19.8	253.8%	59.5	26.6	32.9	123.7%
Net income (a)	13.2	3.4	9.8	288.2%	30.1	9.3	20.8	223.7%

Diluted earnings per share	$0.26	$0.12	$0.14	116.7%	$0.69	$0.38	$0.31	81.6%

Expressed as a percentage of net sales:
Gross margin (b)	35.7%	32.7%			32.9%	30.9%
Selling, general and administrative expense	27.5%	28.1%			26.0%	25.8%
Operating margin	8.3%	4.6%			6.9%	5.1%

(a)	Net income for the 2003 nine months includes $6.7 million ($4.4 million net of taxes) for debt extinguishment costs as discussed in “—Matters Affecting Comparability” above.

(b)	Gross Margin is defined as gross profit divided by net sales as presented in the Consolidated Condensed Statements of Income.

Environmental matters

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At September 30, 2004, December 31, 2003 and December 31, 2002, K2 had recorded an estimated liability of approximately $802,000, $980,000 and $1,308,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

Critical accounting policies

K2’s discussion and analysis of its financial condition and results of operations are based upon K2’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires K2 to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

Discussed below are several significant accounting policies, which require the use of judgments and estimates that may materially affect the consolidated financial statements.

The estimates described below are reviewed from time to time and are subject to change if the circumstances so indicate. The effect of any such change is reflected in results of operations for the period in which the change is made. Establishment of the reserves affecting inventories and the allowance for doubtful accounts are among the most important.

Revenue recognition

K2 generally recognizes revenue from product sales upon shipment to its customers, which is at the point in time risk of loss is transferred to the customer, net of reserves for estimated returns. As a general matter, customers have no right of return, however returns do occur from time to time for a variety of reasons, including local business practices in one of the foreign countries in which K2 does business. Reserves for estimated returns are established based upon historical return rates and recorded as reductions of sales.

Warranty

K2 records the estimated cost of product warranties at the time sales are recognized. K2 estimates warranty obligation by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

Accounts receivable and allowances

Accounts receivable are the result of K2’s worldwide sales activities. Although K2’s credit risk is spread across a large number of customers within a wide geographic area, periodic concentrations within a specific industry occur due to the seasonality of its businesses and with certain customers as the result of K2’s acquisition activities. K2 generally does not require collateral but does perform periodic credit evaluations to manage its credit risk.

K2 evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where there is knowledge of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably believed to be collected. For all other customers, reserves are established based on historical bad debts, customer payment patterns and current economic conditions. The establishment of these reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. If the financial condition of K2’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required resulting in an additional charge to expenses when made.

Inventories

Inventories are valued at the lower of cost or market value. Cost is substantially determined by the first-in, first-out (FIFO) method, including material, labor and factory overhead. K2 records adjustments to its inventory for estimated obsolescence or diminution in market value equal to the difference between the cost of inventory and the estimated market value, based on market conditions from time to time. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual experience if future economic conditions, levels of consumer demand, customer inventory levels or competitive conditions differ from expectations.

Long-lived and finite lived intangible asset

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, ranging from one to eleven years.

Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” K2 assesses the fair value of the assets based on the future cash flow the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, K2 reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, comparable market values. K2 determined there were no indicators of impairment of long-lived assets as of September 30, 2004.

K2 has evaluated the remaining useful lives of its finite-lived purchased intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were therefore not subject to amortization. K2 determined that no adjustments to the useful lives of its finite-lived purchased intangible assets were necessary. The finite-lived purchased intangible assets consist of patents, customer contracts and customer lists, licensing agreements and tradenames/trademarks which have weighted average useful lives of approximately 9 years, 7 years, 5 years and 7 years, respectively.

Indefinite lived intangible assets

Goodwill and intangible assets with indefinite lives are not amortized but instead are measured for impairment at least annually, or when events indicate that an impairment exists. As required by the new standards, the impairment tests for goodwill and other indefinite-lived intangible assets are assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a K2 reporting unit with the net book value (or carrying amount), including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, accordingly the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the extent of such charge. K2’s estimates of fair value utilized in goodwill and other indefinite-lived intangible asset tests may be based upon a number of factors, including assumptions about the projected future cash flows, discount rate, growth rate, determination of market comparables, technological change, economic conditions, or changes to K2’s business operations. Such changes may result in impairment charges recorded in future periods.

The fair value of K2’s reporting units was determined using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated future cash flows. Future cash flows are estimated by K2 under the market approach, fair value is estimated based on market multiples of revenue or earnings for comparable companies.

Based on the results of the annual impairment tests, K2 determined that no impairment of goodwill existed as of December 31, 2003. However, future goodwill impairment tests could result in a charge to earnings. K2 will continue to evaluate goodwill on an annual basis and whenever events and changes in circumstances indicate that there may be a potential impairment.

Income taxes

Income taxes are recorded using the liability method. K2 estimates actual current tax exposure together with temporary differences that result from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. K2 then assesses the likelihood that deferred tax assets will be recovered from future taxable income and to the extent that recovery is unlikely, a valuation allowance must be established. A significant portion of K2’s deferred tax assets relate to net operating loss carryforwards for both domestic and foreign purposes. The realization of these assets is based upon estimates of future taxable income. In those jurisdictions where the realization of these carryforwards is not likely, a valuation allowance has been established. If actual results are less favorable than those projected by management, additional income tax expense may be required.

Pensions

K2 sponsors several trusteed noncontributory defined benefit pension plans covering most of its domestic employees. Pension costs and liabilities are actuarially calculated. These calculations are based on assumptions related to the discount rate, projected compensation increases and expected return on assets. The discount rate assumption is based on the Moody’s AA Effective Annual Yield rate as of December 31, 2003. The salary growth assumptions reflect long-term actual experience and future and near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. K2 evaluates the assumptions used on a periodic basis and makes adjustments as necessary. As of December 31, 2002, K2’s assumptions related to the discount rate, projected compensation increases and expected return on assets was 6.75%, 4.00% and 8.50%, respectively. Due to the lower expectations of asset returns and the declining interest rate environment in 2003, K2 lowered its discount rate and expected return on assets assumptions to 6.25% and 8.25%, respectively, at December 31, 2003. A continued variance in the discount rate, expected return on plan assets and rate of compensation increase could have a significant impact on the pension costs recorded.

Due to the lower discount rate and declines in the stock market during 2001 and 2002, actual asset returns on K2’s pension assets did not meet K2’s assumption of 2002 and 2003 expected returns. For the 2003 year, market conditions improved which resulted in asset returns on pension assets exceeding expectations. These asset returns were estimated to result in a decrease in 2004 pension expense of approximately $700,000. However, the decrease in the discount rate from 6.75% to 6.25% was estimated to result in an increase in 2004 pension expense of approximately $100,000. In addition, the decrease in the expected return on assets assumption from 8.50% to 8.25% was estimated to result in an additional increase to 2004 pension expense of approximately $100,000.

Effective August 31, 2004, K2 froze its pension plans, referred to herein as the pension plans. This resulted in active participants no longer accruing benefits under the pension plans. Participants will remain eligible to receive benefits they have earned under the plans through August 31, 2004 when they retire. New employees will not be eligible to accrue any benefit under the pension plans. The impact of this plan change on K2’s benefit costs is a one-time recognized curtailment loss of $353,000 in the 2004 third quarter. The impact on future benefit costs is the elimination of the service cost and a reduction of the projected benefit obligation for future pay increases. This plan change has further resulted in an estimated reduction in benefit costs for the 2005 year of $3.2 million.

K2’s expected cash contribution to its pension plans in 2004 is $3,500,000. During the three and nine months ended September 30, 2004, K2 made contributions totaling approximately $3,008,000 and $3,515,000, respectively to the pension plans.

Based on the decrease in the discount rate and lower expected asset returns, the accumulated benefit obligation of the pension plans exceeded the fair value of the plan assets by $15.6 million at December 31, 2003. These asset shortfalls resulted in K2 recording a non-cash charge to Other Comprehensive Income, a component of K2’s shareholder’s equity, of $6.8 million ($4.4 million, net of taxes) at December 31, 2003. Based on this amount recorded, K2 had $15.2 of net pension liabilities as of December 31, 2003, consisting of $15.6 in asset shortfalls and an intangible asset for the unrecognized prior service cost of $0.4 million. As of September 30, 2004 and December 31, 2003, K2 treated $0.5 million and $4.0 million, respectively, of the pension liability as current and $11.2 million as long-term.

Foreign currency translation

The functional currency for most foreign operations is the local currency. The financial statements of foreign subsidiaries have been translated into United States dollars. Asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts have been translated using the average exchange rate for the year. The gains and losses associated with the translation of the financial statements resulting from the changes in exchange rates from year to year have been reported in the other comprehensive income or loss account in shareholders’ equity. To the extent assets and liabilities of the foreign operations are realized or the foreign operations pay back intercompany debt, amounts previously reported in other comprehensive income or loss account would be included in net income or loss in the period in which the transaction occurs. Transaction gains or losses, other than those related to intercompany accounts and investments deemed to be of a long-term nature, are included in net income or loss in the period in which they occur.

Impact of inflation and changing prices

The inflation rate, as measured by the Consumer Price Index, has been relatively low in the last few years, and therefore, pricing decisions by K2 have largely been influenced by competitive market conditions. Depreciation expense is based on the historical cost to K2 of its fixed assets, and therefore, is considerably less than it would be if it were based on current replacement cost. While buildings, machinery and equipment acquired in prior years will ultimately have to be replaced at significantly higher prices, it is expected this will be a gradual process over many years.

Quantitative and qualitative disclosures of market risk

Fluctuations in foreign currency exchange rates can affect K2’s earnings and cash flows. K2 manages its exposures to changes in foreign currency exchange rates on certain firm purchase commitments and anticipated, but not yet committed purchases, by entering into some foreign currency forward contracts. K2’s risk management objective is to reduce its exposure to the effects of changes in exchange rates on the cost of products sold over quarterly time horizons. Foreign currency exchange rate movements also affect K2’s competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors and may affect the profitability and pricing strategies of K2 as well. K2’s foreign currency risk policies entail entering into foreign currency derivative instruments only to manage risk of currency fluctuations over a given period of time, not for speculative investments. At September 30, 2004, K2 had foreign exchange contracts with maturities of within one year to exchange various foreign currencies to dollars in the aggregate amount of $44.9 million.

Considering both the anticipated cash flows from firm purchase commitments and anticipated purchases for the next quarter and the foreign currency derivative instruments in place at year end, a hypothetical 10% weakening of the U.S. dollar relative to other currencies would not materially adversely affect expected fourth quarter 2004 earnings or cash flows. This analysis is dependent on actual purchases during the next quarter occurring within 90% of budgeted forecasts. The effect of the hypothetical change in exchange rates ignores the effect this movement may have on other variables including competitive risk. If it were possible to quantify this competitive impact, the results could well be different than the sensitivity effects shown above. In addition, it is unlikely currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

K2 is also exposed to interest rate risk in connection with its borrowings under the revolving bank credit facility which bear interest at floating rates based on London Inter-Bank Offered Rate (LIBOR) or the prime rate plus an applicable borrowing margin. For the convertible subordinated debentures and senior notes, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant.

As of September 30, 2004, K2 had $300.0 million in principal amount of fixed rate debt represented by the convertible subordinated debentures and senior notes and $83.2 million of variable rate debt represented by borrowings under the revolving credit facilities and foreign credit lines. Based on the balance outstanding under the variable rate facilities as of September 30, 2004, an immediate change of one percentage point in the applicable interest rate would have caused an increase or decrease in interest expense of approximately $0.8 million on an annual basis. At September 30, 2004, up to $181.8 million of variable rate borrowings were available under K2’s $250 million revolving bank credit facility. K2 may use derivative financial instruments, where appropriate, to manage its interest rate risks. However, as a matter of policy, K2 does not enter into derivative or other financial investments for trading or speculative purposes. At September 30, 2004, K2 had no such derivative financial instruments outstanding.

Industry

According to industry data, manufacturers’ sales of sporting goods, including sports equipment, sports apparel and athletic footwear were $49.8 billion during 2003, essentially unchanged from 2002. In 2003, the sports equipment segment is estimated to have increased to $17.7 billion, an increase of 1.1% from 2002.

The industry is currently characterized by a number of overall trends, including:

Consolidation—The sporting goods industry is both mature and fragmented. According to industry data, the top 25 suppliers of sports equipment accounted for 29.6% of total sales during 2003. Excess supply has resulted in increased competition on both the retail and supplier side of the business. This highly competitive environment has led to ongoing consolidation within the sporting goods industry as smaller suppliers are forced to compete with larger, better-capitalized competitors in terms of both service and price. Consolidation is expected to continue as smaller industry participants need access to retail channels and improved economies of scale in manufacturing and distribution.

Retailer/supplier relationships—The gap between suppliers and retailers has closed considerably in recent years. Retailers have grown increasingly more demanding of suppliers in terms of price, supply chain management, inventory control and joint-promotional activities. Retailers are increasingly demanding that suppliers assume in-store responsibilities, such as product display and other category management roles. Combined with consolidation, this is causing larger retailers to seek manufacturers capable of supplying their entire network of stores.

Channel consolidation—The increasing role of large mass merchandisers such as Wal-Mart, Target and K-mart as major retailers of sporting goods equipment, recreational equipment, outdoor products and athletic apparel is expected to continue. Continued expansion by these mass merchandisers will increase their importance as key retail distribution channels. Sporting goods retailers, such as The Sports Authority with approximately 385 stores in 45 states, have created powerful national distribution chains within the industry. Other sporting goods retailers such as Hibbet’s with approximately 378 stores, Dick’s Sports with approximately 215 stores and Modell’s with approximately 105 stores, have also become major industry distribution channels for sporting goods equipment.

Population demographics—According to industry data, while the core youth market of 5 to 19 year olds is expected to remain stable, the population in the U.S. age 55 and older is forecast to grow by 14%, from 66.1 million to 75.1 million between 2005 and 2010. Health concerns among older adults as well as obesity concerns among many young Americans have elevated the need for increased exercise and physical activity.

The following represents certain key data and trends related to our operations:

Action sports—Many young people have taken up “extreme” or “action” sports, which include activities such as in-line skating, paintball, skiing, skateboarding and snowboarding. Participation in these sports has grown more rapidly than the population as a whole and has opened up new markets for sporting goods. In particular, participation in the paintball industry has increased significantly during the past five years. According to industry data, participation in paintball has grown 11% annually between 1998 and 2003; from 5.9 million participants in 1998 to 9.8 million participants in 2003. Skiing, snowboarding and snow-shoeing had approximately 22 million combined participants in 1998 compared to approximately 24 million combined participants in 2002.

Snowboarding remains one of the outdoor activities to achieve significant growth as the number of adult and female snowboarders has increased in recent years. In 1990, 20% of snowboarders were female; in 1998, 28%; and in 2002, 29%. About one-third of snowboarders were new to the sport in 2002, and another 31% had been involved for less than three years.

Team sports—Reports from youth sports organizations and the nation’s high schools indicate that participation in organized team sports is growing. A significant portion of this growth is offsetting a decline in casual sport participation. This may be due to an increase in community and other institutional forms of organized sports. According to industry data, almost 75% of American children aged 6 to 17 play a team sport. U.S. high schools field a total of 255,954 varsity teams and uncounted hundreds of thousands of junior varsity and intramural squads. Much of the growth in organized team sports has resulted from increased participation from girls and younger players. In 1990, girls represented 35% of all high school varsity athletes. In 2002, they represented 42%. In addition to creating more teams and leagues for girls, many sporting organizations have introduced or expanded programs for players aged 6 or younger. T-Ball USA estimates that more than two million young boys and girls are engaged in their programs each year.

Marine and outdoor—Outdoor activities are often family experiences that are enjoyed by participants of all ages and genders. According to industry data:

•	more than 50 million Americans went fishing in 2002;

•	greater than 40 million went tent camping; and

•	over 38 million participated in hiking and nearly 17 million went hunting.

Fishing, in all its forms, was the top outdoor sporting activity in 2002. Although it is estimated that the total number of participants in freshwater fishing has declined since 1998, the number of frequent participants has remained stable. In 2002, 12.8 million people participated frequently (15 days) in freshwater fishing, which was relatively unchanged from 1998.

Sports apparel—Based on industry data, consumers bought an estimated 24% more items of sports apparel in 2003 compared to 2001. The trend to wear sports apparel for casual use has increased the popularity of sports clothing lines. Consumers use T-shirts, golf apparel, rugby shirts, ski jackets, sweats, socks and baseball caps for both sporting activities and casual wear. The ability to innovate in terms of product technology, fashion, or other differentiating features has been a key driver of success in the apparel market. We believe this trend will continue and that significant growth will be derived from high-tech performance apparel.

We believe we participate in a stable industry with positive demographics and popular attitude trends. We believe we are well-positioned to take advantage of the ongoing structural changes within the industry’s supply channel.

Business

Overview

K2 Inc. is a premier sporting goods company with a diverse portfolio of leading sporting goods brands and other recreational products. K2’s highly diversified revenues are generated by products used in individual and team sports activities, including baseball, softball, fishing, water and outdoor sports activities, including alpine skiing, snowboarding, snowshoeing, in-line skating, mountain biking and paintball. K2’s sporting goods include a number of name brand lines such as Rawlings, Worth and Miken baseball and softball products, Shakespeare and Pflueger fishing rods and reels, Brass Eagle, JT and Viewloader paintball products, Stearns and Sospenders personal flotation devices, Stearns and Mad Dog rainwear and outdoor products, K2, Völkl, Marker and Olin alpine skis and alpine ski bindings, K2, Ride, Liquid, 5150 and Morrow snowboards, boots and bindings, TUBBS and Atlas snowshoes, K2 in-line skates and K2 bikes. K2’s other recreational products include Marmot, Ex Officio, Planet Earth and Holden apparel, Adio and Hawk skateboard shoes and Hilton corporate casual apparel. K2’s marine and outdoor products consist primarily of Shakespeare monofilament line used in weed trimmers, fish line, paper mills and industrial applications, and Shakespeare fiberglass marine antennas and marine accessories. Founded in 1946, K2 has grown to approximately $700 million in 2003 annual sales through a combination of internal growth and strategic acquisitions. For segment and geographic information, see Note 16, Segment Data, in the Notes to consolidated financial statements included and incorporated by reference herein.

K2 has expanded its presence in several sporting goods markets in the U.S., Europe and Japan, including skateboard shoes, fishing tackle reels and kits and combos, outdoor marine accessories, hunting accessories, snowboard apparel and ski accessories. Management believes these newer products have benefited from the brand strength, reputation, distribution, and the market share positions of other K2 products, several of which are now among the top brands in their respective markets. Our product portfolio contains some of the most widely recognized brands in their respective market segments. We believe we have leading market positions with many of our branded products based on revenue or unit sales.

Product	Brand	Market	Ranking
Alpine skis	K2 and Völkl	U.S.	#1
Alpine ski bindings	Marker	U.S.	#1
Snowboards	K2, Ride, Liquid, Morrow and 5150	U.S.	#1
		Worldwide	#2
Snowboard bindings	K2, Ride, Liquid, Morrow and 5150	U.S.	#1
Snowshoes	TUBBS and Atlas	U.S.	#1 and #2
Performance in-line skates	K2	Worldwide	#1
Paintball products	Brass Eagle, JT, Viewloader and Worr Games	Worldwide	#1
Baseballs and gloves	Rawlings	U.S.	#1
Softballs	Worth	U.S.	#1
Fishing kits and combos	Shakespeare	U.S.	#1
Fishing rods	Shakespeare and Ugly Stik	U.S.	#1
PFDs	Stearns	U.S.	#1

In order to implement its strategy for growth, K2 has embarked upon a program to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational products. K2 intends to implement its internal growth strategy by continuing to improve operating efficiencies, extending its product offerings through new product launches and maximizing its extensive distribution channels. In addition, K2 will seek strategic acquisitions of other sporting goods companies with well-established brands and with complementary distribution channels. K2 believes that the growing influence of large format sporting goods retailers and retailer buying groups as well as the consolidation of certain sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 also believes that the most successful sporting goods suppliers will be those with greater financial and other resources, including those with the ability to produce or source high-quality, low cost products and deliver these products on a timely basis, to invest in product development projects and to access distribution channels with a broad array of products and brands. In addition, as the influence of large sporting goods retailers grows, we believe these retailers will prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space.

K2’s common stock was first offered to the public in 1959 and is currently traded on the New York and Pacific Stock Exchanges (symbol: KTO).

2003 acquisitions

On March 26, 2003, K2 completed the acquisition of Rawlings, in a stock-for-stock exchange offer/merger transaction. Rawlings is the leading manufacturer and marketer of baseball equipment. Rawlings was founded in 1887 and has since become a tradition in team sports equipment and uniforms. Under the brand name, we provide competitive team sports equipment; apparel and accessories for baseball, basketball, football, soccer and volleyball; and licensed Major League Baseball, Minor League Baseball, NCAA baseball and National Federation of State High School Association retail products. We believe that Rawlings is the number one U.S. manufacturer of baseballs and baseball gloves based on 2003 sales, and that Rawlings gloves are used by more Major League Baseball players than all other brands combined. Since 1977, we have been the exclusive supplier of baseballs to Major League Baseball, and, in 2003, we became the exclusive supplier of baseballs to Minor League Baseball and the official helmet supplier to Major League Baseball. Under the Rawlings brand, we sell 30 different models of basketballs in both the youth and adult markets. Rawlings recently introduced its patented TenTM basketball, which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships. Our marketing efforts are supported by endorsements from several major professional athletes, including Álex Rodríguez, Randy Johnson, Tracy McGrady and Michael Vick. Rawlings is included in K2’s Team Sports segment.

On September 16, 2003, K2 completed the acquisition of all of the outstanding capital stock of Worth in exchange for cash and K2 common stock. With our Worth brand, we are a leading supplier of softball products with leading market positions in aluminum bats and softballs. Worth products are widely used across NCAA Division I fast pitch programs. The Worth softball is the official softball of all Canadian major associations and Worth softball bats are the official softball bats of the U.S. Specialty Sports Association. Since 1912, Worth has been a leader in softball technology and we believe it was the first company to introduce an aluminum bat, the first to introduce a graphite bat and one of the first to introduce a titanium bat. Worth is included in K2’s Team Sports segment.

On December 16, 2003, K2 completed the acquisition of Brass Eagle in a stock-for-stock exchange offer/merger transaction. Brass Eagle is a worldwide leader in the design, manufacture, marketing, and distribution of paintball products, including paintball markers, paintballs, and accessories. Brass Eagle is included in K2’s Action Sports segment.

During 2003, K2 also completed four smaller acquisitions; two are reported in the Action Sports segment, one within the Team Sports segment and one within the Marine and Outdoor segment.

2004 acquisitions

On January 23, 2004, K2 completed the acquisition of Fotoball, a marketer and manufacturer of souvenir and promotional products, principally for team sports, in a stock-for-stock exchange offer/merger transaction. The results of the operations of Fotoball were included in the consolidated financial statements of K2 beginning with the date of the merger. Subsequent to the completion of the merger, K2 changed the name of Fotoball to K2 Licensing & Promotions, Inc. K2 Licensing & Promotions, Inc. is included in K2’s team sports segment.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of Worr and All-Cad, businesses engaged in the design, manufacturing, selling and distribution of paintball markers and paintball-related products and accessories. Worr is included within the Action Sports segment.

On April 19, 2004, K2 completed the purchase of substantially all of the assets of IPI, a business engaged in the design, manufacturing, selling and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles. IPI is included within the Action Sports segment.

On May 12, 2004, K2 completed the purchase of Ex Officio, a division of Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories.

The aggregate purchase price for Worr, All-Cad, IPI and Ex Officio was $37.9 million, which included 630,441 shares of K2 common stock.

On June 30, 2004, K2 completed the acquisition of Marmot. Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. The purchase price was approximately $85.1 million (excluding merger costs of $3.3 million) plus the repayment of permanent and seasonal working capital debt. The transaction consideration consisted of $38.2 million in cash, the issuance of 2,840,123 shares of our common stock and the assumption of debt.

On July 7, 2004, K2 completed the acquisitions of Völkl and Marker. Founded in 1889, Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker was founded in 1952, and has gained worldwide recognition for its patented ski-bindings. The purchase price was approximately $97.5 million (excluding merger costs of approximately $3.7 million) plus the assumption of seasonal working capital debt. The transaction consideration consisted of $68.6 million in cash, the issuance of 1,821,073 shares of K2 Inc. common stock and the assumption of debt.

Sale of operating division

On May 27, 2003, K2 completed the sale of the assets of its composite utility and decorative light poles and related product lines, referred to as the Division, to a subsidiary of Genlyte Thomas Group LLC. The Division was sold for approximately $20.1 million in cash and the assumption of certain liabilities by the buyer.

K2 classifies its business into four segments based on similar product types, consisting of action sports products, team sports products, marine and outdoor products and apparel and footwear products.

Action sports products

Net sales for action sports products were $247.0 million in 2003, $218.0 million in 2002 and $236.5 million in 2001 and $324.3 million for the nine months ended September 30, 2004. The following table lists K2’s principal action sports products and brand names under which they are sold.

Product	Brand Name
Alpine skis	K2, Völkl and Olin
Alpine ski bindings	Marker
Snowboards and accessories	K2, Ride, Morrow, 5150 and Liquid
Snowshoes and accessories	TUBBS, Atlas and Little Bear
In-line skates	K2
Mountain and BMX bikes	K2
Paintball markers, paintballs and accessories	Brass Eagle, Viewloader, JT and Worr Games

Alpine skis. K2 sells its alpine skis under the names K2, Völkl and Olin in the three major ski markets of the world—the U.S., Europe and Japan. While participation rates for alpine skiing have been relatively flat during the past several years, K2 believes that industry retail sales have declined in the worldwide market during the same period. In particular, K2 believes poor weather conditions in certain markets, the high cost of skiing, the opportunity to participate in alternative activities such as snowboarding, and the increased use of rental or demo skis further contributed to a decline in retail sales. K2 skis, however, have benefited in recent years from their increasing popularity among retail purchasers, resulting from recent innovations including performance enhancing MOD technology, gender specific skis, attractive graphics and creative marketing.

K2 and Olin skis are manufactured by K2 primarily in its facility in China. The skis and accessories, including helmets and ski poles, are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-owned distributors. K2 and Olin alpine skis are marketed to skiers ranging from beginners to top racers to meet the performance, usage and terrain requirements of the particular consumer.

From a pricing perspective, K2 positions the brands in the mid-level and premium price points, reflecting the quality of materials used in construction and the continual incorporation of technological innovations. To assist in its marketing efforts, K2 sponsors well-known professional and amateur skiers.

Snowboards and accessories. K2 sells snowboards, boots, bindings and snowboard outerwear under the K2, Ride, Morrow, 5150 and Liquid brands. Accessories, including backpacks for carrying snowboards and other gear when hiking into the back country and snowboard apparel are being marketed under the K2 and Ride brands. Growth in retail sales in the snowboard market has slowed, resulting in fewer, larger, better capitalized brands. K2 manufactures most of its own snowboards in its manufacturing facility in China. K2 believes its manufacturing capability and ability to innovate provide a competitive advantage. Like its alpine skis, K2 snowboards are of high quality and have innovative features.

K2’s snowboard brands are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-owned distributors. Like K2 skis, K2, Ride and Morrow snowboard products are marketed using youthful and energetic advertising, and K2 sponsors well-known professional and amateur snowboarders.

In-line skates. K2 introduced its K2 soft boot in-line skates in 1994. Although the worldwide market underwent several years of growth, it has declined in recent years with the sharpest decline occurring in 2001, resulting in a consolidation of brands.

K2’s in-line skates target the enthusiast and are priced at the mid to upper end of the industry’s price points. K2 skates are attractive and of high quality and have innovative features such as a soft mesh and leather upper designed for improved comfort, with a rigid plastic cuff for support. K2’s skates incorporate several innovations, including K2’s soft boot skate with no laces. The patented product line is designed for performance as well as superior comfort and support. K2 also sells women’s-specific skates and adjustable-size, soft boot skates for children.

K2 in-line skates are manufactured to its specifications and are primarily assembled by a third party vendor in China. They are sold to specialty retail shops and sporting goods chains in the U.S. by independent sales representatives and in Europe and Japan through independent and Company-owned distributors.

Mountain and BMX bikes. K2 distributes high quality full-suspension mountain bikes, front suspension mountain bikes, road bikes and BMX bikes and accessories under the K2 name in the U.S. and internationally. K2’s mountain bikes provide performance and comfort with shock absorbing elements for front and rear wheels or front wheels only, which improves climbing ability and decreases rider fatigue and off-road vibration.

The bikes are manufactured and assembled by third party vendors. The bikes are marketed by an in-house marketing staff and are sold by independent sales representatives to independent bicycle dealers and other K2 retailers in the U.S. and through distributors internationally.

Paintball products. Brass Eagle designs and distributes throughout the U.S. a full line of paintball markers with a variety of performance characteristics. There are three primary classifications of paintball markers: pump action, semi-automatic and ultra high performance paintball markers. Brass Eagle currently offers all three types of paintball markers under its Brass Eagle, JT and Viewloader brand names to the mass merchant, sporting goods and specialty markets, as appropriate. To assist in its marketing efforts, Brass Eagle and JT sponsor key professional paintball teams. Paintball markers are generally sourced by Brass Eagle in Asia from third party suppliers. Brass Eagle, JT and Viewloader products are sold directly by Brass Eagle and through independent sales representatives to mass merchandisers, sporting goods retailers and to specialty shops and paintball venues in the U.S., as well as through independent distributors in Europe.

Paintballs are made of a gelatinous material; the paint is non-toxic, biodegradable and washable. Paintballs are manufactured using an encapsulation process in the company’s manufacturing facilities in the U.S., requiring special equipment and certain technical knowledge. Brass Eagle sells its paintballs in multiple colors in packages ranging in size from 100 to 2,000 balls.

Brass Eagle markets a broad product line of paintball accessories complementary to its paintball markers and paintballs. These accessory products include goggle systems, paintball loaders, cleaning squeegees, and refillable CO2 tanks. Goggle systems, a requirement for safe paintball play, are a primary component of Brass Eagle’s accessory product line. The goggle systems are designed to provide full face, eye and ear protection.

With our acquisition of Worr and All-Cad, we launched a new product line of Worr Games markers in the Fall of 2004, which targets sales at mid-price points. This new product line utilizes our well-developed distribution channel, including sporting goods retailers, to sell additional Worr Games’ products, which enjoy a proprietary marketing advantage built upon its Autococker trademark.

Team sports products

Net sales for team sports products were $116.9 million in 2003, $19.3 million in 2002 and $22.0 million in 2001 and $195.9 million for the nine months ended September 30, 2004. The following table lists K2’s principal team sports products and brand names under which they are sold.

Product	Brand Name
Baseballs, softballs, bats, gloves, softballs, basketballs, footballs, soccer balls, volleyballs, team sports apparel and accessories	Rawlings, Worth and Miken
Corporate casuals	Hilton

Baseball and softball. We believe that Rawlings is a leading supplier of baseball equipment in North America and, through its licensee, in Japan. Rawlings’ products in this area include baseball gloves, baseballs, softballs, batter’s helmets, catcher’s and umpire’s protective equipment, aluminum and wood baseball bats, batter’s gloves and miscellaneous accessories. Rawlings is a major supplier to professional, collegiate, interscholastic and amateur organizations worldwide, and is also the official baseball supplier to Major League Baseball, Minor League Baseball and NCAA, as well as the official helmet supplier to Major League Baseball. In addition, Rawlings’ products are endorsed by college coaches, sports organizations and numerous athletes, including more than 350 Major League Baseball players. Rawlings products are manufactured principally in Asia and Costa Rica.

Worth is a leading supplier of softball products with market leading positions in collegiate and amateur slow pitch and fast pitch softball. Worth products are widely used in NCAA Division I fast pitch softball programs and is the official softball of all Canadian major associations and the official softball and softball bat of the U.S. Specialty Sports Association. Worth products include aluminum softball bats, softballs, softball gloves and miscellaneous accessories. Worth products are manufactured principally in the U.S.

Rawlings and Worth products are sold directly by K2 and through independent sales representatives to mass merchandisers and sporting goods retailers in the U.S. as well as through independent distributors in Europe and Japan. Miken products are sold directly by K2 and through independent sales representatives primarily to sporting goods retailers in the U.S.

Basketball, football, soccer and volleyball. Rawlings sells 30 different models of basketballs, including full-grain, composite and synthetic leather and rubber basketballs for men and women in both the youth and adult markets. Rawlings recently introduced its patented Ten basketball which uses ten panels to improve handling, grip, control and shooting. Rawlings is the official supplier of basketballs to the National Association of Intercollegiate Athletics and the National Junior College Athletic Association Championships.

Team sports apparel. Rawlings has been selling team uniforms for approximately 100 years. Rawlings believes it has growth opportunities in its current team apparel business, as well as in the larger active wear apparel market.

Corporate casuals. K2 manufactures and distributes shirts, jackets and other apparel under the Hilton brand name. The products are sold in the U.S. to corporate buyers or advertising specialty distributors, embroiderers and screen printers who in turn sell imprinted items, including garments, principally to corporate buyers. Hilton apparel, which is sourced from offshore vendors, is sold through catalogs, by a direct sales force and by independent sales representatives.

Marine and outdoor products

Net sales for marine and outdoor products were $324.0 million in 2003, $328.7 million in 2002 and $313.3 million in 2001 and $274.8 million for the nine months ended September 30, 2004. The following table lists K2’s principal marine and outdoor products and the brand names under which they are sold.

Product	Brand Name
Fishing rods, reels and fishing kits and combos	Shakespeare, Ugly Stik and Pflueger
Active water and outdoor sports products	Stearns and Mad Dog
Monofilament line	Shakespeare
Marine radio antennas	Shakespeare

Fishing rods, reels and fishing kits and combos. K2 sells fishing rods, reels and fishing kits and combos throughout the world. We believe Shakespeare’s Ugly Stik models have been the best selling fishing rods in the U.S. over the past 20 years. The success of these fishing rods has allowed K2 to establish a strong position with retailers and mass merchandisers, thereby increasing sales of new rods, reels and kits and combos and allowing K2 to introduce new products such as the expansion of its Pflueger product line and licensed children’s kits and combos. Shakespeare rods and reels are manufactured principally in China. Shakespeare products are sold directly by K2 and through independent sales representatives to mass merchandisers and sporting goods retailers in the U.S., Europe and Australia and through independent and company-owned distributors in Europe and Australia.

Active water and outdoor sports products. K2 sells Stearns and Sospenders flotation vests, jackets and suits (“personal flotation devices”), cold water immersion products, wet suits, waders, outdoor products, rainwear and inflatable and towable water products and Mad Dog hunting accessories in the U.S. and in certain foreign countries. In the U.S., occupants of boats are required by law either to wear or have available personal flotation devices meeting U.S. Coast Guard standards. Stearns and Sospenders personal flotation devices are manufactured to such standards and are subject to rigorous testing for certification by Underwriters Laboratories. Stearns manufactures most of its personal flotation devices in the U.S., manufactures certain components in China and sources its other products from Asia. Stearns and Sospenders products are sold principally through an in-house sales department and independent sales representatives to mass merchandisers, specialty shops and chain stores and to the off-shore oil industry, commercial fishermen and other commercial users through independent sales representatives.

Monofilament line. Nylon and polyester monofilament line is manufactured in the U.S. and the U.K. and sold by K2 in a variety of diameters, tensile strengths and softness. Monofilament is used in various applications including the manufacture of woven mats for use by paper producers in the U.S., Europe and South America, as fishline and for use as line in weed trimmers in the U.S. and is sold directly to paperweavers, directly to retailers of fishline and distributors of cutting line and to others through independent sales representatives. Monofilament sold in Europe for woven mats is manufactured primarily in K2’s U.K. facility. Shakespeare monofilament also manufactures various products for industrial applications.

Marine radio antennas. K2 manufactures fiberglass radio antennas in the U.S. and in China for marine, citizen band and military application under the Shakespeare name. The products are sold primarily in the U.S. K2 also distributes marine accessories under the Shakespeare name which are manufactured in Asia to K2’s specifications. An in-house sales department and independent sales representatives sell the antennas, radios and other marine accessories to specialty marine dealers.

Apparel and footwear

Following our recent acquisitions of Marmot and Ex Officio, we created a new apparel and footwear platform consisting of our Marmot, Ex Officio, Adio, Hawk and Planet Earth product lines. The years ended 2001, 2002 and 2003 reflect the operations of the Adio, Hawk and Planet Earth product lines.

Net sales for apparel and footwear products were $30.6 million in 2003, $16.3 million in 2002 and $17.7 million in 2001 and $66.8 million for the nine months ended September 30, 2004. The following table lists K2’s principal apparel and footwear products and the brand names under which they are sold

Product	Brand Name
Technical apparel and equipment	Marmot
Outdoor and adventure travel apparel	Ex Officio and Buzz Off
Skateboard Shoes	Adio and Hawk
Skateboard Apparel	Adio and Planet Earth
Snowboard Apparel	Planet Earth and Holden

Marmot. On June 30, 2004, we completed the acquisition of Marmot. Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. Marmot is the industry leader in premium-priced, high performance outdoor apparel and equipment. Marmot designs, manufactures, markets and distributes technical apparel and equipment including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name. Outdoor professionals and enthusiasts associate the Marmot brand with “best-in-class” high-performance, high-technology apparel and equipment. Marmot has been the gear of choice on thousands of the most challenging expeditions and pursuits, including numerous treks to the highest summits on all seven continents. Marmot has continued to strengthen its brand image by heavily investing in product development, which has produced a steady stream of new and innovative products.

Ex Officio. On May 12, 2004, K2 completed the acquisition of substantially all of the assets of Ex Officio, a leader in the design and manufacture, sale and distribution of men and women’s apparel for outdoor and adventure travel. Ex Officio’s products are characterized by technical features, performance fabrics, and outdoor styles, and are used in a variety of activities including fishing, kayaking, trekking, exploring, and other leisure activities. Our Ex Officio products include the only EPA-approved line of insect-repellent clothing, which we sell in conjunction with Buzz Off brand insect repellent under a licensing agreement.

Skateboard and snowboard apparel and skateboard shoes. Skateboard and snowboard apparel and skateboard shoes are sold in the U.S., Canada, Europe and Japan. Suppliers, primarily located in Asia, manufacture these products to K2’s specifications. Independent sales representatives sell the products to retailers in the U.S. and Canadian markets and through Company-owned and independent distributors in Europe and Asia. K2’s skateboard shoes are designed with significant assistance from a group of well-known professional skateboarders. With favorable demographic trends, skateboarding has been enjoying a significant resurgence in popularity, principally among pre-teen and early teen boys. Skateboard shoes are marketed under the Adio and Hawk brand names, and models are named after the specific skateboarder who aided in the design. The Hawk brand of shoes has been designed and introduced in cooperation with Tony Hawk, the best known professional skateboarder in the world. We also market and sell a line of skateboard apparel under the Planet Earth and Adio brands and snowboard apparel under Planet Earth and Holden brands.

Competition

K2’s competition varies among its business lines. The sporting goods markets and recreational products markets are generally highly competitive, with competition centering on product innovation, performance and styling, price, marketing and delivery. Competition in these products (other than for active wear) consists of a relatively small number of large producers, some of whom have greater financial and other resources than K2. A relatively large number of companies compete for sales of active wear. While K2 believes its well-recognized brand names, low cost China manufacturing and sourcing base, established distribution channels and reputation for developing and introducing innovative products have been key factors in the successful introduction of its sporting goods and other recreational products, there are no significant technological or capital barriers to entry into the markets for many sporting goods and other recreational products. These markets face competition from other leisure activities, and sales of leisure products are affected by economic conditions, weather patterns and changes in consumer tastes, which are difficult to accurately predict.

K2 believes certain of its marine and outdoor products compete based on product quality, service and delivery. However, certain of K2’s marine and outdoor products are, in most instances, subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Certain of our competitors in the Marine and Outdoor segment have greater financial and other resources than K2.

Manufacturing, foreign sourcing and raw materials

K2 believes that for the products within its core categories, it is of strategic importance to develop the capability to source and manufacture high-quality, low cost products. As a result, K2 currently manufactures products in the People’s Republic of China, including most of its fishing rods and reels, snowboards, skis, shells for flotation devices, batting helmets and certain marine antennas. Additionally, K2 currently purchases in-line skates, baseball gloves, paintball markers and other products from a few vendors in China. Certain other products are sourced from various vendors in Asia, Latin America and Europe. The remaining products are manufactured by K2 in the U.S., Costa Rica and the United Kingdom.

K2 has not experienced any substantial difficulty in obtaining raw materials, parts or finished goods inventory for its businesses, although the cost of certain raw materials has fluctuated. Certain components and finished products, however, are manufactured or assembled abroad and therefore could be subject to interruption as a result of local unrest, currency exchange fluctuations, increased tariffs, trade difficulties and other factors. Timely supply of sporting goods products from K2’s factories and suppliers in The People’s Republic of China is dependent on uninterrupted trade with China. Should there be an interruption in trade with China, it could have a significant adverse impact on K2’s business, results of operations or financial position. Additionally, the gross margins on K2’s products manufactured or sourced in the U.S. or in Asia and distributed in Europe will depend on the relative exchange rates between the U.S. dollar, the Chinese yuan and the Euro.

K2 has not experienced any substantial difficulty in obtaining raw materials for its marine and outdoor products, although the cost of certain raw materials has fluctuated throughout the year.

Seasonality and cyclicality; backlog

Sales of K2’s sporting goods are generally highly seasonal and in many instances are dependent on weather conditions, although K2 has reduced this seasonality overall by acquiring a number of companies in 2003 and 2004. This seasonality causes K2’s financial results to vary from quarter to quarter, and K2’s sales and earnings are usually lower in the fourth quarter. In addition, the nature of K2’s baseball, softball, paintball, ski, snowboard, bike, in-line skate, fishing and water sports products businesses requires that, in anticipation of the selling season for these products, it make relatively large investments in inventory. The primary selling season, in the case of baseball and softball runs from January through April, paintball runs from September through November, skis and snowboards runs from August through December, bikes runs from October through April, in-line skates runs primarily from October through May and fishing tackle and water sports products runs primarily from January through June. Relatively large investments in receivables consequently exist during and after such seasons. The rapid delivery requirements of K2’s customers for its products also result in investment in significant amounts of inventory. K2 believes another factor in its level of inventory investment is the shift by certain of its sporting goods customers from substantial purchases of pre-season inventories to deferral of deliveries until the products’ retail seasons and ordering based on rates of sale.

Sales of our products depend largely on general economic conditions including the amount of discretionary income available for leisure activities, consumer confidence and favorable weather conditions. Sales of K2’s monofilament products are dependent to varying degrees upon economic conditions in the container and paper industries, and are subject to threat from vertical integration and consolidation among its customers.

Because of the nature of many of K2’s businesses, backlog is generally not significant.

Customers

K2 believes that its customer relationships are excellent. Wal-Mart accounted for over 10% of K2’s net sales for the 12 months ended December 31, 2003.

Research and development

Consistent with K2’s business strategy of continuing to develop innovative brand name products and improving the quality, cost and delivery of products, K2 maintains decentralized research and development departments at several of its manufacturing centers, which are engaged in product development and the search for new applications and manufacturing processes. Expenditures for research and development activities totaled approximately $9.6 million in 2003, $8.5 million in 2002, $12.2 million in 2001 and $6.4 million for the nine months ended September 30, 2004 and were expensed as in the period incurred.

Environmental factors

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At September 30, 2004 and December 31, 2003, K2 had recorded an estimated liability of approximately $802,000 and $980,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

Employees

K2 had approximately 3,500 and 2,000 employees at December 31, 2003 and 2002, respectively. K2 believes its relations with employees generally have been good.

Patents and intellectual property rights

While product innovation is a highly important factor for K2 and many of K2’s innovations have been patented, K2 does not believe the loss of any one patent would have a material effect on its financial position, cash flows or results of operations. Certain of its brand names, such as Rawlings, Worth, Miken, Shakespeare, Ugly Stik, Pflueger, Adio, Stearns, Mad Dog, K2, Völkl, Marker, Marmot, Ex Officio, Olin, Ride, Morrow, Liquid, 5150, TUBBS, Atlas, Brass Eagle, Viewloader, JT and Adio are believed by K2 to be well-recognized by consumers and therefore important in the sales of these products.

Rawlings®, Worth®, Miken®, deBeer®, Gait™, Ten™, Hilton®, Shakespeare®, Pflueger®, Ugly Stik®, All Star™, Brass Eagle®, Viewloader®, Autococker®, Stearns®, Sospenders®, Mad Dog®, K2®, Volkl®, Ride®, Morrow®, 5150®, Liquid®, Velvet™, Recon™, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Holden™, Tubbs®, Atlas®, Little Bear®, JT®, Worr Games®, and Dana Designs®, are protected trademarks or registered trademarks of K2 or its subsidiaries in the United States and other countries worldwide. Olin® and Buzz Off™ are trademarks licensed to K2 or its subsidiaries from third parties.

Properties

The table below provides information with respect to the principal production and distribution facilities utilized by K2 for operations as of December 31, 2003.

Location	Type of facility	Owned facilities		Leased facilities
		No. of locations	Square footage	No. of locations	Square footage
Action Sports
Arkansas	Distribution	1	14,000	—	—
California	Distribution and production	—	—	4	99,000
Colorado	Distribution and production	—	—	1	40,000
Illinois	Distribution	1	6,000	—	—
Missouri	Distribution and production	—	—	2	281,000
Mississippi	Production	—	—	1	13,000
Vermont	Distribution and production	—	—	1	20,000
Washington	Distribution and production	1	165,000	1	146,000
Foreign	Distribution and production	—	—	19	335,000

		3	185,000	29	934,000

Team Sports
Alabama	Production	2	160,000	—	—
Illinois	Distribution	—	—	1	85,000
Missouri	Distribution and production	—	—	2	462,000
New York	Production	1	81,000	—	—
Pennsylvania	Distribution	—	—	1	6,000
Tennessee	Distribution and production	4	264,000	—	—
Foreign	Distribution and production	1	54,000	1	18,000

		8	559,000	5	571,000

Marine Outdoor
Minnesota	Distribution and production	1	278,000	2	88,000
South Carolina	Distribution and production	2	400,000	3	121,000
Foreign	Distribution and production	2	48,000	8	1,162,000

		5	726,000	13	1,371,000

The corporate headquarters of K2 is located in approximately 19,000 square feet of leased office space in Carlsbad, California. The terms of K2’s leases range from one to eight years, and many are renewable for additional periods. The termination of any lease expiring during 2004 would not have a material adverse effect on K2’s operations.

K2 believes, in general, its plants and equipment are adequately maintained, in good operating condition and are adequate for K2’s present needs. K2 regularly upgrades and modernizes its facilities and equipment and expands its facilities to meet production and distribution requirements.

Legal proceedings

Certain of K2’s products are used in relatively high risk recreational settings and from time to time K2 is named as a defendant in lawsuits asserting product liability claims relating to its sporting goods products. To date, none of these lawsuits has had a material adverse effect on K2, and K2 does not expect any lawsuit now pending to have such an effect. K2 maintains product liability, general liability and excess liability insurance coverage. No assurances can be given that such insurance will continue to be available at an acceptable cost to K2 or that such coverage will be sufficient to cover one or more large claims, or that the insurers will not successfully disclaim coverage as to a pending or future claim.

K2 is one of several named potentially responsible parties, a PRP, in two Environmental Protection Agency matters involving discharge of hazardous materials at certain offsite waste disposal sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At September 30, 2004 and December 31, 2003, K2 had recorded an estimated liability of approximately $802,000 and $980,000, respectively, for environmental liabilities, most of which was established for the South Carolina matter mentioned above. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in ongoing discussions with the EPA or other environmental agencies. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration reserves provided, management does not believe these matters will have a material adverse effect on K2’s financial statements.

K2 is involved in lawsuits, claims, investigations and proceedings, including those identified above, consisting of product liability, patent, commercial, employment and environmental matters, which arise in the ordinary course of business. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” K2 makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. K2 believes that it has adequate provisions for such matters. K2 reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular legal matter. Litigation is inherently unpredictable. However, K2 believes that it has valid defenses with respect to legal matters pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Management

Our directors and executive officers are set forth below. The Board of Directors is divided into three classes, each having a three year term, with only one class being elected each year. Our executive officers are appointed by the Board of Directors annually and serve at the discretion of the Board of Directors.

Name	Age	Position
Richard J. Heckmann	61	Chairman of the Board, Director, Class 1, and Chief Executive Officer
Wilford D. Godbold, Jr.	66	Director, Class 2
Jerry E. Goldress	74	Director, Class 3
Robert E. Hernreich	59	Director, Class 1
Lou L. Holtz	67	Director, Class 2
Stewart M. Kasen	65	Director, Class 1
Alfred E. Osborne, Jr.	60	Director, Class 3
Dan Quayle	57	Director, Class 3
Edward F. Ryan	47	Director, Class 3
J. Wayne Merck	44	President and Chief Operating Officer
John J. Rangel	50	President - European Operations
Dudley W. Mendenhall	50	Senior Vice President—Finance
Monte H. Baier	36	Vice President, General Counsel and Secretary
David Y. Satoda	39	Vice President and Director of Taxes
Thomas R. Hillebrandt	42	Corporate Controller
Diana C. Crawford	36	Director of Financial Reporting

Richard J. Heckmann has been Chief Executive Officer of K2 since October 2002 and Chairman of the Board of Directors of K2 since April 2000. Mr. Heckmann has been a director of MPS Group, Inc. since April 2003, and served as a director of Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and Chairman of the board of Tower Scientific Corporation.

Wilford D. Godbold, Jr. is a private investor and a member of the Board of Directors since 1998. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years, he served as chief operating officer of ZERO Corporation. From 1966 through 1982, he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy, the subsidiaries of which include Southern California Gas Company and San Diego Gas & Electric Co. He also serves as a director of Learning Tree International, an international provider of educational programs, and served as a Trustee of The Wellness Community, a provider of free psychological and social help to people with cancer, until March 2004.

Jerry E. Goldress has been a member of the Board of Directors of K2 since 1996 and has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of the Alamo Group, a manufacturer of industrial mowing equipment. Mr. Goldress is also Chairman of the Board of Frontier Insurance Group, Inc., a specialty property casualty insurance carrier, and Rockford Corporation, a manufacturer of car stereo equipment.

Robert E. Hernreich has been a member of the Board of Directors of K2 since 2000. Mr. Hernreich is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas’ largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of U.S. Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Eagle Valley Land Trust, the Snowboard Outreach Society, The Youth Foundation of Vail, and a member of the board of trustees of Washington University in St. Louis, Missouri. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

Lou L. Holtz has been a member of the Board of Directors of K2 since 2001. Mr. Holtz recently retired as the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at the University of North Carolina from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

Stewart M. Kasen has been a member of the Board of Directors of K2 since 1997. Mr. Kasen has been the President of S&K Famous Brands, Inc., since April 2002, and served as a director of S&K Famous Brands, Inc., since March 2002. He served as President of Schwarzschild Jewelers from September 2001 to April 2002. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its Chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, the Singer Company, a manufacturer of consumer sewing machines, and Department 56, a marketer of collectibles and specialty giftware.

Alfred E. Osborne, Jr. has been a member of the Board of Directors of K2 since 1999. Dr. Osborne is the Senior Associate Dean in the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the Faculty Director of the Harold Price Center for Entrepreneurial Studies at UCLA, which he founded 16 years ago. Dr. Osborne is a member of the Board of Directors of Nordstrom, Inc. and Equity Marketing, Inc. Dr. Osborne also serves as a trustee of the WM Group of Funds and is a director of First Pacific Advisors’ Capital, Crescent and New Income Funds. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

Dan Quayle has been a member of the Board of Directors of K2 since 2001. Mr. Quayle served as a congressman, senator and the 44th Vice President of the United States. Upon leaving office, he co-founded Circle Investors in 1993 which has been sold. He has authored three books including Standing Firm, which was on the New York Times bestseller list for 15 weeks. He continues to be an active public speaker. Currently, he is Chairman of Cerberus Global Investments, LLC, a New York investment fund. In addition to K2, he is a member of the board of directors of Aozora Bank in Tokyo, Japan.

Edward F. Ryan has been a member of the Board of Directors of K2 since 2003. Mr. Ryan has served as the President of Entrepreneurial Financial Resources, Inc., a collection of manufacturing companies since 1998 and was the Chief Executive Officer and President of Code 3/Public Safety Equipment Inc. from 1995 to 1998. Mr. Ryan is also a former member of the board of directors of Rawlings which K2 acquired in March 2003. Pursuant to the agreement and plan of merger to acquire Rawlings, K2 agreed that its Board of Directors would expand the class of Directors of K2 expiring in 2005 by one board member and that K2 would fill such vacancy by a nominee named by the board of directors of Rawlings.

J. Wayne Merck has been President and Chief Operating Officer of K2 since November 2003. Prior to that, he was Executive Vice President and Chief Operating Officer of K2 from October 2002. He served as Executive Vice President of Operations of K2 from July 2000, Vice President of K2 from January 1996 and President of Shakespeare Composites & Electronics, a division of Shakespeare, a wholly-owned subsidiary of K2 from June 1996. Mr. Merck served as President of K2’s former business, Anthony Pools, from February 1994 to June 1996.

John J. Rangel, a CPA, has been President—European Operations of K2 since August 2004. Prior to that, he served as Senior Vice President – Finance and Chief Financial Officer since April 2003, Senior Vice President-Finance of K2 since 1988, and Corporate Controller from 1985 to 1988.

Dudley W. Mendenhall is Senior Vice President—Finance of K2. Prior to joining K2 in April 2003, he was Managing Director of Ernst & Young’s west coast Corporate Finance Group from March 2001. From January 1990 through March 2001, Mr. Mendenhall held a number of executive positions at Bank of America: from January 1996 to March 2001, as Managing Director and Group Head of the entertainment and media industry group in Los Angeles and New York; from June 1993 to December 1995, as Managing Director of the Corporate Finance Group; and from January 1990 to June 1993, as Managing Director of the Leverage Finance Group.

Monte H. Baier is Vice President, General Counsel and Secretary of K2. Prior to joining K2 in April 2003, he was Associate General Counsel at Asia Global Crossing from April 2000. From 1995 through April 2000, Mr. Baier was as an Associate in the New York law firm of Simpson Thacher & Bartlett. Mr. Baier received a juris doctor degree from the New York University School of Law.

David Y. Satoda has been a Vice President of K2 since May 2001 and Director of Taxes since joining K2 in August 2000. Prior to that time, Mr. Satoda was a Senior Manager with Ernst & Young LLP, an international auditing and tax consulting firm for more than five years.

Thomas R. Hillebrandt has been Corporate Controller of K2 since May 2004. Prior to joining K2, he was Senior Vice President and Chief Financial Officer of Fotoball, a publicly held souvenir and promotional products company, since July 2001 and was Vice President and Chief Financial Officer of Fotoball from July 2000 through May 2001. Fotoball was acquired by K2 Inc. in January 2004. From August 1998 through July 2000, Mr. Hillebrandt served as the Vice President and Chief Financial Officer of ChatSpace, Inc., a privately held Internet software and services company.

Diana C. Crawford has been Director of Financial Reporting of K2 since May 2004. Ms. Crawford was Corporate Controller of K2 from July 1999 through May 2004 and Secretary from December 2000 through May 2003. Prior to joining K2, she was Controller of Kent H. Landsberg Company from 1996 to 1999 and an Audit Manager with Ernst & Young LLP from 1990 to 1996.

Executive compensation

The following table sets forth information concerning annual, long-term and other compensation of K2’s Chairman and Chief Executive Officer and the four most highly compensated executive officers of K2:

Summary compensation table

	Annual compensation				Long-term compensation awards of stock options (#)	All other compensation ($)
Name and principal position	Year		Salary ($)	Bonus ($)
Richard J. Heckmann(a) Chairman and Chief Executive Officer	2003 2002 2001	(a)	475,000 91,400 —	— — —	150,000 — —	500 — —
J. Wayne Merck President and Chief Operating Officer	2003 2002 2001		287,000 235,000 235,000	150,000 140,000 —	25,000 — 25,000	254,000 3,700 3,000	(c) (c) (c)
John J. Rangel Senior Vice President and Chief Financial Officer	2003 2002 2001		240,000 240,000 240,000	120,000 80,000 —	20,000 — —	108,900 7,300 6,100	(c) (c) (c)
Dudley W. Mendenhall(b) Senior Vice President—Finance	2003 2002 2001	(b)	175,400 — —	120,000 — —	20,000 — —	215,500 — —	(c)
David G. Cook Vice President—Asia Operations	2003 2002 2001		170,000 165,000 165,000	125,000 125,000 100,000	20,000 — —	5,100 3,800 3,880	(d) (d) (d)

(a)	Effective October 11, 2002, the Board of Directors of K2 elected Richard J. Heckmann, Director and Chairman of the Board, as the new Chief Executive Officer of K2. The amounts paid to Mr. Heckmann in 2002 are based on an annualized salary of $475,000.

(b)	Mr. Mendenhall joined K2 as Senior Vice President—Finance on March 31, 2003. The amounts paid to Mr. Mendenhall in 2003 are based on an annualized salary of $240,000. In addition, K2 paid Mr. Mendenhall $58,700 in 2003 for consulting services rendered prior to his joining K2.

(c)	Other Compensation for the named executives includes the following: (i) relocation expenses for 2003 to Mr. Merck of $200,400, Mr. Rangel of $67,200 and Mr. Mendenhall of $135,200; and (ii) reimbursement for payment of taxes for 2003 to Mr. Merck of $48,900, Mr. Rangel of $35,200 and Mr. Mendenhall of $80,300; and (iii) dollar value of allocations to the accounts of the named individuals in K2’s Employee Stock Ownership Plan: Mr. Heckmann ($500 in 2003), Mr. Merck ($500 in 2003, $1,700 in 2002 and $1,000 in 2001), Mr. Rangel ($500 in 2003, $1,800 in 2002 and $800 in 2001); and (iv) K2’s matching contribution to the accounts of the named individuals in K2’s 401(k) Retirement Savings Plan: Mr. Merck ($4,200 in 2003, $2,000 in 2002 and $2,000 in 2001) and Mr. Rangel ($6,000 in 2003, $5,500 in 2002 and $5,300 in 2001).

(d)	Other Compensation for Mr. Cook includes dollar value of allocations to Mr. Cook’s account in K2’s Employee Stock Ownership Plan ($1,900 in 2003, $900 in 2002 and $1,000 in 2001) and K2’s matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($3,200 in 2003, $2,900 in 2002 and $2,800 in 2001).

The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 2003.

Option grants in 2003

Name	Options granted(a)	% of total options granted employees during 2003	Exercise price per share		Expiration Date(c)	Potential realizable value at assumed annual rates of stock price appreciation for option term
						5%		10%
R. J. Heckmann	150,000	26.2%	$7.45	(b)	4/1/2013	$702,790	(d)	$1,781,007	(d)
J. W. Merck	25,000	4.4%	$7.45	(b)	4/1/2013	$117,132	(d)	$296,835	(d)
J. J. Rangel	20,000	3.5%	$7.45	(b)	4/1/2013	$93,705	(d)	$237,468	(d)
D. W. Mendenhall	20,000	3.5%	$7.45	(b)	4/1/2013	$93,705	(d)	$237,468	(d)
D. G. Cook	20,000	3.5%	$7.45	(b)	4/1/2013	$93,705	(d)	$237,468	(d)

(a)	All options granted to the named individuals for 2003 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years.

(b)	The exercise price is the closing price of K2’s common stock on April 1, 2003, the date of grant.

(c)	All options granted to the named individuals for 2003 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer’s termination of employment with K2.

(d)	In order for the named individuals to realize these potential values, the closing price of K2’s common stock on April 1, 2013 would have to be $12.14 and $19.32 per share, respectively.

The following table summarizes exercises of stock options in 2003 which were previously granted to the Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 2003, and their value at that date if they were in-the-money.

Aggregated stock option exercises in 2003 and year-end option values

					Value of unexercised in-the-money options at 12/31/03
			Number of unexercised options at 12/31/03		Exercisable		Unexercisable
Name	Shares acquired on exercise(a)	Value realized	Exercisable	Unexercisable	Shares	Total $	Shares	Total $
R. J. Heckmann	—	—	21,500	150,000	20,500	159,993	150,000	1,164,000
J. W. Merck	—	—	102,500	37,500	94,500	596,170	37,500	274,625
J. J. Rangel	—	—	254,000	20,000	185,000	1,323,225	20,000	155,200
D. W. Mendenhall	—	—	—	20,000	—	—	20,000	155,200
D. G. Cook	—	—	70,200	20,000	38,200	228,272	20,000	155,200

(a)	Although loans are no longer permitted to be made by K2 to its executives, optionees, in the discretion of the Compensation Committee, were formerly eligible to borrow money from K2 in connection with the exercise of options under the 1999 and 1994 Stock Option Plans. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the applicable federal rate, as published by the Internal Revenue Service, for the period during which the loan was made. At December 31, 2003, one loan was outstanding to an executive officer in connection with the exercise of stock options. The principal balance of the loan to Mr. Merck was $38,500 and the weighted average Applicable Federal Rate at which it bears interest was 5.97%. This loan has been repaid in full.

Equity compensation plan information

Information as of December 31, 2003 regarding equity compensation plans approved and not approved by shareholders is summarized in the following table:

Plan Category	(1) Number of shares to be issued upon exercise of outstanding options	(2) Weighted average exercise price of outstanding options	(3) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (1)
Equity compensation plans approved by shareholders	2,864,002	$9.99	246,788	(a)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,864,002	$9.99	246,788	(a)

(a)	Includes shares available for future issuance under K2’s 1994 and 1999 Stock Option Plans, the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan and 1994 Non-Employee Directors’ Stock Plan and the Brass Eagle Inc. 1997 Stock Option Plan, generally used for grants to directors and employees.

On March 30, 2004, the Board of Directors unanimously approved and adopted the K2 Inc. 2004 Long-Term Incentive Plan, authorized 2,000,000 shares for issuance under the plan, and directed that the plan be submitted to shareholders for approval. This plan became effective when it was approved by shareholders on May 13, 2004.

Pension plans

K2 maintains the Pension Plan of K2 Inc., referred to as the K2 Plan, a defined benefit pension plan with varying formulas for the benefit of eligible K2, Shakespeare and Stearns employees. The plan is a tax-qualified, Company-funded plan subject to the provisions of the Employee Retirement Income Security Act of 1934, as amended, referred to as ERISA. Contributions to the plan, which are made solely by K2, are actuarially determined. Benefits under the plans are based on years of service and remuneration and are subject to varying benefit formulas based on the eligible employee’s business unit.

The table below illustrates approximate annual benefits under the K2 Plan, based on the formula for eligible K2 employees, referred to as the K2 Formula, and based on the indicated assumptions. For 2003, the Internal Revenue Code of 1986, as amended, referred to as the Code, limits the K2 Plan’s covered compensation to $200,000.

	Years of service(a)
Covered compensation	15	20	25	30	35
$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	22,500	30,000	37,500	45,000	52,500
$175,000	26,250	35,000	43,750	52,500	61,250
$200,000	30,000	40,000	50,000	60,000	70,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

The K2 Formula defines remuneration on which annual benefits are based as the average of the participant’s highest five consecutive years’ earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel, and subject to the $200,000 Code limit in 2003 for all personnel.

Compensation for 2003 that would be included in the calculation of covered compensation and credited years of service at December 31, 2003 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan and are eligible for the K2 Formula.

Name	Covered compensation	Years of service
Richard J. Heckmann	$200,000	1
Dudley W. Mendenhall	$200,000	1
J. Wayne Merck(a)	$200,000	13
John J. Rangel	$200,000	19

(a)	On April 7, 2003, Mr. Merck transferred from Shakespeare to K2. As such, a portion of his benefit will be based on the Shakespeare Formula.

The formula for eligible salaried Shakespeare Company employees, referred to as the Shakespeare Formula, defines remuneration upon which annual benefits are based as the average of the employee’s highest five consecutive years’ earnings. Earnings include the employee’s regular basic monthly earnings excluding commissions, bonuses, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $200,000 Code limit in 2003 for all personnel.

The table below illustrates approximate annual benefits under the Shakespeare Formula based on the indicated assumptions.

	Approximate annual pension upon retirement at age 65(a) Years of service(a)
Covered Compensation	15	25	35	45
$125,000	$26,250	$43,750	$61,250	$75,000
$150,000	31,500	52,500	73,500	90,000
$175,000	36,750	61,250	85,750	105,000
$200,000	42,000	70,000	98,000	120,000

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

The formula for eligible salaried Stearns Company employees, referred to herein as the Stearns Formula, defines remuneration on which annual benefits are based as the average of the participant’s highest 60 months’ compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $200,000 Code limit for 2003. The 2003 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Formula, was $200,000 and he had 23 years of service as of December 31, 2003.

The table below illustrates approximate annual benefits under the Stearns Formula based on the indicated assumptions.

	Approximate annual pension upon retirement at age 65(a) Years of service(a)
Covered compensation	15	25	35	45
$125,000	$24,750	$33,000	$41,250	$49,500
$150,000	30,380	40,500	50,630	60,750
$175,000	36,000	48,000	60,000	72,000
$200,000	41,630	55,500	69,380	83,250

(a)	An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

Directors’ compensation

In 2003, directors who were not salaried officers of K2 were paid $5,000 per calendar quarter for their services as directors and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. Members of the Audit Committee are paid $1,500 per meeting day, with the chair of the Audit Committee to be paid $5,000 per year. In 2003, the Directors were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings.

Under the 1999 Stock Option Plan, all new nonemployee directors and those existing directors electing to participate in the new plan, receive an initial grant of options to purchase 10,000 shares on the first grant date after their election and annual grants thereafter of options to purchase 6,000 shares (formerly 5,000 shares). All grants to nonemployee directors are at fair market value on date of grant and are immediately exercisable. In 2003, initial grants of options to purchase 10,000 shares were made to Steven J. Green and Edward F. Ryan. These stock options have a ten year term and an exercise price of $9.51 per share, the closing price on the May 16, 2003 grant date. Also, in 2003, grants of options to purchase 5,000 shares were made to Wilford D. Godbold, Jr., Jerry E. Goldress, Robin E. Hernreich, Lou L. Holtz, Stewart M. Kasen, Alfred E. Osborne, Jr. and Dan Quayle. These stock options have a ten year term and an exercise price of $10.06 per share, the closing price on the January 23, 2003 grant date.

Employment agreements

During 2001, an employment agreement, which expires May 7, 2005, was entered into with Mr. John Rangel, Senior Vice President and Chief Financial Officer. Mr. Rangel’s agreement calls for base salary at the annual rate of $240,000, subject to increase pursuant to Board approval. The agreement provides for severance benefits payable following a change in control, based upon 299% of the employee’s total compensation prior to the termination, and accelerated vesting of outstanding stock options.

Compensation committee interlocks and insider participation

Messrs. Goldress, Osborne, Quayle and Ryan served on the Compensation Committee of K2 during the year 2003. Mr. Ryan replaced Mr. Kasen who formerly served on the committee until May 15, 2003. None of the members of the Compensation Committee serves as an executive officer of an entity whose compensation committee includes executives of K2. None of the members of the Compensation Committee serves as an executive officer of an entity whose board of directors includes executive officers of K2.

Principal stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 13, 2004 by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock;

•	each executive officer named in the Summary Compensation Table;

•	each member of our board of directors; and

•	all members of our board of directors and executive officers as a group.

To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock owned, unless otherwise noted.

Name	Number of shares of common stock(a)		Percentage of total common stock (%)(b)
5% stockholders
Dimensional Fund Advisors(c)	3,136,638	(d)	6.7
Credit Suisse First Boston, LLC(c)	2,864,871	(e)	6.1
Directors
Wilford D. Godbold, Jr.	37,000		0.1
Jerry E. Goldress	38,500		0.1
Richard J. Heckmann	299,632		0.6
Robin E. Hernreich	60,150		0.1
Lou L. Holtz	30,000		0.1
Stewart M. Kasen	38,000		0.1
Alfred E. Osborne, Jr.	65,500		0.1
Dan Quayle	31,000		0.1
Edward F. Ryan	74,794		0.2
Executive Officers(f)
J. Wayne Merck	128,282		0.3
John J. Rangel	325,327		0.7
Dudley W. Mendenhall	5,000		*
All directors and executive officers as a group(g)	1,147,358		2.4

(a)	Includes the following shares subject to options exercisable within 60 days of the date hereof: Wilford D. Godbold, Jr.—36,000 shares; Jerry E. Goldress—35,000 shares; Richard J. Heckmann—51,500 shares; Robin E. Hernreich—35,000 shares; Lou Holtz—30,000 shares; Stewart M. Kasen—36,500 shares; Alfred E. Osborne, Jr.—35,000 shares; Dan Quayle—30,000 shares; Edward F. Ryan—20,000 shares; J. Wayne Merck—120,000 shares; John J. Rangel—258,000 shares; Dudley W. Mendenhall—4,000 shares; and all directors and officers as a group—706,500 shares. The above include options granted on January 5, 2004 and May 13, 2004 to Mr. Godbold, Mr. Goldress, Mr. Hernreich, Mr. Holtz, Mr. Kasen, Dr. Osborne, Mr. Quayle and Mr. Ryan under the directors’ compensation plan, which was effective as of January 1, 2000. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Heckmann (75,032 shares), Mr. Merck (1,982 shares) and Mr. Rangel (43,412 shares), and all directors and officers as a group (11,099 shares), under K2’s Employee Stock Ownership Plan, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b)	The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c)	The address for Credit Suisse First Boston, LLC is Eleven Madison Avenue, New York, New York, 10010, and the address for Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(d)	Based on the most recently filed Form 13F of Dimensional Fund Advisors dated October 19, 2004.

(e)	Based on the most recently filed Form 13G of K1 Ventures Limited dated February 21, 2003, information drawn from a subsequent transaction between K1 Ventures Limited and K2 in June 2003 and information based on a subsequent transaction between K1 Ventures Limited and Credit Suisse First Boston, LLC.

(f)	Executive officers named in the Summary Compensation Table (other than Mr. Heckmann, whose securities holdings are listed above).

(g)	The address for each member of our board of directors and for each of the executive officers is c/o K2 Inc., 2051 Palomar Airport Road, Carlsbad, CA 92009.

*	Less than .1%

Certain relationships and related party transactions

Reimbursement agreement

In October 2003, K2 entered into a Reimbursement Agreement with its Chairman and Chief Executive Officer, Mr. Heckmann, for the reimbursement of expenses incurred by Mr. Heckmann in the operation of his private plane when used for K2 business. The Reimbursement Agreement is effective for expenses incurred by Mr. Heckmann for K2 business purposes since September 3, 2003. During 2003, K2 paid a total of approximately $214,000 pursuant to this reimbursement agreement related to expenses incurred by Mr. Heckmann.

Convertible subordinated debentures

Ambassador Steven J. Green, a director of K2 until May 12, 2004, is the Chairman and Chief Executive Officer of k1 Ventures Limited, a Singapore-based investment company, which in February 2003 purchased $25 million of convertible subordinated debentures and five-year warrants to purchase an additional 524,329 shares of K2 common stock. In June 2003, at a time when Ambassador Green was a member of the Board, in consideration for an amendment to permit the issuance of $75 million of convertible debentures, the five-year warrants were repriced to a reduced exercise price and the noteholders were issued three-year warrants to purchase 243,260 additional shares of K2 common stock. In connection with the amendment to the exercise price of the five-year warrants, a Black-Scholes option valuation model was used to calculate the additional fair market value related to the repricing of the five-year warrants. Based on a risk free interest rate of 2.13%, K2’s stock volatility of 35%, and the remaining term of the original five years, K2 assigned an additional fair market value of $267,000 to the repricing of the five-year warrants. K2 also assigned a fair market value of $358,000 to the three-year warrants based on a risk free interest rate of 1.46%, K2’s stock volatility of 35%, and the three year term. The Board of Directors was made aware of the potential conflict of interest prior to approving the transactions with k1 Ventures Limited, and Ambassador Green did not participate in the vote for the approval of this amendment. In November 2004, k1 Ventures Limited sold its interest in the debentures, five-year warrants and three-year warrants to Credit Suisse First Boston, LLC.

Description of other indebtedness

Revolving credit facilities

In July 2004, K2 amended and restated its credit facility with several banks and other financial institutions to a five-year, $250.0 million revolving credit facility, which we refer to as the Facility, expiring on July 1, 2009. The Facility is expandable to $350.0 million subject to certain conditions, including the consent of the lenders increasing their commitment thereunder. The Facility has a $100.0 million limit for the issuance of letters of credit. As of September 30, 2004, we had $9.2 million of borrowings under our prior credit facility and available borrowings of $181.8 million.

Borrowings under the Facility are secured by substantially all of K2’s U.S. assets and the stock of K2’s Canadian and United Kingdom subsidiaries. Although the notes offered hereby are senior obligations, they are effectively subordinated to the Facility (including the guarantees of all U.S. subsidiaries of K2 in favor of the secured lenders under the Facility) to the extent of the assets that are subject to liens to secure the Facility, and to indebtedness and other obligations of K2’s non-guarantor subsidiaries.

Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the U.S., Canada and England, subject to eligibility criteria and defined advance rates. Borrowings under the Facility are subject to an interest rate grid, but as of September 30, 2003 bear a rate equal to the prime rate, or LIBOR plus 2.00% per year, and the Facility has an unused commitment fee of 0.375% per year.

Following the acquisition of Völkl and Marker by K2, Völkl and Marker have maintained credit facilities with Bayerische Hypo-und Vereinsbank AG, Deutsche Bank AG, Commerzbank AG, and Volksbank Ried providing for aggregate borrowing capacity of approximately € 37.4 million and €22.2 million, respectively, of which € 18.9 million and € 15.8 million, respectively, was outstanding as of September 30, 2004. The Völkl facilities are secured by all or substantially all of the assets of Völkl and its subsidiaries. The Marker facilities are secured by all or substantially all of the assets of Marker and its subsidiaries. The Völkl and Marker bank facilities have varying stated interest rates and maturity dates. In addition to the foregoing bank facilities, Völkl holds a 95% interest in a special purpose entity that owns a Völkl manufacturing facility. This special purpose entity had borrowings of approximately €9.4.4 million outstanding as of September 30, 2004 secured by manufacturing facility and the underlying real estate.

At September 30, 2004, K2 had $11.9 million outstanding under various other existing foreign lending arrangements.

7.25% convertible subordinated debentures

At September 30, 2004, K2 also had $25.0 million of 7.25% convertible subordinated debentures due March 2010, referred the 7.25% Debentures. The 7.25% Debentures are convertible into 2,097,315 shares of K2 common stock at a conversion price of $11.92 per share. Pursuant to the agreement for these debentures, the noteholders received warrants, referred to as the Warrants, to purchase 243,260 and 524,329 additional shares of K2’s common stock at exercise prices of $13.14 and $11.92 per share, respectively, exercisable within the three and five year period ended February 14, 2006 and February 14, 2008, respectively. K2 assigned a total fair market value of $2,303,000 to the Warrants. At September 30, 2004, the aggregate unamortized fair market value of $1,582,000 is reflected as a reduction of the face amount of the 7.25% Debentures on K2’s balance sheet which is being amortized to interest expense using the effective interest method through the exercise periods, thereby increasing the carrying value of the debentures.

5.0% convertible senior debentures

At September 30, 2004, K2 also had $75 million of 5.00% convertible senior debentures due June 2010, referred to as the 5.0% Debentures. The 5.0% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

7.25% convertible subordinated debentures

At September 30, 2004, K2 also had $25.0 million of 7.25% convertible subordinated debentures due March 2010, referred the 7.25% Debentures. The 7.25% Debentures are convertible into 2,097,315 shares of K2 common stock at a conversion price of $11.92 per share. Pursuant to the agreement for these debentures, the noteholders received warrants, referred to as the Warrants, to purchase 243,260 and 524,329 additional shares of K2’s common stock at exercise prices of $13.14 and $11.92 per share, respectively, exercisable within the three and five year period ended February 14, 2006 and February 14, 2008, respectively. K2 assigned a total fair market value of $2,303,000 to the Warrants. At September 30, 2004, the aggregate unamortized fair market value of $1,582,000 is reflected as a reduction of the face amount of the 7.25% Debentures on K2’s balance sheet which is being amortized to interest expense using the effective interest method through the exercise periods, thereby increasing the carrying value of the debentures.

5.0% convertible senior debentures

At September 30, 2004, K2 also had $75 million of 5.00% convertible senior debentures due June 2010, referred to as the 5.0% Debentures. The 5.0% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

Description of notes

The Company will issue the notes, referred to herein as the Notes, under the Indenture, referred to herein as the Indenture, among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee and referred to herein as the Trustee. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, referred to herein as the Trust Indenture Act. The Indenture does not limit the aggregate principal amount of Notes that can be issued thereunder, although the issuance of notes in this offering will be limited to $200.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes, referred to herein as the Additional Notes. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company”, “we”, “our” and “us” refer only to K2 Inc. and not to its subsidiaries.

General

The Notes

The Notes will be senior unsecured obligations of the Company. The Notes:

•	are limited to an aggregate principal amount of $200.0 million, subject to our ability to issue Additional Notes;

•	mature on July 1, 2014;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry, delivery and form”;

•	rank equally in right of payment to any existing and future unsubordinated Indebtedness of the Company;

•	will be effectively subordinated to any existing and future secured Indebtedness of the Company, including Indebtedness under the Senior Secured Credit Agreement;

•	will be effectively subordinated to the Indebtedness (including trade payables) of our non-guarantor Subsidiaries;

•	rank senior in right of payment to any existing and future Subordinated Obligations of the Company;

•	are unconditionally guaranteed on a senior unsecured basis by certain of our existing and future Domestic Subsidiaries. See “—Subsidiary guarantees”; and

•	are expected to be eligible for trading in the PORTAL market.

The Subsidiary Guarantees

The Subsidiary Guarantees:

•	are senior, unsecured obligations of the Subsidiary Guarantors;

•	rank equally in right of payment with all existing and future unsubordinated Indebtedness of the Subsidiary Guarantors and senior in right of payment to any existing and future Guarantor Subordinated Obligations; and

•	will be effectively subordinated to any existing and future secured Indebtedness of the Subsidiary Guarantors, including Indebtedness under the Senior Secured Credit Agreement.

Interest

Interest on the Notes will compound semi-annually and:

•	accrue at the rate of 7.375 % per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on July 1 and January 1, commencing on January 1, 2005;

•	be payable to the holders of record on the June 15 and December 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until July 1, 2009. On and after July 1, 2009, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

Prior to July 1, 2007 the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2) the redemption occurs within 60 days after the closing of such Public Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

In addition, at any time prior to July 1, 2009, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The notice of redemption shall state the redemption date.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes other than the Special Mandatory Redemption.

Ranking

The Notes will be senior, unsecured obligations of the Company, ranking senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Credit Facility and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

As of September 30, 2004:

•	outstanding Indebtedness of the Company and the Subsidiary Guarantors was $309.7 million, $9.2 million of which was secured; and

•	non-guarantor Subsidiaries (which include all of our Foreign Subsidiaries had $73.5 million of Indebtedness.

Subsidiary guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior basis the Company’s obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee.

As of September 30, 2004, outstanding Indebtedness of the Subsidiary Guarantors was been $309.7 million, $9.2 million of which was secured.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Certain covenants—Limitation on sales of capital stock of restricted subsidiaries;” and

(2) all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption”, each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption”, the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or (iii) the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control will constitute a default under the Senior Secured Credit Agreement and give rise to a mandatory repurchase obligation under certain of our existing convertible debentures. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of a Credit Facility (including the Senior Secured Credit Agreement), and future Indebtedness may prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness incurred under a Credit Facility or any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement, any other Credit Facility or under the documents and instruments governing future Indebtedness.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Effectiveness of Covenants

Following the first Business Day on which:

(a) the Notes have an Investment Grade Rating; and

(b) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

•	“—Limitation on indebtedness,”

•	“—Limitation on restricted payments,”

•	“—Limitation on restrictions on distributions from restricted subsidiaries,”

•	“—Limitation on sales of assets and subsidiary stock,”

•	“—Limitation on affiliate transactions,”

•	“—Limitation on the sale or issuance of capital stock of restricted subsidiaries,” and

•	Clause (3) under “—Merger and consolidation”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be enforceable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any of the Subsidiary Guarantors Incurred pursuant to a Credit Facility in an aggregate amount up to the greater of (a) the Borrowing Base, less the aggregate principal amount of Indebtedness outstanding at any one time under clause (11), and (b) $300.0 million less the aggregate principal amount of repayments with the proceeds from Asset Dispositions that are required under the Indenture to reduce permanently the revolving commitments under a Credit Facility (and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to a Credit Facility under this clause (1));

(2) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a

Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4) (a) Indebtedness represented by the Notes and the Subsidiary Guarantees issued on the Issue Date and the exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (7), (8), (9), (10), (11) and (13)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Subsidiary Guarantor Incurred and outstanding on the date on which such Subsidiary Guarantor was acquired by the Company or another Restricted Subsidiary and Indebtedness of a Foreign Subsidiary Incurred and outstanding on the date on which such Foreign Subsidiary was acquired by the Company or another Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary Guarantor or Foreign Subsidiary, as the case may be, became a Subsidiary Guarantor or Foreign Subsidiary, as the case may be, or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company or such other Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5) or, in the case of an acquisition of a Foreign Subsidiary, such Foreign Subsidiary would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (11) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, that in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business or in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, and any refinancing indebtedness in respect thereof, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

(8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including all cash and non-cash proceeds) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(11) Indebtedness of Foreign Subsidiaries in an amount at any one time outstanding up to the greater of (a) 65.0% of such Foreign Subsidiaries’ Consolidated Tangible Assets or (b) $75.0 million;

(12) Indebtedness of the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are used substantially contemporaneously (i) to redeem the Notes (and any Additional Notes, if any) in full or (ii) to defease or discharge the Notes (and any Additional Notes, if any) in full, in each case in accordance with the terms of the Indenture; and

(13) in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $25.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or any Subsidiary Guarantor.

The Company will not, directly or indirectly, incur, or permit any Subsidiary Guarantor to incur, any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or the by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, to the same extent and the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence, or later classify or reclassify all or a portion of such Indebtedness, in any manner that complies with this covenant; provided that, the Company shall not be able to reclassify Indebtedness Incurred under clause (1) of the second paragraph of this covenant;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (i) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries Incurred in accordance with the Indenture); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter during which the issuance of the Notes occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the Contributed Cash Amount;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments made after the Issue Date and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on sales of assets and subsidiary stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2.5 million in the aggregate during any calendar year (with any unused amounts in any calendar year being available to be so utilized in the succeeding calendar years) and $15.0 million in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

(b) to the extent permitted by law, loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments made after the Issue Date;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments made after the Issue Date;

(9) Any payments made by the Company as described in this prospectus under the caption “Use of proceeds”; provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments made after the Issue Date;

(10) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments made after the Issue Date; and

(11) Restricted Payments in an amount not to exceed $25.0 million; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments made after the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $15.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the obligations under the Indenture and the Indebtedness represented by the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness;”

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under “—Limitation on liens;” and

(4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets and subsidiary stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture and described in the Prospectus, including, without limitation, the Indenture, the Senior Secured Credit Agreement in effect on such date and, to the extent disclosed in the Prospectus, the purchase agreements entered into by K2 and its subsidiaries in respect of acquisitions of Völkl and Marker;

(ii) any encumbrance or restriction with respect to a Foreign Subsidiary pursuant to any agreement relating to Indebtedness Incurred by such Foreign Subsidiary under clause (11) of the second paragraph under “—Limitation on indebtedness”;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iv) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this paragraph or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, when taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i), (ii) or (iii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(v) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(vi) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition; provided that such restriction applies solely to the property or assets of such Restricted Subsidiary;

(viii) any restriction with respect to the property or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of such property or assets pending the closing of such sale or disposition; provided that such restriction applies solely to the property or assets included in such sale or disposition;

(ix) customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(x) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xii) any other agreement, instrument or document relating to or governing Indebtedness incurred in compliance with the Indenture; provided that the terms and conditions of the encumbrances or restrictions set forth in any such agreement, instrument or document are not, as determined by the Board of Directors, materially more restrictive, taken as a whole, than those contained in the Senior Secured Credit Agreement or the Indenture, in each case as in effect on the Issue Date; and

(xiii) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business.

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Wholly-Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligation of a Wholly-Owned Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to acquire Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset

Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions, if any, required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company (or a duly constituted committee thereof) and by a majority of the members of such Board (or a duly constituted committee thereof comprised of the members of such Board having no personal stake in such transaction) having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on restricted payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors;

(3) to the extent permitted by law, loans or advances to employees or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $2.5 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4) any transaction (i) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on indebtedness;”

(5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, employees or directors of the Company or any Restricted Subsidiary in connection with providing services to the Company or any Restricted Subsidiary;

(6) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date as described in the Prospectus as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, when taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date; and

(7) any transaction with a customer or supplier of the Company or a Restricted Subsidiary so long as such transaction is in the ordinary course of business and the terms of such transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate; provided that, if such transaction or a series of related transactions exceeds $5.0 million, the terms of such transaction must be approved by a majority of the members of such Board (or a duly constituted committee thereof) and by a majority of the members of such Board (or a duly constituted committee thereof comprised of the members of such Board having no personal stake in such transaction) having no personal stake in such transaction.

Limitation on sale of capital stock of restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1) to the Company or a Wholly-Owned Subsidiary; or

(2) in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under “—Limitation on sales of assets and subsidiary stock.”

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the U.S. or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such

Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance transfer or lease of substantially all of the assets of any Subsidiary Guarantor to any Person (other than the Company or another Subsidiary Guarantor) unless:

(1) (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the U.S. of America, any State of the U.S. or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness (other than Indebtedness of such Subsidiary Guarantor existing immediately prior to such transaction) that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock.”

Future subsidiary guarantors

The Indenture will provide that the Company will not permit any current or future Domestic Subsidiary to Guarantee the payment of any Indebtedness of the Company or any other Restricted Subsidiary or otherwise become an obligor, including as a co-borrower, under a Credit Facility, unless (i) such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of such Domestic Subsidiary pursuant to which such Domestic Subsidiary will unconditionally Guarantee, on a joint and several basis, all of the obligations of the Company and the other Subsidiary Guarantors under the Indenture, including the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis and all other obligations under the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, any such Guarantee of such Domestic Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Domestic Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Domestic Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Domestic Subsidiary under its Subsidiary Guarantee of the Notes so long as any of the Notes remain outstanding; and (iii) such Domestic Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Domestic Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity. The foregoing notwithstanding, in the event a Subsidiary Guarantor is released and discharged from all of its obligations (other than contingent indemnification obligations) (1) under Guarantees of Indebtedness and other obligations under a Credit Facility and all other Indebtedness of the Company and its Restricted Subsidiaries, and (2) as an obligor, including as a co-borrower, under a Credit Facility, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

Each of the following is an Event of Default:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon special mandatory redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation;”

(4) failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3));

(5) failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay at the final Stated Maturity the stated principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes provide written notice to the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after a senior officer of the Company obtains knowledge thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional redemption,” “Change of control,” or “Certain covenants—Limitation on sales of assets and subsidiary stock”, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes, or release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in compliance with the terms thereof.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture, a Subsidiary Guarantee and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the terms of the Indenture, including upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5) secure the Notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not adversely affect the rights of any holder; or

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations under covenants described under “Certain covenants” (other than “Certain covenants—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not

Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control if such beneficial ownership is accompanied by one or more designees on the board of directors (or equivalent governing body) of such Person or the right to nominate one or more designees to such board of directors (or equivalent governing body).

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the outstanding principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at July 1, 2009 (such redemption price being described under “Optional redemption”) plus (2) all required interest payments due on such Note through July 1, 2009, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (B) the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company to a Wholly-Owned Subsidiary or by a Restricted Subsidiary to another Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “Certain covenants—Merger and consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7) for purposes of “Certain Covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment or a disposition permitted under “Certain covenants—Limitation on restricted payments”;

(8) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $2.5 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $5.0 million in such next succeeding fiscal year);

(9) dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(12) foreclosure on assets; and

(13) any release of claims or rights in the ordinary course of business in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (2) 65% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business or Person may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality of the U.S. (provided that the full faith and credit of the U.S. is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the U.S. is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

(7) foreign equivalents of the items described in clauses (1) through (6) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than

Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period any Person has become a Restricted Subsidiary or is merged with or into the Company, or the Company or any Restricted Subsidiary has acquired assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitute all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Person became a Restricted Subsidiary, or acquisition occurred, on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles”;

(5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6) expenses and charges related to any equity offering or incurrence of Indebtedness permitted to be Incurred or made by the Indenture.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries if such Person is not current in the payment of principal, interest or premium on such Indebtedness;

(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivable Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are made to such plan or trust to pay interest or fees to any Person (other than the Company or any Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss; and

(5) the cumulative effect of a change in accounting principles.

“Consolidated Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contributed Cash Amount” means the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination).

“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Certain covenants—Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants—Restricted payments.”

“Domestic Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock, in each case, excluding accrued dividends;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the Issue Date or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P, in each case with at least a stable outlook; provided, however, that if (a) either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (b) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, the references above to S&P or Moody’s or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

“Investment Grade Rating Event” means the first day on which the Notes are assigned an Investment Grade Rating.

“Issue Date” means July 1, 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued (or reasonably estimated to be payable) as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts (as determined or reasonably estimated by the seller thereof) to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Prospectus” means the Prospectus for the Company’s 7.375 % Senior Notes due 2014 dated June 24, 2004.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either a Senior Vice President—Finance, an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) to the extent permitted by law, loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock”;

(9) (i) Investments in existence on the Issue Date or (ii) made pursuant to legally binding commitments in existence on the Issue Date as described in the Prospectus;

(10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness”;

(11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $10.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Guarantees issued in accordance with “Certain covenants—Limitation on indebtedness”; and

(13) Investments constituting prepayments or credits made to customers or suppliers in the ordinary course of business and consistent with past practice.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under a Credit Facility and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under a Credit Facility permitted to be Incurred under clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”;

(2) Liens securing Indebtedness and related Hedging Obligations of Foreign Subsidiaries permitted to be Incurred under clause (11) of the second paragraph under “Certain covenants—Limitation on indebtedness”;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(9) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(10) judgment Liens not giving rise to an Event of Default;

(11) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that;

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(12) Liens not securing Indebtedness for borrowed money that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens existing on the Issue Date;

(15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other

Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(18) Liens securing the Notes and Subsidiary Guarantees;

(19) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(21) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed 10% of the Company’s Consolidated Tangible Assets; and

(22) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein, and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, in each case, as such agreements may be amended, supplemented or otherwise modified from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Secured Credit Agreement” means the Credit Agreement among the Company, certain of the Company’s Subsidiaries party thereto, Bank One, NA, as Administrative Agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such

Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each current or future Domestic Subsidiary of the Company that Guarantees any Indebtedness of the Company or any other Restricted Subsidiary.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity, as of such redemption date, of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 1, 2009; provided, however, that if the period from the redemption date to July 1, 2009 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2009 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Exchange offer; registration rights

We and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the old notes on July 1, 2004. In the registration rights agreement, we and the subsidiary guarantors agreed for the benefit of the holders of the notes to use our best efforts to file with the SEC and cause to become effective the registration statement of which this prospectus forms a part.

When the SEC declares the exchange offer registration statement effective, we will offer the exchange notes in return for the notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the closing date of this offering. We will use our reasonable best efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement becomes effective.

Under certain circumstances, including if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of an prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver an prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 225 days after the closing date of this offering, the annual interest rate borne by the notes will be increased by 1.00% per annum, until the exchange offer is completed, the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

Book-entry settlement and clearance

The global notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee under the indenture, as custodian for The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, referred to as the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

During the Distribution Compliance Period described below, beneficial interests in the Regulation S global note may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges among the global notes

The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date.

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the trustee under the indenture may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Material federal income tax considerations

The following is a summary of the material United States federal tax consequences of the exchange of outstanding notes for new notes and of the ownership and disposition of new notes. It is based on provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service, referred to as the IRS, will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to outstanding notes and new notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities or currencies, real estate investment trusts, regulated investment companies, U.S. holders whose functional currency is not the U.S. dollar, brokers, or persons who hold the new notes as a hedge or who hedge the interest rate on the new notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not address any alternative minimum tax consequences or consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of outstanding notes and new notes that is an individual, corporation, estate or trust and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. holder is an individual, corporation, estate or trust that is a beneficial owner of the outstanding notes and the new notes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the outstanding notes or new notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

The exchange offer

The exchange of outstanding notes for new notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no U.S. federal income tax consequences to you resulting from the exchange offer, and you will have the same adjusted tax basis and holding period in the new notes as you had in the outstanding notes immediately prior to the exchange.

Consequences of the Ownership and Disposition of the New Notes to U.S. holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a U.S. holder of the new notes.

Interest

A U.S. holder is generally required to include interest on the notes as ordinary income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

If a U.S. holder purchases a new note (or purchased an outstanding note and exchange it for a new note) for an amount in excess of its principal amount, the note will be considered to have “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the new note and may offset interest income otherwise required to be included in respect of the new note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their own tax advisors.

Sale, exchange or redemption of the new notes

Upon the sale, exchange or redemption of a new note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) the holder’s adjusted tax basis in the new note. A U.S. holder’s adjusted tax basis in a new note generally will equal the cost of the new note (or the outstanding note), increased by any market discount included in income (as discussed below), decreased by any amortizable bond premium, and decreased by any principal payments received in respect of the new note. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder is treated as holding the new notes for more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to tax at a preferential tax rate. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. Holder purchases a new note (or purchased an outstanding note and exchange it for a new note) for an amount that is less than the stated principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. Holder’s purchase price will be treated as “market discount.”

Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a new note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless the U.S. Holder elects to accrue market discount on a constant yield basis. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions.

A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their tax advisors.

Backup withholding and information reporting

We are required to furnish to the record holders of the new notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the new notes. Information reporting requirements will also generally apply with respect to proceeds received from a disposition of the new notes by non-exempt holders.

A U.S. holder may be subject to backup withholding with respect to interest paid on the new notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to backup withholding if the holder is not otherwise exempt and the holder (i) fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that the holder has failed to properly report payments of interest or dividends; or (iv) fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that he or she is subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. A holder generally will be entitled to credit any amounts withheld under the backup withholding rules against his or her U.S. federal income tax liability and may be entitled to a refund, provided the required information is furnished to the IRS in a timely manner.

Consequences to non-U.S. holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a non-U.S. holder of the new notes.

Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the new notes, provided that:

•	interest paid on the new notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a new note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalties of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the new note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the new notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a new note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us), generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty, generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S., and the 30% withholding tax described above will not apply provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor or substitute form). In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, exchange or other disposition of the new notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a new note, unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met;

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual); or

•	the non-U.S. holder is subject to U.S. federal income tax pursuant to the provisions of U.S. federal income tax law applicable to former citizens or residents of the United States.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second or third exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the new notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information reporting and backup withholding

We generally must report to the IRS and to each non-U.S. holder the amount of any interest paid on the new notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest payments may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments that we make if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a new note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States. Such information reporting will not apply, however, if the broker has documentary evidence in its records that the beneficial owner of the new note is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Payment of the proceeds from a sale of a new note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, referred to herein as ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, collectively referred to herein as Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts and arrangements, each, referred to herein as a Plan.

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, the initial purchasers, or any subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such holding and exchange of notes will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by its acquisition of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of such notes.

Plan of distribution

Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 22, 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

Certain legal matters with respect to the notes being offered will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

Experts

The consolidated financial statements of K2 Inc. appearing in K2 Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Völkl and Marker, as of March 31, 2004 and for each of the two years in the period ended March 31, 2004 incorporated by reference in this prospectus have been audited by Treuhand und Revisions AG, independent accountants, as stated in their report incorporated by reference herein.

Where you can find more information;

incorporation by reference

K2 files annual, quarterly and special reports, proxy statements and other information with the SEC, which are incorporated by reference into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference the documents set forth below that K2 previously filed with the SEC, excluding information deemed furnished (but not filed) pursuant to Item 9 or Item 12 of Form 8-K. These documents contain important information about K2 and its business, results of operation and financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K as amended by Form 10-K/A filed on June 16, 2004	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Reports on Form 8-K	Filed on January 5, January 12, January 21, January 23, April 20, June 16, June 28, July 1 and July 9, 2004

All additional documents that K2 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall also be deemed to be incorporated herein by reference.

References herein to “this prospectus” are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that K2 later files with the Commission before the termination of the applicable offering will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, K2 will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any documents incorporated by reference in this prospectus but not delivered along with this prospectus free of charge, excluding all exhibits, unless K2 specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:

K2 Inc.

Attention: Investor Relations

2051 Palomar Airport Road

Carlsbad, California 92009

Telephone: (760) 494-1000

Facsimile: (760) 494-1099

You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

K2’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

Until March 22, 2005, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. For a period of 180 days after the expiration date of the exchange offer, this prospectus will be made available to any broker-dealer for use in connection with such resale.

Exchange Offer by K2 Inc. For All Outstanding

7.375% Senior Notes Due July 1, 2014

For New

7.375% Senior Notes Due July 1, 2014

December 15, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section l02(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

Article 17 of the Registrant’s Restated Certificate of Incorporation, as amended, includes a provision eliminating the personal liability of its officers and directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by, and subject to the limitations expressed in Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, Article 18 of the Restated Certificate provides that: (a) the Registrant is required to indemnify its directors, officers and persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation or business entity, to the fullest extent permitted by Delaware law; (b) the Registrant may indemnify employees and agents of the Registrant with the same scope and effect as the indemnification provided to officers and directors; (c) the Registrant will advance amounts as required by law after the director or officer delivers to the Registrant an undertaking to repay all amounts advanced if it is determined that the director or officer is not entitled to indemnification; (d) the director or officer may bring suit against the Registrant to recover an amount if the director or officer was successful in whole or in part and the Registrant has not paid the director or officer within thirty days of receipt of the director or officer’s claim for payment; (e) the rights conferred in the

Restated Certificate are not exclusive of any other right which the director or officer may have, or thereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement or otherwise; and (f) the Registrant may maintain director and officer liability insurance at its own expense.

Pursuant to indemnification agreements entered into with its directors and certain of its executive officers, the Registrant has agreed to indemnify such officers and directors to the fullest extent permitted by applicable law, and to advance reasonable expenses, if any of them becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding, by reason of any occurrence related to (a) the fact that the person is or was a director, officer or agent of the Registrant, or while a director, officer or agent, is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent, limited partner, member or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Registrant (including any corporation acquired by the Registrant) or of another enterprise at the request of such predecessor corporation or (b) anything done or not done by such person in any such capacity, whether or not the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Registrant, as described above, each upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

The Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period.

Item 21.	Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this Registration Statement and incorporated by reference.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on December 15, 2004.

K2 INC.

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann
Chief Executive Officer,
Director and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on December 15, 2004.

BRASS EAGLE, LLC
EX OFFICIO LLC, for itself and as
Sole Member of EX OFFICIO INTERNET COMPANY, LLC

HILTON CORPORATE CASUALS, LLC
K2 EYEWEAR, LLC
MARMOT MOUNTAIN, LLC
SHAKESPEARE COMPANY, LLC, for itself and as Sole Member of SHAKESPEARE ALL STAR ACQUISITION LLC

SHAKESPEARE CONDUCTIVE FIBERS, LLC
WGP, LLC
WORTH, LLC

By:	K2 INC., Sole Member

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann
Chief Executive Officer,
Director and Chairman of the Board, K2 Inc.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas on December 15, 2004.

BRASS EAGLE CHALLENGE PARK, INC. BRASS EAGLE MISSISSIPPI, LLC
JT USA LLC, for itself and as Sole Member of
JT PROTECTIVE GEAR LLC

By:	/s/ E. LYNN SCOTT
E. Lynn Scott
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on December 15, 2004.

EARTH PRODUCTS INC.

K2 BIKE, INC.

K-2 CORPORATION

K-2 INTERNATIONAL, INC.

KATIN, INC.

MORROW SNOWBOARDS, INC.

RIDE, INC.

RIDE SNOWBOARD COMPANY SHAKESPEARE INDUSTRIES, INC.

SITCA CORPORATION SMCA, INC.

STEARNS INC., for itself and as

Sole Member of SATV, LLC and SOSPENDERS LLC

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 15, 2004.

K2 LICENSING & PROMOTIONS, INC.

By:	/s/ SCOTT P. DICKEY
Scott P. Dickey
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on December 15, 2004.

K2 MERCHANDISING, INC.

By:	/s/ J. WAYNE MERCK
J. Wayne Merck
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	President and Director (Principal Executive Officer)	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vashon, State of Washington on December 15, 2004.

K2 SNOWSHOES, INC.

By:	/s/ ROBERT MARCOVITCH
Robert Marcovitch
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fenton, State of Missouri on December 15, 2004.

J. DEBEER & SON, INC.
RAWLINGS SPORTING GOODS COMPANY, for itself and as Sole Member of MIKEN SPORTS, LLC
WORTH ACCESSORIES, INC.
WORTH BAT COMPANY, INC.

By:	/s/ ROBERT PARISH
Robert Parish
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on December 15, 2004.

MARKER USA, INC.
VOLKL SPORT AMERICA CORP.

By:	/s/ J. WAYNE MERCK
J. Wayne Merck
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on December 15, 2004.

SPORTS RECREATION COMPANY LTD.

By:	/s/ DARYL SANTOS
Daryl Santos
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

/s/ MONTE H. BAIER Monte H. Baier	Attorney-in-Fact	December 15, 2004

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation dated May 4, 1989, filed as Exhibit (3)(a) to Form 10-K for the year ended December 31, 1989 and incorporated herein by reference.

3.2	Certificate of Amendment of Restated Certificate of Incorporation dated May 31, 1995, filed as Exhibit 3(a)(ii) to Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

3.3	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit (3)(i) to Form l0-Q for the quarter ended June 30, 1996 and incorporated herein by reference.

3.4	Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit 3.1 to Form 8-K filed April 1, 2003 and incorporated herein by reference.

3.5	Certificate of Amendment of Restated Certificate of Incorporation, filed as Annex F to Schedule 14A filed April 14, 2004 and incorporated herein by reference.

3.6	By-Laws of K2 Inc., as amended, filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

4.1	Rights Agreement dated as of July 1, 1999 between K2 Inc. and Harris Trust Company of California, as Rights Agent, which includes thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution, filed as Item 2, Exhibit 1 to Form 8-A filed August 9, 1999 and incorporated herein by reference.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.*

10.1	Securities Purchase Agreement, dated as of November, 2002, among K2 Inc. and the purchasers set forth on the signature pages thereto, filed as Exhibit 4.1 to Form 8-K filed February 25, 2003 and incorporated herein by reference.

10.2	Form of Amended and Restated Convertible Subordinated Debenture – Exhibit A to the Securities Purchase Agreement, filed as Exhibit 4.1 and 4.2 to Form 8-K filed June 5, 2003 and incorporated herein by reference.

10.3	Form of Amended and Restated Stock Purchase Warrant – Exhibit B to the Securities Purchase Agreement, filed as Exhibit 4.3 to Form 8-K filed June 5, 2003 and incorporated herein by reference.

10.4	Stock Purchase Warrant, filed as Exhibit 4.4 to Form 8-K filed June 5, 2003 and incorporated herein by reference.

10.5	Registration Rights Agreement – Exhibit C to the Securities Purchase Agreement, filed as Exhibit 4.4 to Form 8-K filed February 25, 2003 and incorporated herein by reference.

10.6	Form of Amendment to Registration Rights Agreement, dated June 4, 2003, filed as Exhibit 4.5 to Form 8-K filed June 5, 2003 and incorporated herein by reference.

10.7	Underwriting Agreement, dated as of June 24, 2004, by and between K2 Inc. and J.P. Morgan Securities Inc., as representative of the underwriters, filed as Exhibit 1 to Form 8-K filed June 28, 2004 and incorporated herein by reference.

10.8	Purchase Agreement, dated June 24, 2004, by and among K2 Inc., the guarantors listed therein and J.P. Morgan Securities Inc., as representative of the initial purchasers, filed as Exhibit 99.1 to Form 8-K filed June 28, 2004 and incorporated herein by reference.

10.9	Registration Rights Agreement, dated as of July 1, 2004, by and among K2 Inc., the guarantors listed therein and J.P. Morgan Securities Inc. and Banc of America Securities LLC.#

10.10	Credit Agreement dated as of March 25, 2003 among K2 Inc. and certain of its subsidiaries party thereto as the borrowers and the guarantors, the financial institutions named therein as the lenders, and Bank One, N.A., as Administrative Agent, General Electric Capital Corporation, as Syndication Agent, JP Morgan Chase Bank as Documentation Agent, LaSalle Bank National Association and Fleet Capital Corporation, as co-agents, filed as Exhibit 10(b) to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.11	Amended and Restated Credit Agreement, dated as of July 1, 2004, among K2 Inc., the subsidiaries of K2 Inc. party thereto and identified therein, certain lenders party thereto, General Electric Capital Corporation, as Syndication Agent, Bank One, N.A., as Collateral Agent, Bank of America N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and JPMorgan Chase Bank, as Administrative Agent, filed as Exhibit 99.2 to Form 8-K filed July 1, 2004 and incorporated herein by reference.

10.12	Pledge and Security Agreement, dated as of March 25, 2003, among K2 Inc. and the debtors set forth on the signature pages thereto, and Bank One, N.A., filed as Exhibit 10(c) to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.13	Indenture dated as of June 10, 2003, filed as Exhibit 4.2 to Form S-3 filed September 8, 2003 and incorporated herein by reference.

10.14	Form of $75,000,000, 5.00% Convertible Senior Note, filed as Exhibit 4.3 to Form S-3 filed September 8, 2003 and incorporated herein by reference.

10.15	Indenture, dated as of July 1, 2004, among K2 Inc., the subsidiary guarantors named therein and U.S. Bank, National Association, as trustee.#

10.16	Registration Rights Agreement, dated as of June 10, 2003, filed as Exhibit 4.4 to Form S-3 filed September 8, 2003 and incorporated herein by reference.

10.17	Retirement Agreement, dated November 20, 1995, between K2 Inc. and B.I. Forester, filed as Exhibit (10)(d)(1)(i) to Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

10.18	Trust for Anthony Industries, Inc. Supplemental Employee Retirement Plan for the Benefit of B.I. Forester, dated November 20, 1995, between K2 Inc. and Wells Fargo Bank N.A., as Trustee, filed as Exhibit (10)(d)(1)(ii) to Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

10.19	Special Supplemental Benefit Agreement, dated December 9, 1986, between K2 Inc. and Bernard I. Forester filed as Exhibit (10)(g) to Form 10-K for the year ended December 31, 1986 and incorporated herein by reference.

10.20	K2 Inc. Executive Officers’ Incentive Compensation Plan adopted August 5, 1993 as amended December 17, 1996, filed as Exhibit 10(d)(7) to Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.21	1994 Incentive Stock Option Plan, filed as Exhibit A to the Proxy Statement for the Annual Meeting of Shareholders held on May 5, 1994 and incorporated herein by reference.

10.22	Employment Agreement, dated May 8, 2001, between K2 Inc. and Richard M. Rodstein, filed as Exhibit 10.1 of Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.

10.23	Employment Agreement, dated May 8, 2001, between K2 Inc. and John J. Rangel, filed as Exhibit 10.2 of Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.

10.24	1999 Incentive Stock Option Plan, filed as Exhibit A to the Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1999 and incorporated herein by reference.

10.25	Severance and Consulting Agreement, dated as of October 11, 2002, by and between Richard M. Rodstein and K2 Inc., filed as Exhibit 10(d)(12) to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.26	Form of Indemnification Agreement for K2 Inc. Directors and Executive Officers, dated as of August 7, 2003, filed as Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference.

10.27	Reimbursement Agreement, dated as of October 28, 2003, between Richard J. Heckmann and K2 Inc., filed as Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference.

10.28	Amendment No. 1 to Reimbursement Agreement, dated as of July 6, 2004, between Richard J. Heckmann and K2 Inc., filed as Exhibit 10 of Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference.

10.29	K2 Inc. 2004 Long-Term Incentive Plan, as approved by stockholders on May 13, 2004 and amended on June 30, 2004, filed as Exhibit 4 to Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference.

10.30	Asset Purchase Agreement, dated February 16, 1996, among General Aquatics, Inc., KDI Sylvan Pools, Inc. as Buyer, and Anthony Industries, Inc., as Seller, filed as Exhibit 99(A) to Form 8-K filed March 21, 1996 and incorporated herein by reference.

10.31	Asset Purchase Agreement, dated June 8, 2000, by and between Tyco International (US) Inc., Ludlow Building Products, Inc. as Buyer, Tyco Plastics Services AG, as IP Buyer, and K2 Inc., as Seller, filed as Exhibit 10(b) for the quarter ended June 30, 2000 and incorporated herein by reference.

10.32	Agreement and Plan of Merger, dated as of December 15, 2002, among K2 Inc., Rawlings Sporting Goods Company, Inc., and Lara Acquisition Sub, filed as Exhibit 10(e)(4) to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

10.33	Agreement and Plan of Merger and Reorganization, dated as of September 16, 2003, by and among K2 Inc., Woca Acquisition LLC, Worth, Inc., Worth Shareholders and Justin P. Wilson (as Company agent), filed as Exhibit 2.1 to Form 8-K filed October 1, 2003 and incorporated herein by reference.

10.34	Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003, among K2 Inc., Brass Eagle Inc. and Cabe Acquisition Sub, Inc., filed as Exhibit 2.1 to Form 8-K filed October 23, 2003 and incorporated herein by reference.

10.35	Stock and Loan Purchase Agreement, dated as of June 15, 2004, among K2 Inc., Clarance S.à.r.l., Cavoma L.P. and the stockholders of Völkl Sports Holding AG, filed as Exhibit 2.1 to Form 8-K filed July 9, 2004 and incorporated herein by reference.

10.36	Stock and Loan Purchase Agreement, dated as of June 15, 2004, among K2 Inc., Clarance S.à.r.l., Cavoma L.P., Tecnica S.p.A. and the stockholders of CT Sports Holding AG, filed as Exhibit 2.2 to Form 8-K filed July 9, 2004 and incorporated herein by reference.

12.1	Computation of ratio of earnings to fixed charges. #

21.1	Subsidiaries of K2 Inc. #

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 hereto).*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.3	Consent of Treuhand und Revisions AG.*

24.1	Power of Attorney. #

25.1	Form T-1 Statement of Eligibility of U.S. Bank to act as Trustee under the Indenture. #

99.1	Form of Letter of Transmittal. #

99.2	Form of Notice of Guaranteed Delivery. #

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. #

99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. #

#	Previously filed.

*	Filed herewith.